UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a)
OF THE SECURITIES EXCHANGE ACT OF 1934

(Amendment No.     )

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EQUIFAX INC.

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EQUIFAX®

NOTICE OF 2022 ANNUAL MEETING
AND PROXY STATEMENT

The New Equifax...

Just Getting Started

To Our Shareholders:

2021 was another strong year for Equifax as we continue to invest for the future while delivering record financial results for our shareholders. We are rapidly building a new company – a New Equifax – a faster growing, higher margin, diversified data, analytics and technology company that has expanded well beyond a traditional consumer credit bureau with a total addressable market almost three times larger than the past. We have delivered 8 consecutive quarters of strong double-digit growth and record revenue of $4.9B in 2021, which was up an impressive 19%. We made strong progress on our multi-year $1.5B cloud technology and single data fabric investment, moving over 50% of our revenue to the new Equifax Cloud. We delivered a record 151 new products last year leveraging our new Equifax Cloud for a Vitality Index of just under 9%. And, we completed a record 8 acquisitions totaling close to $3B to broaden and strengthen Equifax for the future. We have set ourselves apart in the industry by maximizing our investments leveraging the power of the new Equifax Cloud to drive record company growth and unmatched new product innovation. We are a New Equifax and we are just getting started!

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While COVID-19 continued to impact the communities where we operate, 2021 was another year of tremendous growth for Equifax. Our revenue of $4.9B was up 19%, well above our new Long Term Financial Framework growth target of 8 to 12%, reflecting the breadth and strength of the New Equifax growth model. This was a truly outstanding year, substantially stronger than we expected when we entered 2021, despite a U.S. mortgage market that was down 7.5%. We have delivered two years of above market performance with 17% growth in 2020 and 19% growth in 2021.

In 2021, we drove record growth and unprecedented results:

•	Workforce Solutions, our fastest growing, highest margin and most valuable business, delivered another outstanding year, with revenue growing 39% over last year to surpass $2B in annual revenue! This is on top of 51% growth in 2020, demonstrating the power of its unique and fast-growing income and employment data. Workforce Solutions has grown from about 25% of our total revenue 3 years ago to over 40% in 2021 and will likely grow to over 50% of Equifax in the coming years.
•	U.S. Information Solutions also had a very strong year with total revenue of $1.8B. Non-mortgage revenue grew 16% and U.S. B2B mortgage revenue grew 19% despite a 7.5% decline in the mortgage market and off of over 80% revenue growth in 2020. The USIS sales team delivered record wins up 25% over last year and the new deal pipeline remains very strong.
•	International delivered a milestone in 2021, with their first year of revenues over $1B. As international regions began to recover from COVID lockdowns, we saw five consecutive quarters of revenue growth from Q4 2020 through Q4 2021, with an overall annual growth of 10% in local currency for 2021.

Information regarding our Long Term Financial Framework reflects forward-looking information; actual results may differ materially from our historical experience and our present expectations or projections. See Annex B.

2021 FINANCIAL PERFORMANCE Overall Revenue $4.9B Up 19%, our second year of strong above market performance reflects the strength of the New EFX growth model. Workforce Solutions USIS International $2B $1.1B $1.1B Up 39%, which is up 2X from 2019 revenue of $971M. Driven by strong performance in Verifications and active record growth of 22M. Total revenue up 4% despite the 7.5% decline in the U.S. mortgage market. Team delivered strong non-mortgage organic growth. Milestone year with first year of revenues over $1B. Double digit growth in Asia Pacific, Canada and Latin America.

www.equifax.com	EQUIFAX INC | 2022 PROXY STATEMENT	3

In addition to this record financial performance, we continued to make tremendous progress executing the Equifax Cloud data and technology transformation. We now have about half of our revenue being delivered from the new Equifax Cloud. This will build meaningfully in 2022 as we expect to substantially complete our North America cloud migrations and move towards 80% of our revenue in the new Equifax Cloud. We have completed almost 112,000 business-to-business migrations, over 10 million consumer migrations and 1 million data contributor migrations. In North America, our principal consumer exchanges are in production on our new cloud-based single data fabric and delivering to customers. Our International transformation is also progressing and is expected to be principally completed by the end of 2023. We remain on track and confident in our plan to become the only cloud native data and analytics company.

The strength of our New Equifax is supported by our 13,000 Equifax employees in 25 countries who have anticipated and responded to changing customer needs in a new global economic normal – helping our customers navigate the evolving pandemic and connect with consumers in increasingly digital ways. A few highlights that the EFX team delivered in 2021:

•	We have delivered 8 consecutive quarters of strong, above market double digit growth, reflecting the power of the New EFX business model and our execution against our EFX2023 strategic priorities.
•	We introduced the new Equifax Long Term Financial Framework, with expected total revenue growth of 8 to 12%, up from our prior Framework of 7-10% and expected margin expansion of 50 bps per year up from our prior Framework of 25 bps. This will help us deliver expected Adjusted EPS growth of 12 to 16%, which combined with our 1% dividend yield target will allow us to deliver total return to shareholders of 13 to 18% in the future.
•	We delivered a record 151 new products – up from 134 in 2020 and 70-90 historically – with a Vitality Index of just under 9% – our highest level since 2018.
•	We completed 8 strategic and accretive bolt-on acquisitions totaling almost $3B. We substantially strengthened and broadened Workforce Solutions through the acquisition of Appriss Insights, as well as Health e(fx), HIREtech, and i2Verify. We strengthened our Identity and Fraud portfolio through the acquisition of Kount, and our USIS differentiated data assets through both the Teletrack and Kount acquisitions.
•	The Work Number® reached 136 million active records, an increase of 19%, or 22 million records, from a year ago, and included 105 million unique individuals, which is almost 70% of U.S. non-farm payroll. We are now receiving records every pay period from 2.5 million companies, up from 1 million at the beginning 2021.
•	USIS is leading the industry in offering a flexible structure for Buy Now Pay Later companies to report customer credit data onto the Equifax U.S. credit exchange, which will provide Equifax customers and partners the flexibility to include the fast growth BNPL data in credit decisioning or to exclude it, based on their specific needs.
•	We announced an expansion of our global footprint for Workforce Solutions with the launch of our new U.K. income and employment verification platform. This adds to our existing Australia, Canada and India WS business launches.

Workforce Solutions: Our fastest growing, highest margin, and most valuable business

Workforce Solutions continues to deliver outstanding performance, and is clearly our strongest, fastest growing, highest margin and most valuable business. It now delivers over 40% of Equifax revenue, up from 25% a short three years ago and will likely grow to over 50% of Equifax in the coming years. 2021 growth of 39% is well above the 13-15% long-term framework for Workforce Solutions and on top of 51% growth in 2020 which is highly accretive to Equifax’s overall revenue growth rate. Workforce Solutions is delivering these strong top-line results with EBITDA margins of 55% which are industry leading and over 2000 bps above Equifax’s average margin rate. At the end of 2021, The Work Number reached 136 million active records, an increase of 19%, or 22 million records from a year ago, and included 105 million unique individuals, which is almost 70% of U.S. non-farm payroll. We are now receiving records every pay period from 2.5 million companies, up from 1 million when we started 2021 and 27,000 contributors a short two-plus years ago. Our lens is expanding beyond U.S. non-farm payroll to include the 40-50 million gig and self-employed workers and 20-30 million pensioners that will allow Workforce Solutions to significantly increase its data set. Beyond the 136 million active records, we have over 535 million total records that give us the ability to deliver historical income and employment data solutions to many markets.

In recent years, the business has expanded its lens beyond verification of income and employment for financial services and FinTech solutions including mortgage, auto, personal loans, and credit cards into new verticals including Employer Services, Talent Solutions, and Government markets. In 2021, half of Workforce Solutions revenue was in these faster growing verticals outside our traditional financial services markets. We substantially

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strengthened and broadened Workforce Solutions in 2021 through the acquisition of Appriss Insights, as well as Health e(fx), HIREtech and i2Verify. The very strong growth of The Work Number and the addition of Appriss Insights and expansion of the Workforce Solutions Data Hub, have dramatically expanded the Workforce Solutions addressable markets across Talent Solutions, Government, and Employee Services including Onboarding, as well as their core Mortgage and Financial Service markets. Our ability to access these markets with our unique and still expanding employment, income and talent based data and services will allow Workforce Solutions to continue to deliver above market core growth and power Equifax in the future.

Global Impact and ESG Priorities

As the needs of customers and consumers have changed worldwide, Equifax remains committed to our Purpose of helping people live their financial best.

In 2021, we introduced innovative solutions around the world to tackle the challenge of financial inclusion and help bring more mainstream financial services opportunities to unbanked and underbanked individuals. As part of this commitment, we introduced the industry’s first and only U.S. credit report in Spanish available online or via mail. This vital service that ‘Only Equifax’ provides will help 62 million Spanish speakers in the U.S. better understand their credit profiles, so that they are empowered to move forward in all aspects of their financial journey – another step that demonstrates our commitment to financial inclusion and ensuring greater access to credit.

We also have a big commitment to expanding access to credit that aligns with our Purpose of helping people live their financial best. We strive to create economically healthy individuals and communities everywhere we do business and we play a critical role in people’s lives by helping them apply for a job or mortgage, finance their education or buy a car. We have invested heavily in new data sets to enable access to credit for the over 60 million U.S. consumers who are either un- or under-banked and are forced to access higher cost financial products. Utilizing our unique data assets including The Work Number income and employment data, NCTUE cell phone and utility payment data, rental payment data, and our 80 million alternative payment data records from our DataX and Teletrack acquisitions, we can help convert an unbanked or thin credit file consumer to a scorable consumer or help them improve their financial profile to allow them to enter the lower cost formal financial services market.

We are also committed to maintaining and enhancing the accuracy of our data and credit reports. We continue to invest to make it easier for consumers to access their credit reports including extending free access to credit reports through 2022 as U.S. consumers manage the COVID pandemic. Beyond that, we are investing in new technology to make it easier for consumers to address errors on their credit reports including new on-line processes and alerts.

We also continue to recognize that data, analytics and technology is a powerful force in addressing pressing issues facing the world around us. Last year, we accelerated our commitment to Environmental, Social and Governance (ESG) priorities, announcing a market-leading sustainability commitment to net-zero greenhouse gas emissions by 2040 enabled by the Equifax Cloud. Our move to the Equifax Cloud is expected to propel the company on its journey to net-zero by significantly reducing the footprint of on-site technology and data centers and leveraging the enhanced energy efficiency of our cloud service providers.

We further committed to making quantitative ESG diversity disclosures available annually in accordance with the Sustainability Accounting Standards Board (SASB) framework, and we are one of the first in our industry to publicly disclose our Equal Employment Opportunity (EEO-1) and SASB diversity reports. We are committed to nurturing a culture where diverse talent thrives. In 2021, 77% of the Equifax senior leadership team was diverse, 38% of Equifax global senior leadership identified as female, and women comprised 44% of the Equifax global workforce. During that same time period, 41% of Equifax U.S. employees identified with diverse racial and ethnic groups.

Beginning in 2022, in support of the expansion of these ESG commitments, all members of our Global Leadership Team will include an ESG goal as part of their performance objectives. We recognize that this is just a start. There is more to do and we are committed to transparency in our journey.

WORKFORCE DIVERSITY 77% Global senior leadership is diverse 38% Global senior leadership are women 44% Global workforce are women 41% U.S. employees are racially or ethnically diverse

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EFX2023: Our Foundation

Our compass for the future lies in our EFX2023 strategy, which builds upon our EFX2020 priorities. Executing these priorities, including our industry leading data and technology Cloud transformation, will lead to stronger revenue growth, faster margin expansion and higher cash flow to allow us to continue to invest in Equifax for growth, complete bolt-on acquisitions, and return cash directly to shareholders. Our EFX2023 imperatives reflect our strategic shift from an era of building, investing, and transforming to one of leveraging our massive cloud investments for innovation, new products, and accelerated growth. With our new Equifax Cloud foundation in place, we are Leveraging the Equifax Cloud for Innovation, New Products and Growth through these priorities, which provide a foundation for our ongoing performance.

Accelerate Innovation and New Products

New products are a long-term driver of top-line growth for the New Equifax. In 2021, we delivered a record 151 new products – up from 134 in 2020 and nearly twice the number of solutions developed historically. Not only did we speed our time to market by 45% over the last 24 months, we achieved a Vitality Index – which refers to the revenue that comes from new products introduced in the past 3 years – of just under 9%. This was stronger than our 8% Vitality Index expectations when we started in 2021 and the highest level we have achieved since 2018.

The New Equifax launches products at a volume over 60% higher than in our pre-Transformation era. But, it’s not just about launching new products. We have redesigned how our product teams operate to ideate, develop and bring products to market and to ensure that those new products meet rapidly-evolving market needs. Our enhancements are generating a far more efficient pipeline to convert ideas into products that drive value for customers. We’re focused on ensuring strong revenue growth and strengthening our Vitality Index. And, we’ll continue to drive a balance between multi-generational product lines for customers who want evergreen products that grow with them, alongside net-new product launches each year – all leveraging the unified data from the Equifax Cloud. Our

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new solutions help our customers grow and drive our top and bottom line.

The Equifax Cloud and our common data fabric gives us the ability to ingest and manage diverse data types and then develop custom reports through Equifax One and custom scores using Equifax decisioning much more easily, which substantially accelerates our time to market. As we move through 2022, you will see this capability further accelerate our New Product Innovation (NPI) based revenue growth. Leveraging our new Equifax Cloud capabilities to drive new product roll-outs, we expect to deliver a Vitality Index in 2022 of over 10%, which equates to over $500 million of revenue in 2022 from new products introduced in the past three years.

Leverage Equifax Cloud Capabilities

We spent the past three years building the Equifax Cloud and now we are in the early days of leveraging our new and uniquely Equifax cloud-based technology and single data fabric capabilities. As we move into 2022 and beyond, we will increasingly realize the top-line, cost, and cash benefits from these new ‘Only Equifax’ cloud capabilities.

Our EFX Cloud strategy called for us to transform first in the U.S. with International as a fast follow and we’ve executed against that plan. The result? In 2021, over 50% of Equifax revenue was delivered from the new EFX Cloud – and we expect this to build meaningfully in 2022 to 80% of our global revenue as we move towards becoming the only cloud native company in our space.

Our innovative thinking, technical excellence and transformation execution has been recognized by Google Cloud, who named us as their top financial services customer in 2021. That’s a testament to our best-in-class use of cloud technology and our tenacity in implementation.

•	In 2021 we completed almost 112,000 business-to-business migrations, 10 million consumer migrations, and 1 million data contributor migrations.
•	Our global platform capabilities are now live on 7 Google Cloud regions around the world and we have closed 12 data centers – reducing 1,000 metric tons of carbon emissions.
•	In North America, our principal consumer exchanges are in production on our common data fabric, and delivering to customers. We expect to be substantially complete with our North American cloud transformation by the end of 2022.
•	Our International transformation is also progressing and is expected to be principally completed by the end of 2023, with some migrations continuing in 2024.
•	And, we’ve reduced over 1,200 duplicative products globally.

These business actions bring substantial energy and resource savings and are strong indicators of how we will deliver in a more nimble and efficient way as we move forward. A great example of this is our launch of the Workforce Solutions Verification Exchange in Australia, Canada, India, and the U.K. Similar to how The Work Number service operates in the U.S., Verification Exchange helps increase access, reduce fraud, support compliance, and mitigate risk throughout the verification process using automated systems designed in accordance with a country’s regulatory framework. Our single data fabric completely changes our approach to data management and revolutionizes the products that we can provide as well as the speed with which we can develop them. With the Equifax Cloud, we can build something once and then deploy it in any of our 25 markets quickly, with market specific customizations that require very little engineering. This speeds our delivery timelines dramatically, while also lowering the costs to our customers.

We remain on track in our plan to move from half of Equifax in the new Equifax Cloud to close to 80% by the end of 2022 as we move towards becoming the only cloud native data, analytics and technology company in our space. We remain confident that the Equifax Cloud will differentiate us commercially, expand our NPI capabilities, accelerate our top line growth, and expand our margins from the growth and cost savings in 2022 and beyond.

Our EFX2023 imperatives reflect our strategic shift from an era of building, investing, and transforming to one of leveraging our massive cloud investments for innovation, new products, and accelerated growth.

www.equifax.com	EQUIFAX INC | 2022 PROXY STATEMENT	7

Expand Differentiated Data Assets

The New Equifax is a holistic transformation of how we work, including our operating models and structures, to maximize the benefits of our differentiated data assets and the Equifax Cloud to accelerate growth and new product innovation for our customers around the world. Our cloud capabilities and data fabric are helping us deliver new products – with assets from multiple data sources – in ways we could only imagine before.

With this in mind, Bryson Koehler has assumed an expanded role of Chief Technology, Product and Data & Analytics Officer. In this new role, Bryson will take his considerable background across all three of these critical Equifax functions – Technology, Product, and D&A – to lead heightened connectivity and positive synergies across these three critical teams.

Differentiated data that ‘Only Equifax’ can provide is at the heart of the New Equifax:

•	The Work Number Database – 136 million active payroll records, over 500 million historic records, from more than 2 million different U.S. employers
•	Core Credit – more than 1.6 billion tradelines with information on 220 million+ consumers across half a billion accounts
•	Appriss Insights – 170 million incarceration records and 600 million court records
•	Exclusive Partnership with National Student Clearinghouse – 130 million degrees from 3,600 colleges and universities
•	DataX and Teletrack – access to 80 million unbanked, underbanked and credit rebuilding consumers –enabling greater access to credit
•	Partnerships for cash flow data – information on balances, deposits and withdrawals from more than 7,700 participating U.S. financial institutions – allowing access to 99% of the U.S. population
•	IXI – wealth information with $20 trillion in anonymized assets and investments
•	Kount – 32 billion unique consumer identity interactions
•	Equifax Commercial powered with acquisitions of PayNet and Ansonia – 134 million businesses across 161 million tradelines

These are very unique data assets at scale – information that Only Equifax has that outperform the competition. The addition of Appriss Insights in October, educational information from the National Student Clearinghouse in August, and significant growth in The Work Number in 2021 substantially expanded the Workforce Solutions Data Hub, supporting continued customer expansion and NPIs.

One of the most impactful elements of our transformation is how we have revolutionized our approach to data management. Siloed data is a huge challenge in our industry. Equifax is now the only company in our space that has implemented a system to bring all of our enterprise data together – in every region, business unit and product line with a common key for every person, place and thing we catalog. Our global data fabric unifies more than 100 data silos into a single platform. We now have more than 250 billion records keyed and linked in a common format. This allows us to stream data on demand to our data scientists and customers and eliminates the months of labor required in the past to prepare complex data sets. As important, our single data fabric allows the rapid delivery of multi-data solutions that drives predictability and higher approval rates, lower losses, and higher performance for our customers.

Put Customers First

Equifax is committed to being the most consumer-friendly credit reporting agency. In 2021, the myEquifax consumer portal surpassed 13 million users, 4 million Core Credit™ subscribers, and 600,000 paid product subscribers. We evolved this experience by launching personalized savings alerts to consumers and a new service that grants consumers on-line access to their locked or frozen credit files. We also extended the portal to Canada with the launch of monEquifax. And in January, we announced along with TransUnion and Experian that we were extending free weekly credit reports for a 3rd year as a service during the pandemic through the end of 2022.

Our focus on putting customers first enables us to be more proactive in solving problems better and faster for customers while delivering enhanced operational readiness to provide a better customer experience.

A Customer-First mentality for our business customers means continuously helping them to solve problems and working in partnership with them to drive their growth in a rapidly evolving economy. It also means exceeding customer expectations by delivering solutions with speed, flexibility, stability and performance.

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With the Equifax Cloud and our cloud-native architecture, our customers are seeing a significant lift in speed and performance. In 2021, we reduced the complexity of our infrastructure by 50%. As a result, our mortgage platform has seen a 3,500% increase in performance for end users. And the Equifax Cloud is running at “four nines” of end-user measured availability – far better than legacy environments can achieve.

As part of our commitment to bringing businesses the insights they need to deliver convenience, flexibility and a more personalized experience to their customers, Equifax introduced a new InnovationX immersive customer collaboration experience to help fast growing FinTechs, established financial institutions and other organizations accelerate innovation in today’s competitive market. This unique testing ground for new financial services products enables organizations to validate ideas and understand new markets with ready access to real-time, cloud-native data and advanced analytics that only Equifax can provide.

Our focus on putting customers first enables us to be more proactive in solving problems better and faster for customers while delivering enhanced operational readiness to provide a better customer experience.

Execute Bolt-on M&A

Reinvesting our strong cash flow in accretive and strategic bolt-on M&A is central to our EFX2023 growth strategy. 2021 marked the most active M&A phase in our company’s history – with 8 acquisitions closed totaling $2.95 billion that added $300 million to run rate revenue excluding synergies. We expect to add 1-2% of revenue growth each year from bolt-on M&A.

Our M&A priorities are clear and focused on expanding and strengthening our core, with emphasis on enhancing our strongest and fastest growing business, Workforce Solutions; adding unique data assets; expanding in the fast growing $19B Identity and Fraud space; and continuing to expand our credit bureau footprint globally.

We substantially strengthened and broadened Workforce Solutions through the acquisition of Appriss Insights, the second largest acquisition in Equifax history, for $1.825 billion. Their unique 170 million criminal justice and incarceration data is used in the hiring and social services spaces and will expand the breadth of our differentiated data sources, expand Workforce Solutions verification capabilities, enhance our identity and fraud prevention offerings, and advance our strategy for a comprehensive Workforce Solutions data hub.

We further expanded our core Employer Services capabilities with the acquisitions of Health (e)fx, HIREtech and i2Verify. Health e(fx) provides ACA compliance software solutions to employers, serving 25% of Fortune 100 and 75 companies in the Fortune 500. HIREtech offers a robust technology platform that offers businesses access to data and intelligence that helps guide important financial and hiring decisions. Bridging the gap between human resources, tax, and finance, the HIREtech capabilities will help expedite Workforce Solutions innovation. i2Verify, an income and employment verification firm focused on clients in the healthcare and education sectors, helps grow both our Employer Services and Verification Services businesses.

We also strengthened our Identity & Fraud capabilities through the acquisition of Kount, a provider of Artificial Intelligence (AI)-driven fraud prevention and digital identity solutions, for $640 million. Kount expands the Equifax worldwide footprint in digital identity and fraud prevention solutions with their 32 billion consumer interactions annually, helping businesses better engage with their customers while combating fraud. In 2022, we are integrating our Identity, Fraud and Compliance Platform groups under Brad Wiskirchen, our Kount leader, to unify and scale our Global ID&F product platform. With our cloud data & analytics capabilities and Kount’s e-commerce model, EFX is poised to capitalize on new revenue streams and retail relationships, broadening our digital identity footprint in the fast growing Identity & Fraud space.

U.S. Information Solutions differentiated data assets were also expanded through the Teletrack acquisition. Teletrack is a leading specialty CRA that provides non-traditional credit data and insights to the alternative financial services industry. The combination of Teletrack with the Equifax DataX business will create a leading U.S. specialty consumer reporting agency, with data on more than 80 million thin-file, unbanked, underbanked and credit rebuilding consumers, that can help to expand access to credit through alternative data insights.

We are focusing on integrating these acquisitions and executing our synergy and growth plans in order to leverage our new data, products, and capabilities. Leveraging our strong free cash flow to reinvest in bolt-on M&A that strengthens and broadens the core of Equifax and adds 1-2% to our long term growth rate is central to the future of Equifax.

Leveraging our strong free cash flow to reinvest in bolt-on M&A that strengthens and broadens the core of Equifax and adds 1-2% to our long term growth rate is central to the future of Equifax.

www.equifax.com	EQUIFAX INC | 2022 PROXY STATEMENT	9

Continue Leadership in Security

As a data, analytics, and technology company, we are entrusted with sensitive consumer information, and we are committed to being a leader in data security. We are extremely proud of the incredible progress that we have made toward embedding security into everything we do – from our technology infrastructure, data fabric, and product development, to our merger and acquisition strategies, to our incentive compensation plans.

At Equifax, we firmly believe that security should not be a trade secret. We recognize that part of being an industry leader in data security is being transparent about our learnings and actively sharing the best practices that we are collecting as we work to implement change. Our security transformation has set the tone for other companies across industries, and in 2021, we introduced our inaugural Annual Security Report. Almost every aspect of our security program has been completely overhauled since 2017 and the results speak volumes. In multiple independent ratings, our security capabilities now exceed every major industry benchmark.

We remain committed to working openly with our peers, customers, and partners to tackle emerging security challenges, document best practices, provide vital data security thought leadership, and work together to deliver solutions that benefit both the security community and consumers.

The tone for our security program comes from the top, with our Equifax Board actively engaged in the oversight of our security program and every Equifax employee and Board member receiving annual security training. In addition, continuing in 2021, all bonus-eligible employees had a security performance measure included in the calculation of their annual incentive compensation – helping them to understand how they contribute to protecting our systems and treat security as a personal priority and tracking progress through a quarterly scorecard. This reinforces our culture and aligns our employees with progress against our security program goals.

Taken together – our technology… our capabilities… our expertise – it’s clear that security has become a competitive advantage for Equifax. We’re now able to meet new regulatory requirements – and quickly adapt to ever-changing cyber threats – in ways that others in our industry cannot.

Almost every aspect of our security program has been completely overhauled since 2017 and the results speak volumes. In multiple independent ratings, our security capabilities now exceed every major industry benchmark.

Act as One Team, One Equifax

In the fourth quarter of 2021, we consolidated our Global Consumer Services operations into our Workforce Solutions, USIS, and International business units. This move aligned our direct-to-consumer and partner businesses closer to the markets in which they operate. We’ve also aligned our Breach Services business under our Chief Information Security Officer, Jamil Farshchi, to best leverage our security team’s leadership and industry knowledge.

At Equifax, we are focused on nurturing our people by providing meaningful opportunities for career advancement and development, fostering an inclusive and diverse work environment, and promoting employee engagement and recognition. We leverage our enterprise-wide talent initiatives to develop, retain and attract a highly-qualified workforce in order to promote our culture of innovation, add diverse perspectives and deliver on our business strategy.

Our teams have operated exceptionally well over the past 2 years of the COVID pandemic. We learned a lot about the positives of a flexible work environment but at our heart, we are a collaborative team whose best work happens when we are face to face. We were energized to roll-out our new EFXFlex 3/2 +2 Framework which allows for 2 hybrid days/week and 2 full hybrid work weeks/ year that combines the power of in-person collaboration with the benefits of hybrid work. In 2021, we introduced Equifax CLIMB, our new on-demand learning experience platform. More than 8,000 Equifax employees accessed the platform to complete over 271,000 courses, videos, books or audiobooks totaling nearly 23,000 learning hours, elevating both technical and professional capabilities throughout the company.

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We Are Just Getting Started

We spent the last 4 years investing over $1.5 billion in the new Equifax Cloud and single data fabric, expanding our differentiated data assets, completing more than 20 acquisitions totaling $3.5 billion that strengthen and broaden Equifax, and investing in product centric resources to leverage our new Equifax Cloud. Over the last two years, we have leveraged our investments in the Equifax Cloud to deliver record revenue growth of 17% in 2020 and 19% last year. We are in the early days of leveraging our new EFX Cloud capabilities as we move from building our cloud framework to truly capitalizing on the speed and power that it brings to our competitiveness, ability to deliver new and innovative solutions, and drive above market growth.

As we move through 2022 and into 2023 and beyond, the next gear for Equifax will be to leverage our differentiated data and new Equifax Cloud native technology to enable seamless delivery of new products that will drive our top and bottom line. We expect to see continued strong and balanced, above market core growth, reflecting benefits from the strength of Workforce Solutions, the new Equifax Cloud and accelerated NPIs leveraging the Equifax Cloud. We are in the early days of leveraging our new Equifax Cloud capabilities but remain confident that they will differentiate us commercially, expand our NPI capabilities, accelerate our top line growth and expand our margins from the growth and cost savings in 2022 and beyond. Under our new Long Term Financial Framework, we expect to grow revenue 8-12% in the future while expanding our EBITDA margins by 500 bps between 2021 and 2025. This will deliver higher free cash flow to allow us to continue to invest in the future of Equifax and deliver strong shareholder returns.

On behalf of the Equifax Board, leadership team, and 13,000 associates around the globe, thank you for your support and confidence. We are energized about the future of your company. The New EFX is a faster growing, higher margin, and higher returning company ...and we are just getting started!

Thanks for your support,

Mark W. Begor	Mark L. Feidler
Chief Executive Officer and Director	Independent Chairman of the Board of Directors

www.equifax.com	EQUIFAX INC | 2022 PROXY STATEMENT	11

1550 Peachtree Street, N.W.

Atlanta, Georgia 30309

Notice of 2022 Annual Meeting of Shareholders

Date and Time May 5, 2022 9:30 a.m., Central Time Meeting Location Equifax Workforce Solutions 11432 Lackland Road St. Louis, Missouri 63146 Virtual Meeting Site www.virtualshareholdermeeting.com/EFX2022 Record date March 4, 2022

Agenda

1.	Elect the 10 director nominees named in the accompanying Proxy Statement.
2.	Hold a non-binding, advisory vote on the compensation paid to the Company’s named executive officers (commonly referred to as a “say-on-pay” proposal).
3.	Ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2022.
4.	Consider other business properly brought before the meeting or any adjournment or postponement thereof.

Proxies in the form furnished are being solicited by the Board of Directors of Equifax Inc. for this meeting or any adjournment or postponement thereof.

Shareholders are cordially invited to participate in the Annual Meeting by attending in person or attending virtually via our live meeting webcast. See page 93 of the Proxy Statement for more information on how to attend, participate in and vote at the Annual Meeting.

YOUR VOTE IS VERY IMPORTANT. PLEASE SUBMIT YOUR PROXY OR VOTING INSTRUCTIONS AS SOON AS POSSIBLE, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING. Most shareholders have a choice of voting over the internet, by telephone or by using a traditional proxy card. Please refer to the enclosed proxy materials or the information forwarded by your bank, broker or other holder of record to see which voting methods are available to you.

Proxy materials were first made available to shareholders beginning on March 24, 2022.

By order of the Board of Directors,

Lisa M. Stockard

Assistant Secretary

March 24, 2022

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to Be Held on May 5, 2022. The Notice, Proxy Statement and Annual Report are available at www.proxyvote.com.

REVIEW YOUR PROXY STATEMENT AND VOTE IN ONE OF FOUR WAYS:

Via the internet Visit the website listed on your proxy card	By telephone Call the telephone number on your proxy card	By mail Sign, date and return your proxy card in the enclosed envelope	Attend the meeting Attend the meeting in person or virtually and cast your vote

Election to receive electronic delivery of future annual meeting materials.

You can expedite delivery and avoid costly mailings by confirming in advance your preference for electronic delivery. For further information on how to take advantage of this cost-saving service, please see page 98 of the Proxy Statement.

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Proxy Summary

This summary highlights certain information contained in this Proxy Statement. This summary does not contain all of the information that you should consider, and we encourage you to read the entire Proxy Statement before voting.

Equifax 2022 Annual Meeting Information

Time	Date	Meeting Location	Virtual Meeting Site
9:30 a.m., Central Time	May 5, 2022	11432 Lackland Road St. Louis, Missouri 63146	www.virtualshareholdermeeting.com/EFX2022

Items for Vote		Board Voting Recommendation
1.	Election of 10 directors	FOR ALL NOMINEES
2.	Advisory vote to approve named executive officer compensation (“say-on-pay”)	FOR
3.	Ratification of appointment of Ernst & Young LLP as independent registered public accounting firm for 2022	FOR

In addition, shareholders may be asked to consider any other business properly brought before the meeting or any adjournment or postponement thereof.

Voting and Admission Information

Voting. Holders of our common stock as of the record date, March 4, 2022, are entitled to notice of and to vote at our 2022 Annual Meeting. Each share of common stock outstanding on the record date is entitled to one vote for each director nominee and one vote for each of the other proposals to be voted on at our 2022 Annual Meeting. Even if you plan to attend our 2022 Annual Meeting (either in person or via meeting webcast), please cast your vote as soon as possible.

REVIEW YOUR PROXY STATEMENT AND VOTE IN ONE OF FOUR WAYS:

Via the internet Visit the website listed on your proxy card	By telephone Call the telephone number on your proxy card	By mail Sign, date and return your proxy card in the enclosed envelope	Attend the meeting Attend the meeting in person or virtually and cast your vote

Admission. Equifax shareholders as of the record date are entitled to attend the 2022 Annual Meeting. Our 2022 Annual Meeting will be held using a “hybrid” in-person and virtual format. Shareholders of record can attend the meeting in person or virtually using the meeting webcast. Please review the admission procedures in this Proxy Statement under “Questions and Answers about the Annual Meeting.”

References to our website included in this Proxy Statement are provided solely for convenience purposes. Content on our website is not, and shall not be deemed to be, part of this Proxy Statement or incorporated herein or into any of our other filings with the Securities and Exchange Commission (the “SEC”).

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Our Company

Overview

Equifax Inc. is a global data, analytics and technology company. We provide information solutions for businesses, governments and consumers, and we provide human resources business process automation and outsourcing services for employers. Headquartered in Atlanta and supported by 13,000 employees worldwide, Equifax operates or has investments in 25 countries in North America, Central and South America, Europe and the Asia Pacific region.

2021 Performance Highlights

$4.9B	$7.64	52.8%	$190M
Revenue, an increase of 19% from 2020	Adjusted EPS*, an increase of 10% from 2020	One-year total shareholder return, compared to 28.7% for the S&P 500	Dividends paid to shareholders, consistent with 2020 levels

*	Adjusted EPS is a non-GAAP financial measure. Reconciliation of the Company’s non-GAAP financial measures to the corresponding GAAP financial measures can be found in Annex A to this Proxy Statement.

Strategy

In February 2021, we announced the launch of EFX2023, our strategic priorities that will serve as our company-wide compass through 2023. Our EFX2023 imperatives are based on our strategic shift from an era of building, investing and transforming to one of leveraging our massive cloud investments for innovation, new products and accelerated growth.

With our Equifax Cloud foundation in place, we are Leveraging the Cloud for innovation, new products and growth through the following strategic priorities:

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Our business and strategy are described in more detail in our 2021 Annual Report on Form 10-K filed with the SEC on February 24, 2022. Our 2021 progress against our goals and the link to our 2021 compensation program is described under “Executive Compensation—Compensation Discussion and Analysis—Executive Summary” beginning on page 44.

Our Purpose, Vision and Values

Our work is guided by our purpose, our vision and our shared values.

Our purpose is helping people live their financial best.

Our vision is to be the trusted global leader in data, advanced analytics, and technology that creates innovative solutions and insights that help customers drive growth and move people forward.

Our values define who we are and how we will act to fully realize and sustain our business strategy. They are a step forward to further align our behaviors and expectations with where our business is now—and where we are going. They are:

Who We Are

• Be leaders in security and trusted data stewards • Lead with integrity and be personally accountable • Hold high standards in all our markets around the world

• Deliver results and play to win • Drive excellent execution • Have a sense of urgency, agility, and grit

• Be intellectually curious and insights driven • Optimize our data and technology to sustain market and product leadership • Drive scalable, profitable growth

• Exceed our customers’ expectations every day • Deliver value and quality to our customers so we grow together • Aspire to be our customers’ first call

• Work together as one aligned global team • Assume best intentions from each other • Foster optimism and have fun together

• Take initiative to develop ourselves and help others grow • Value diversity of experience and thought • Proudly show our Equifax spirit at work and in our communities

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Board Leadership and Composition

Board Leadership Structure

•	Our independent Board structure includes separate positions for our Chairman and CEO
•	Mark Feidler serves as Independent Chairman of the Board and Mark Begor serves as our CEO

Board Composition and Refreshment

Shareholder Engagement

53% conducted investor outreach meetings with shareholders representing 53% of our shares

•	Following our 2021 Annual Meeting, members of management, together with our Independent Chairman for certain conversations, conducted investor outreach meetings with shareholders representing approximately 53% of our shares
•	During these one-on-one meetings, we discussed our business strategy and governance-related topics, including board composition, ESG initiatives, cybersecurity, human capital management, the environment and executive compensation.
(see page 30 for an overview of our shareholder engagement program)
•	Investors provided constructive feedback regarding our 2021 executive compensation program (see page 47 for a discussion of our shareholder engagement in the context of our compensation program)
•	Investors also provided constructive feedback regarding our ESG priorities (see page 22 for an overview of ESG-related shareholder feedback)
•	Following these engagements, we continued our long-standing process of sharing feedback received with our Board

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Our Director Nominees

Our Board recommends that you vote FOR each of the director nominees named below for terms that expire at the 2023 Annual Meeting. The following table provides summary information about each nominee, and you can find additional information under “Proposal 1, Election of Director Nominees” on page 24.

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CORPORATE GOVERNANCE HIGHLIGHTS

Independent Board	• 9 of our 10 director nominees are independent
Board Refreshment

•  The Governance Committee has implemented a succession plan to identify highly-qualified and diverse director candidates taking into account scheduled retirements

•   Since 2017, the Board has appointed five new independent directors with expertise and skill sets in executive leadership, corporate strategy, cybersecurity, technology, data and analytics, risk management and corporate governance, while also enhancing the gender and racial diversity of the Board

•  The Board periodically engages an independent consultant to facilitate its annual Board and committee self-evaluation process

•  The Governance Committee will continue its ongoing succession planning in 2022 to identify highly-qualified and diverse director candidates to succeed Bob Selander upon his scheduled retirement in May 2023

•  Upon election of the Board’s nominees at the 2022 Annual Meeting, the average director tenure will be 6.1 years

Board Diversity	• 30% of our director nominees are women and 10% of our director nominees are racially or ethnically diverse
Independent Board Chairman	• We have separated the roles of CEO and Chairman, with Mark Feidler serving as Independent Chairman of the Board
Annual Board Leadership Evaluation and Succession Planning

•  The Board annually reviews the leadership structure to determine whether a combined Chairman and CEO role or separate roles is in the best interests of shareholders

•  The Board annually evaluates the CEO’s performance and conducts a rigorous review and assessment of the succession planning process for the CEO and other top officers

Annual Director Election	• Each director is elected on an annual basis
Limits on Outside Board Service	• Outside directors are limited to service on three other public company boards • Our CEO is limited to two other public company boards
Director and Executive Stock Ownership

•  Each independent director is required to own Equifax common stock with a market value of at least five times his or her annual cash retainer. New directors have five years to achieve the ownership requirements

•  Our CEO and our other senior executive officers are required to own Equifax common stock with a market value of at least six and three times their base salary, respectively, within five years of assuming their respective positions

Rigorous Trading Policy and Protocols

•  We have implemented risk escalation processes to support rapid escalation and internal notification of potentially significant events, such as a potential security incident, including the impact of such events on our decision of whether to halt trading under our insider trading policy

–   Senior leadership team members and their direct reports are subject to trade pre-clearance requirements; a broader group of employees is subject to quarterly open trading windows

–   Our trading policy and risk escalation notification procedures are designed to ensure that those with decision-making authority on trading restrictions and pre-clearance requests have notice of any potential security incident

•  Our insider trading policy prohibits our directors, officers and employees from owning financial instruments or participating in investment strategies that hedge the economic risk of owning Equifax stock

•  We prohibit directors, officers and other employees from pledging Equifax securities as collateral for loans (including margin loans)

•  Our insider trading policy prohibits our CEO and other senior executives from purchasing or selling Equifax securities except pursuant to an approved Rule 10b5-1 trading plan

Proxy Access Bylaws	• Our Bylaws include a proxy access provision that allows shareholders meeting certain requirements to nominate directors and have such nominees included in the proxy statement
No “Poison Pill”	• We do not have a stockholder rights plan, or “poison pill,” in place
Board Oversight of Political Contributions and Lobbying Activities

•  Our Governance Committee has oversight authority regarding Company political activity (including corporate political expenditures) pursuant to our political engagement policy

•  We disclose aggregate annual political contributions made directly by the Company with corporate funds on our website

•  Our political engagement policy specifically addresses lobbying activities and our Governance Committee’s oversight of such activities

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Compensation Program Highlights

Executive Compensation Philosophy

•	The Compensation Committee is responsible for the Company’s executive compensation policies and plans.
•	The Committee works to ensure that incentives are performance-based and aligned with shareholders’ interests, while guarding against metrics or goals that create inappropriate or excessive risk reasonably likely to have an adverse effect on the Company.
•	The Committee has designed and regularly reviews our compensation program to ensure we are providing competitive pay opportunities to attract and retain executive talent.

2021 Compensation Decisions

For the 2021 fiscal year, the Committee thoughtfully evaluated the compensation program structure in light of the ongoing evolution of our business strategy and shareholder feedback, when making decisions regarding the program. After evaluation, the Compensation Committee took certain actions with respect to our short- and long-term incentive programs for 2021, as summarized below and described in further detail under “Analysis of 2021 Compensation Decisions” beginning on page 51:

Began including technology transformation costs in Adjusted EPS, a key AIP metric (see page 52)	• Decided to no longer exclude technology transformation costs when calculating Adjusted EPS, one of the two key financial metrics under the AIP
Retained Cybersecurity Metric in AIP (see page 54)

•   Since 2018, cybersecurity has been a performance measure under our AIP

•   In view of our continued progress in strengthening our security program, the Committee moved cybersecurity from a single company-wide AIP performance metric to a required component of the non-financial goals that comprised up to 20% of the 2021 AIP opportunity for all bonus-eligible employees (including our NEOs)

Approved an increased target AIP award for our CEO that is based entirely on financial goals (see pages 54-55)	• In connection with the extension of our CEO’s employment agreement, approved an increased target AIP award for our CEO based exclusively on achievement measured against Company financial goals (previously 80% financial goals and 20% individual objectives)
Increased the performance-based elements of our CEO’s LTI awards (see page 58)

•   In connection with the extension of our CEO’s employment agreement, approved an LTI award mix for our CEO consisting of TSR performance shares (weighted 60%), premium-priced stock options (weighted 20%) and time-based RSUs (weighted 20%)

•   The portion of our CEO’s long-term incentives subject to substantive performance elements increased to 80% under the 2021 LTIP, compared to 75% under his 2020 LTIP award and 50% under his original employment agreement

Compensation Best Practices

Independent Compensation Committee advised by independent compensation consultant
Performance-oriented pay philosophy, as evidenced by a target pay mix for our CEO and other NEOs that is predominantly performance-based (see page 47)
Capped annual and long-term performance-based awards
Executive change in control severance plan provides flexibility to determine severance payments for our executive officers as the Committee deems appropriate
Double-trigger change in control cash severance benefits and vesting of equity awards
No income tax gross-ups other than for certain relocation or foreign tax expenses
Compensation clawback policy contains financial and reputational harm standard, including in supervisory capacity
Meaningful share ownership requirements for senior executives
Anti-hedging and -pledging policy for directors, officers and other employees
Senior executives cannot purchase or sell Equifax securities except pursuant to a Rule 10b5-1 trading plan with robust requirements, reflecting governance best practices
No re-pricing of underwater stock options

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ESG @ Equifax

We accelerated our commitment to Environmental, Social and Governance (ESG) priorities in 2021. Our expanded ESG initiatives and disclosures underscore our commitment to ongoing transparency and accountability. Below are a few highlights of our enhanced ESG initiatives, a full description of which is available on our website at www.equifax.com/ESG:

Culture and Careers | **Consumer Impact** | **Security** | **Community Engagement** | **Environment and Energy**

Values, Purpose and Ethics | **Our Suppliers** | **Privacy** | **Corporate Governance**

Culture and Careers

We shared our annual workforce demographic data through established frameworks:

- Equal Employment Opportunity (EEO-1) report
- Sustainability Accounting Standards Board (SASB) standards

We continued to execute on our I&D strategy through our hiring, training and development, and employee engagement initiatives

Security

We demonstrated our commitment to security through transparency, collaboration, and culture:

- Released inaugural security annual report
- Actively collaborated with businesses and governments
- 100% of our employees and leaders received customized security training
- All bonus-eligible employees must have a security-focused individual performance objective

Environment and Energy

We advanced in our journey to measure and reduce our environmental impact:

- Committed to reaching net-zero greenhouse gas (GHG) emissions by 2040
- Inventoried, analyzed and released scope 1, 2 and 3 GHG emissions data
- Published high-level decarbonization strategy
- Shared intent to validate targets with Science Based Targets initiative (SBTi)

Shareholder Feedback on ESG

Through direct engagement, our Board and management team have gathered valuable feedback regarding our shareholders’ key ESG focus areas. During recent one-on-one meetings, our investors praised the strong progress we have made on our ESG journey, and continued to provide constructive feedback on our ESG priorities, as well as other topics including business strategy and executive compensation.

Investor engagement plays an important role in shaping our ESG strategy. Our ESG progress highlighted in this section, including our SASB, EEO-1 and Task Force on Climate-related Financial Disclosures (TCFD), incorporates feedback received from our shareholders.

ESG-related topics discussed with our investors since May 2021 Environment Governance Security Consumer Impact Human Capital

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Advancing Our ESG Journey

As highlighted on the prior page, 2021 was a key milestone year in our ESG journey, as we made several meaningful initial quantitative disclosures and committed to reaching net-zero greenhouse gas emissions by 2040. This sustainability pledge is enabled by our Equifax Cloud™ transformation, which is expected to propel the company on its journey to net-zero by significantly reducing the footprint of our on-site technology and data centers while leveraging the enhanced energy efficiency of our cloud service providers. Our significant investment in cloud technology exemplifies the alignment between our business strategy and our ESG priorities.

We are energized about our enhanced ESG disclosures and recognize that a strong ESG strategy is imperative to creating a more inclusive global economy and sustainable company. Our ESG journey continues to evolve and mature as shown in the timeline below and on our website. We are dedicated to communicating with our employees, communities, customers and investors transparently and encourage you to follow our journey through the regular updates available on our ESG website.

2019

- Recognized ESG as growing investor priority
- Identified relevant internal subject matter experts
- Inventoried existing ESG initiatives within Equifax

2020

- Researched market trends and ESG programs
- Coordinated with relevant internal teams
- Identified ESG priorities for Equifax
- Established ESG strategy with direction from Board
- Launched website with initial ESG disclosures

2021

- Gathered investor feedback on climate-related and diversity priorities
- Incorporated ESG into Investor Day communications
- Added ESG oversight to Governance Committee Charter
- Enhanced disclosures:
  - SASB
  - EEO-1 Report
  - Net-zero 2040; GHG Data
  - Security Annual Report
- Required all bonus plan participants to set an individual ESG performance goal related to security

2022

- Annualize disclosures:
  - SASB
  - EEO-1 Report
  - Security Report
  - GHG Emissions
- TCFD climate framework
- SBTi Target validation
- Expand focus on financial inclusion and consumer impact
- Expand bonus plan performance goals to include broader set of ESG priorities
  - Add workforce diversity as a required ESG goal for senior leadership

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Proposal 1 Election of Director Nominees

All members of our Board are elected to serve until the next annual meeting of shareholders and until their successors have been elected and qualified. The 10 nominees for election listed below have consented to being named in this Proxy Statement and to serve if elected. All director nominees attended 75% or more of the aggregate of the meetings of the Board and of the committees of the Board on which such directors served during 2021. The Company does not have a policy about directors’ attendance at the annual meeting of shareholders, but directors are encouraged to attend. All of the directors then serving attended the 2021 Annual Meeting.

Our director nominees have a variety of backgrounds, which reflects the Board’s continuing objective to achieve a diversity of perspective, experience, gender, age, race and ethnicity. As more fully discussed below under “Director Membership Criteria,” director nominees are considered on the basis of a range of criteria, including their business knowledge and background, reputation and global business perspective. They must also have demonstrated experience and ability that is relevant to the Board’s oversight role with respect to Company business and affairs. Biographical information for each of the nominees is set forth below beginning on page 26.

THE BOARD RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF OUR DIRECTOR NOMINEES.

Process for Identifying Director Nominees

Director Membership Criteria

When the need to fill a new Board seat or vacancy arises, the Governance Committee proceeds in the manner it deems appropriate to identify a qualified candidate or candidates. Candidates may be identified through the engagement of an outside search firm, recommendations from independent directors, the Chairman of the Board, management or other advisors to the Company, and recommendations by shareholders. The Governance Committee Chair and Chairman of the Board are provided with copies of the resumes for any potential candidates so identified and review them as appropriate with the Governance Committee, our CEO and the full Board.

Our Governance Committee determines the selection criteria and qualifications for director nominees. As set forth in our Governance Guidelines, these criteria include, among other things, a director candidate’s integrity and ethical standards, independence from management, an ability to provide sound and informed judgment, a history of achievement that reflects superior standards and willingness to commit sufficient time. Cybersecurity is one of the skills that the Governance Committee specifically considers in its assessment of Board membership criteria. With respect to the three most recent additions to the Board, the Governance Committee was also very focused on expertise in corporate strategy development, risk management, data and analytics, information technology and corporate governance.

Although the Committee does not have a formal diversity policy for Board membership, it considers whether a director nominee contributes or will contribute to the Board in a way that can enhance the perspective and experience of the Board as a whole through, among other things, diversity in gender, age, race, ethnicity and professional experience. When current Board members are considered for nomination for re-election, the Committee also takes into consideration their prior Board contributions, performance and meeting attendance records. The effectiveness of the Board’s skills, expertise and background, including its diversity, is also considered as part of the Board’s annual self-assessment.

Directors are limited to service on three other public company boards, not including our Board. Audit Committee members may not serve on the audit committee of more than three public companies absent a Board determination that such service will not impair the ability of such member to serve effectively on our Audit Committee. In addition, when our CEO is a member of our Board, he or she may not serve on more than two other public company boards.

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See “Questions and Answers about the Annual Meeting” beginning on page 93 for information on the procedures for shareholders to recommend director nominees for consideration by the Governance Committee.

Board Matrix

The Board matrix below summarizes certain of the key skills, experience, qualifications and attributes that our director nominees bring to the Board to enable the effective oversight of our Company and execution of our business strategy. This matrix highlights the depth and breadth of the skills and experience of our director nominees. Additional details regarding each director nominee’s skills, experience and background are set forth in the individual biographies that follow.

	Begor	Feidler	Hough	Marcus	McGregor	McKinley	Selander	Smith	Tillman	Wilson
Skills and Experience
Accounting
Consumer Marketing
Corporate Governance
Cybersecurity
Data & Analytics
Equifax Industry Knowledge
Executive Leadership & Business
Operations
CEO Experience
CFO Experience
International Business
Legal/Regulatory
Mergers & Acquisitions
Risk Management
Strategy Development
Technology
Background
Tenure/Age/Gender
Tenure (years)	4	15	5	8	4	13	4	1	1	3
Age	63	65	67	56	65	64	71	53	57	50
Gender (Male or Female)	M	M	M	M	M	M	M	F	F	F
Race and Ethnicity
Hispanic or Latino
Black or African American
White
Asian
American Indian or Alaska Native
Native Hawaiian or Pacific Islander

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Our Director Nominees

Mark W. Begor	Chief Executive Officer
Director since 2018 Age 63

Mr. Begor has served as our Chief Executive Officer and as a director since April 2018. Prior to joining Equifax, Mr. Begor was a Managing Director in the Industrial and Business Services group at Warburg Pincus, a global private equity investment firm, since June 2016. Prior to Warburg Pincus, Mr. Begor spent 35 years at General Electric Company (“GE”), a global industrial and financial services company, in a variety of operating and financial roles. During his career at GE, Mr. Begor served in a variety of roles leading multibillion dollar units of the company, including President and CEO of GE Energy Management from 2014 to 2016, President and CEO of GE Capital Real Estate from 2011 to 2014, and President and CEO of GE Capital Retail Finance (Synchrony Financial) from 2002 to 2011. Mr. Begor served on the Fair Isaac Corporation (FICO) board of directors from 2016 to 2018.

Other Public Directorships

• NCR Corporation (Lead Independent Director)

Overview of Board Qualifications

The Board believes that it is important to have the Company’s Chief Executive Officer also serve as a director. The Board values Mr. Begor’s broad depth of leadership experience, including 35 years at General Electric, and his proven track record of transforming, growing and strengthening businesses.

Mark L. Feidler	Independent Chairman of the Board
Director since 2007 Age 65 INDEPENDENT Committees: • Compensation • Governance (Chair)

Founding Partner of MSouth Equity Partners, a private equity firm based in Atlanta, since February 2007. Mr. Feidler was President and Chief Operating Officer and a director of BellSouth Corporation, a telecommunications company, from 2005 until January 2007. Mr. Feidler served as its Chief Staff Officer during 2004. From 2001 through 2003, Mr. Feidler was Chief Operating Officer of Cingular Wireless and served on the Board of Directors of Cingular from 2005 until January 2007.

Other Public Directorships

• New York Life Insurance Company

Overview of Board Qualifications

Mr. Feidler has extensive operating, financial, legal and regulatory experience through his prior position with a major regional telecommunications company, as well as expertise in private equity investments and acquisitions. This background is relevant to us as we market our products to companies in telecommunications and other vertical markets, while his private equity experience is relevant to our new product development, marketing and acquisition strategies. His public company operating experience and background in financial, accounting, technology and risk management are important resources for our Board.

Audrey Boone Tillman
Director since 2021 Age 57 INDEPENDENT Committees: • Governance

Executive Vice President and General Counsel of Aflac Incorporated, the largest U.S. provider of supplemental insurance, since 2014. Ms. Tillman joined Aflac in 1996 and has held positions of increasing significance, including serving as Senior Vice President of Human Resources. Prior to joining Aflac, she was an associate with Smith, Helms, Mulliss and Moore and an associate professor at the North Carolina Central University School of Law.

Ms. Tillman has received numerous awards and accolades during her career. Most recently, she was named to Black Enterprise magazine’s Most Powerful Women in Business list for the third consecutive year and Women’s Inc.’s Top Corporate Counsel list in 2019. In 2020, she was awarded the Meritorious Public Service Medal by the Department of the United States Army.

Overview of Board Qualifications

Ms. Tillman has a broad legal and business background, involvement in business strategy and operations, as well as a depth of experience in human resources, risk management, compliance and government relations. The Board believes she is a strong business leader who brings deep knowledge in corporate governance, gained over decades of significant experience in the legal and human resources fields. Ms. Tillman is also involved in many local initiatives to improve the community in and around the Columbus, Georgia area.

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Heather H. Wilson
Director since 2019 Age 50 INDEPENDENT Committees: • Audit • Technology

Chief Executive Officer of CLARA Analytics, Inc., a provider of artificial intelligence technology in the commercial insurance industry, since June 2021. Prior to that, she served as Chief Data Scientist of L Brands, Inc., an American fashion retailer, from 2016 to 2020. From 2012 to 2016, Ms. Wilson served as chief data officer at American International Group, Inc. From 2010 to 2012, she was chief data officer of Citigroup and Global Head of Decision Sciences. Prior thereto, Ms. Wilson was global head of innovation and advanced technology at Kaiser Permanente from 2007 to 2010.

Overview of Board Qualifications

The Board highly values Ms. Wilson’s technology experience, executive leadership and expertise in analytics, data science and artificial intelligence. Her technological insight, particularly her deep knowledge of data science and its impact on business transformation across several industries, is of tremendous value to our company, our Board and our customers as we seek to leverage our cloud data and technology transformation to implement our business imperatives. Ms. Wilson has also been a steady supporter of diversity, launching the Kaiser Permanente Women in Technology group, serving as an executive member of Citi4Women at Citigroup, founding the Global Women in Technology at AIG and acting as executive sponsor of Girls Who Code.

John A. McKinley
Director since 2008 Age 64 INDEPENDENT Committees: • Audit • Technology (Chair)

Founder of Great Falls Ventures, a venture capital firm based in Washington, D.C., since April 2007. He was Chief Technology Officer of News Corporation from July 2010 to September 2012. He was President, AOL Technologies and Chief Technology Officer from 2003 to 2005 and President, AOL Digital Services from 2004 to 2006. Prior thereto, he served as Executive President, Head of Global Technology and Services and Chief Technology Officer for Merrill Lynch & Co., Inc., from 1998 to 2003; Chief Information and Technology Officer for GE Capital Corporation from 1995 to 1998; and Partner, Financial Services Technology Practice, for Ernst & Young International from 1982 to 1995.

Overview of Board Qualifications

The Board highly values Mr. McKinley’s extensive background in managing complex global technology operations as chief technology officer at a number of leading global companies. This experience is particularly important as we seek to leverage our cloud data and technology transformation to accelerate innovation and new product development. These skills are also highly relevant to the Board’s oversight of risks and opportunities in our technology operations, including data and cybersecurity, risk management and capital investments. The Board also values his technology and industry experience gained from his 12 years as a partner in Ernst & Young’s financial services technology practice, as well as his entrepreneurial insights.

Melissa D. Smith
Director since 2020 Age 53 INDEPENDENT Committees: • Compensation • Governance

Chair and Chief Executive Officer of WEX Inc., a global payment processing and information services provider. Ms. Smith has served as Chief Executive Officer since 2014 and Board Chair since 2019. She joined WEX in 1997 and held several senior leadership positions across different aspects of the business prior to her appointment as Chief Executive Officer, including serving as Chief Financial Officer for ten years. Before joining WEX, Ms. Smith held the role of senior auditor at Ernst & Young LLP.

Other Public Directorships

• WEX Inc.

Overview of Board Qualifications

The Board believes Ms. Smith’s strategic vision and broad-based executive leadership experience in the financial technology solutions industry will benefit Equifax as we continue to execute on our strategic priorities, including executing bolt-on M&A transactions and leveraging our cloud technology to drive new product innovation and growth. Ms. Smith also brings a history of involvement in extensive nonprofit work, including serving as a trustee of Maine Health and as a former board member for the Center for Grieving Children.

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Robert D. Marcus
Director since 2013 Age 56 INDEPENDENT Committees: • Compensation (Chair) • Governance

Former Chairman and Chief Executive Officer of Time Warner Cable Inc., a provider of video, high-speed data and voice services, from January 2014 until the company was acquired by Charter Communications in May 2016. He was named a director of Time Warner Cable Inc. in July 2013 and served as President and Chief Operating Officer from 2010 to 2013. Prior thereto, he was Senior Executive Vice President and Chief Financial Officer from January 2008 and Senior Executive Vice President from August 2005. Mr. Marcus joined Time Warner Cable Inc. from Time Warner Inc. where he held various senior positions from 1998. From 1990 to 1997, he practiced law at Paul, Weiss, Rifkind, Wharton & Garrison.

Other Public Directorships

• Ocean Outdoor Limited

Overview of Board Qualifications

Mr. Marcus has extensive operating, financial, legal and regulatory experience through his position as Chairman and CEO of Time Warner Cable, as well as expertise in mergers and acquisitions. This background is relevant to us as we market our products to data and telecommunications companies and other vertical markets. His public company operating and finance experience and background in executive compensation, legal and regulatory matters are an important resource for our Board.

Robert W. Selander
Director since 2018 Age 71 INDEPENDENT Committees: • Compensation • Technology

Former President and Chief Executive Officer of Mastercard Incorporated and Mastercard International from 1997 to 2010. He joined Mastercard International Inc. in 1994, where he served as President of Mastercard’s Europe, Middle East, Africa and Canada regions until his appointment as President and Chief Executive Officer. Prior to Mastercard, he spent 20 years with Citicorp/Citibank, N.A., where he held several leadership positions including managing parts of Citibank’s Consumer Financial Services business in the United States, Brazil, Puerto Rico and the United Kingdom.

Other Public Directorships

• HealthEquity, Inc. (Independent Chairman)

Overview of Board Qualifications

Mr. Selander has extensive global business, strategy, leadership and financial services experience gained in over 13 years as President and Chief Executive Officer of Mastercard Incorporated and Mastercard International and in senior positions at Citibank. His experience with M&A transactions is especially valuable as we continue to identify strategic acquisitions and partnerships to strengthen our core businesses. Mr. Selander also has substantial board of director experience having served as a director of Mastercard Incorporated, Mastercard International, the Hartford Financial Services Group, Inc., The Western Union Company and HealthEquity, Inc.

Scott A. McGregor
Director since 2017 Age 65 INDEPENDENT Committees: • Audit • Technology

Former President, Chief Executive Officer and Director of Broadcom Corporation, a world leader in wireless connectivity, broadband and networking infrastructure. Mr. McGregor served in those positions from 2005 until the company was acquired by Avago in 2016. From 2016 to 2017, Mr. McGregor served on the board of directors of Xactly Corporation. Mr. McGregor served on the board of directors of Ingram Micro, Inc. from 2010 to 2016. From 2001 to 2005, Mr. McGregor served as President and Chief Executive Officer of the Philips Semiconductors division of Royal Philips Electronics. Prior thereto, Mr. McGregor was head of Philips Semiconductors’ Emerging Business unit from 1998.

Other Public Directorships

• Applied Materials, Inc.

Overview of Board Qualifications

Mr. McGregor has extensive executive management, cybersecurity, information technology and risk management experience gained in over ten years as President and Chief Executive Officer of Broadcom and in senior positions at Royal Philips Electronics. This experience is particularly important to us as we seek to leverage our cloud data and technology transformation for growth and maintain our intense focus on data security.

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G. Thomas Hough
Director since 2016 Age 67 INDEPENDENT Committees: • Audit (Chair)

Retired Americas Vice Chair of Ernst & Young LLP, an international public accounting firm. He was Vice Chair of Assurance Services of Ernst & Young from 2009 to July 2014, and Americas Vice Chair until his retirement in September 2014. Mr. Hough joined Ernst & Young in 1978 and became a partner in 1987. During his career at Ernst & Young, he led various teams across the firm, including serving as Vice Chair and Southeast Area Managing Partner from 2000 to 2009 and Vice Chair of Human Resources from 1996 to 2000.

Other Public Directorships

• Federated Hermes Fund Family

• Haverty Furniture Companies, Inc.

Overview of Board Qualifications

Mr. Hough brings invaluable experience in audit, accounting, finance and corporate governance. His background in financial accounting and risk management, including executive leadership experience at a major international accounting firm, is of particular importance to our Board.

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Board Leadership & Corporate Governance

Corporate Governance Overview

Our Board of Directors and management team are committed to achieving and maintaining high standards of corporate governance, ethics and integrity. We conduct our business in a manner that is socially responsible, values-based and in compliance with the law. We periodically review our governance policies and practices against evolving standards and make changes as appropriate. We also value the perspectives of our shareholders and other stakeholders, including our employees and the communities in which we operate.

The following sections summarize our corporate governance policies and practices including our Board leadership structure, our criteria for director selection and the responsibilities and activities of our Board and its committees. Our corporate governance documents, including our Corporate Governance Guidelines (“Governance Guidelines”), our Board committee charters and our Code of Ethics and Business Conduct applicable to directors, officers and employees, are available at www.equifax.com/about-equifax/corporate-governance, or in print upon request to Equifax Inc., Attn: Office of Corporate Secretary, P.O. Box 4081, Atlanta, Georgia 30302, telephone (404) 885-8000. The Code of Ethics and Business Conduct provides our policies and expectations on a number of topics, including our commitment to good citizenship, providing transparency in our public disclosures, prohibiting insider trading, avoiding conflicts of interest, honoring the confidentiality of sensitive information, preservation and use of Company assets, compliance with all laws and operating with integrity.

See “Corporate Governance Highlights” on page 20 for a summary of our key governance practices.

Shareholder Engagement Program

Our Board of Directors and management team value the constructive feedback received from shareholders through our proactive and regular engagement. Investor engagement continues to prompt review of and changes to our governance practices, and our Board remains committed to receiving and responding to investor feedback. Recent conversations have provided valuable insight that has informed the Board’s decision-making on several of the enhancements to our corporate governance, ESG priorities and compensation programs described in this Proxy Statement.

Since May 2021 We contacted investors representing 72% of our shares We met with investors representing 53% of our shares

  How we engaged with investors

•  We engaged with our investors through one-on-one meetings

•  Our Independent Chairman joined for certain conversations

•  We attended investor and industry conferences

•  We regularly report our investors’ views to our Board of Directors and relevant Board committees

  Topics discussed with our investors

•  Investors described their priorities and provided constructive feedback on many topics, including:

–  Board refreshment and the skill sets we prioritize in director candidates

–  Importance of diversity from a Board and workforce perspective

–  Executive compensation (see page 47 for further details)

•  Investors also expressed support for the presentation of our ESG priorities on our new website and the progress made regarding ESG initiatives, while also highlighting opportunities for enhanced disclosure and providing input regarding our ESG strategy

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Board Leadership Structure

The Board annually reviews its leadership structure and our governance documents provide the Board with the flexibility to select the appropriate leadership structure for us at any given time. In prior years, the roles of Chairman and CEO were combined. However, in the third quarter of 2017, the Board decided to adjust its leadership structure to separate the roles of Chairman and CEO. Mark Feidler, who had previously served as a leader for the independent directors in his role as Presiding Director, was elected to the role of Independent Chairman. In selecting Mr. Feidler to serve as Independent Chairman, the then-serving independent directors considered, among other things, his effective leadership when serving in the role of Presiding Director and his ability to commit sufficient time to the additional workload and increased meeting attendance as important qualifications.

The Board has determined that having separate Chairman and CEO roles is in the best interest of the Company and its shareholders at this time. This structure provides for direct independent oversight of management and clearly delineates the role of the Board as a source of insight and oversight for management. The Board believes this leadership structure, which also includes a majority independent Board and fully independent Board committees, best serves the objectives of the Board’s independent oversight of the Company’s business and affairs at this time.

INDEPENDENT CHAIRMAN OF THE BOARD Mark L. Feidler The role and responsibilities of Independent Chairman include: Calling meetings of the full Board or of the non-management directors Establishing the agenda for each Board meeting, in coordination with the CEO Presiding at all meetings of the Board Advising the CEO of decisions reached and suggestions made at the executive sessions of the non-management directors Facilitating communication between the directors and with the CEO Meeting directly with management and other employees of the Company Presiding at meetings of shareholders and calling special meetings of shareholders Being available for consultation and direct communication with shareholders

Annual Self-Evaluations

Our Board continually seeks to improve its performance. We have a rigorous annual Board and committee self-evaluation process, which presents the opportunity to examine the Board’s effectiveness and practices and identify areas for improvement. Our Governance Committee annually reviews and recommends the specific format to use for that year’s Board evaluation.

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Board Evaluation Process for 2021-2022

This year, based upon the recommendation of the Governance Committee, the Board determined it was appropriate to implement the standard process for the 2021-2022 self-evaluation cycle. Under the standard process, each director completed written Board and committee evaluation questionnaires. The questionnaire responses were then aggregated by the Office of Corporate Secretary without individual attribution and reviewed by the Independent Chairman as well as the committee chairs. The Independent Chairman then participated in one-on-one discussions with each of the other directors, during which they discussed the response summaries. The Independent Chairman reviewed the evaluation results with the full Board of Directors in February 2022. In addition to the Board self-evaluation, each standing committee conducted its own self-evaluation and charter review in February 2022. Following review, the Board and its committees identified various opportunities to strengthen the effectiveness of the Board’s practices, structures, competencies and communications.

Committees of the Board of Directors

The Board has four standing committees, each of which is comprised entirely of independent directors as defined in the New York Stock Exchange (“NYSE”) rules. The Board appoints committees to help carry out its duties and work on key issues in greater detail than is generally possible at Board meetings. Committees regularly review the results of their meetings with the Board. In 2021, the full Board held 7 meetings and the standing committees held a total of 26 meetings (including four joint meetings of the Audit and Technology Committees).

Committee Composition

		Committee Memberships
Name	Independent	Audit	Compensation	Governance	Technology
Mark W. Begor
Mark L. Feidler
G. Thomas Hough
Robert D. Marcus
Scott A. McGregor
John A. McKinley
Robert W. Selander
Melissa D. Smith
Audrey Boone Tillman
Heather H. Wilson
Meetings held in 2021		10	4	4	8

= Independent Chairman
= Audit Committee Financial Expert
= Committee Chair

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Committee Responsibilities

Each committee operates pursuant to a written charter which is available on the Company’s website at www.equifax.com/about-equifax/corporate-governance. The following summarizes the oversight responsibilities of each committee:

Audit Committee

•  Direct authority to appoint, oversee, compensate and discharge our independent auditors

•  Reviews and pre-approves the services provided by our independent auditors and reviews the independence of that firm

•  Reviews our audited and unaudited financial statements, earnings press releases and financial information and discusses the same with our independent auditors and management

•  Reviews the integrity of our financial reporting process and the adequacy and effectiveness of our financial and information technology controls

•  Oversees our regulatory compliance program and administers our Code of Ethics and Business Conduct

•  Reviews our policies related to enterprise risk assessment and risk management

•  In coordination with the Technology Committee, oversees risk management with respect to cybersecurity

•  Oversees our internal audit function

•  Meets separately with the internal and external auditors to ensure full and frank communications with the Committee

•  Prepare the annual Audit Committee report for inclusion in the proxy statement

Compensation Committee

•  Approves and oversees our executive compensation programs and policies

•  Determines executive officer compensation and approves employee benefit and compensation plans

•  Considers the results of shareholder advisory votes on executive compensation matters and determines whether any changes may be warranted as a result

•  Oversees an annual risk assessment of our compensation programs

•  Monitors the effectiveness and funded status of our retirement and 401(k) plans

•  Advises management and the Board on succession planning and other significant human resources matters

•  Establishes and reviews compliance with the Company’s stock ownership guidelines

•  Reviews and approves the creation or revision of any clawback policy

•  Reviews the CD&A and other proxy statement disclosures related to executive compensation, and determines whether to recommend to the Board the inclusion of the CD&A in the proxy statement

Governance Committee

•  Reviews director nominees and director independence

•  Reviews Board and committee organization, membership and function

•  Oversees an annual review of the effectiveness of the Board and its committees

•  Monitors compliance with our Governance Guidelines and other corporate governance matters

•  Exercises oversight of our director compensation program and makes recommendations on such compensation for approval by the Board

•  Reviews and discusses with management the Company’s responses to shareholder proposals or determines another committee of the Board appropriately responsible for reviewing a particular proposal

•  Oversees our strategy with respect to ESG priorities and coordinates with other Board committees regarding substantive initiatives related to such priorities

•  Oversees the director orientation and continuing education activities of the Board

•  Oversees the Company’s Political Engagement Policy

Technology Committee

•  In coordination with the Audit Committee, oversees risk management with respect to cybersecurity

•  Oversees our technology strategy and significant technology investments

•  Reviews with management our technology investments and infrastructure associated with risk management, including policies relating to information security, disaster recovery and business continuity

•  Receives regular reports directly from our Chief Information Security Officer (“CISO”), our Chief Technology Officer (“CTO”) and the internal audit department, including in executive session without other members of management present

•  Oversees engagement of outside advisors to review the Company’s cybersecurity program

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Director Independence

Our Governance Guidelines provide that a substantial majority of our Board should be independent. Our Guidelines for Determining the Independence of Directors, which is an appendix to our Governance Guidelines and may be accessed on our website at www.equifax.com/about-equifax/corporate-governance, meet or exceed the requirements of SEC rules and regulations and the NYSE listing standards.

The Board has affirmatively determined that all director nominees (other than our CEO, Mr. Begor) are independent under the applicable NYSE listing standards, SEC rules and our Guidelines for Determining the Independence of Directors. In making these determinations, the Board considered the types and amounts of the commercial dealings between the Company and the companies and organizations with which the directors are affiliated. The Board views the independence analysis as an ongoing consideration and will continue to monitor these relationships.

Each director is an equal participant in decisions made by the full Board. All of our standing Committees are comprised solely of independent directors.

Board Refreshment and Succession Planning

Board Refreshment

The Governance Committee regularly assesses the requirements of the Board and makes recommendations regarding its size, composition and structure. The Governance Committee is focused on how the experience and skill set of each individual director complements those of fellow directors to create a balanced Board with diverse viewpoints, skills and expertise and reflecting a diversity of experience, gender, race, ethnicity and age. As part of its ongoing strategic review regarding Board refreshment, the Governance Committee seeks to anticipate future needs for expertise in corporate strategy, global business operations, mergers and acquisitions, security, technology and regulatory compliance, while also enhancing the diversity on our Board. Among other things, the Governance Committee considers committee composition and chair rotation as part of its overall succession planning process.

The Governance Committee and the Board actively seek new director candidates that can provide valuable guidance as we continue to focus on executing our EFX2023 strategy by leveraging our Cloud data and technology transformation for innovation, new products and growth. The Board believes that the additions of Heather Wilson in 2019, Melissa Smith in 2020 and Audrey Boone Tillman in 2021 provide our Board with additional broad-based executive leadership experience, as well as enhanced expertise in risk management, data and analytics, information technology and corporate governance.

The Board will continue to seek out highly-qualified director candidates as part of the Board succession plan to enhance the experience and diversity of our Board to align with our overall strategy. In particular, the Governance Committee will continue its ongoing succession planning in 2022 to identify highly-qualified and diverse director candidates to succeed Bob Selander upon his scheduled retirement in May 2023. In establishing the criteria for Mr. Selander’s successor, the Board plans to search for candidates with broad executive leadership experience that complements the skills and experience of our existing directors, in order to ensure appropriate oversight as we continue to grow our company and execute on our EFX2023 strategic priorities.

Board Tenure and Succession Planning

Pursuant to our Bylaws and Governance Guidelines, we have a mandatory retirement age of 72, after which a director will not be elected or re-elected unless the Governance Committee and Board determine that the continued service of the director on the Board would be of benefit to the Company. The Committee conducted an extensive director search process, with the assistance of an executive search firm, which ultimately led to the appointment of Audrey Boone Tillman in February 2021 to replace Siri Marshall, who had reached the mandatory retirement age prior to our 2021 Annual Meeting. With Ms. Tillman’s appointment, the Board sought to ensure that expertise in legal, regulatory and corporate governance matters were retained in view of Ms. Marshall’s scheduled retirement.

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Since 2017, we have decreased the average tenure of our director nominees from 9.0 years to 6.1 years. The following chart shows the tenure of our director nominees, which is well distributed to create a balanced Board, with five new independent directors joining the Board since 2017.

Committee Tenure and Refreshment

The Governance Committee is responsible for reviewing the composition of the committees of the Board. In its review of committee composition, the Governance Committee considers the responses collected during the Board and committee annual self-evaluations, as well as the past experience and relevant skills of each director. The Governance Committee and the Board annually consider the composition of the committees of the Board to ensure each committee has the appropriate relevant mix of skills and experience. The Technology Committee, in particular, has experienced significant refreshment over the past few years.

Director Orientation and Continuing Education

Upon joining our Board, directors participate in an orientation program regarding our Company, including business operations, strategy, regulatory compliance, cybersecurity, governance and company policies. Under the Governance Committee’s oversight, we enhanced our director orientation program in 2019 to include additional direct participation by incumbent directors. In accordance with our orientation program, an incumbent member of our Board is designated to participate in the orientation process and conduct a one-on-one session with each new director. In addition to the onboarding process, members of senior management regularly present reports at Board meetings and review the operating plan and strategy of each of our business units and the Company as a whole, as well as provide periodic training sessions regarding regulatory compliance, cybersecurity, crisis management planning, ESG matters and other governance issues. The Board also conducts periodic visits to our key facilities and Board members participate in crisis management simulations and/or training with management. Board members also may attend outside director continuing education programs at Company expense to assist them in keeping pace with developments in corporate governance and other critical issues relating to the operations of public company boards.

Management Succession Planning and Talent Development Process

Our Board is accountable for the development, implementation and continual review of a succession plan for the CEO and other executive officers. As part of its responsibilities under its charter, the Compensation Committee oversees the succession planning process for the CEO and the senior leadership team. The process ensures that critical business capabilities are safeguarded, executive development is prioritized and strategic talent is leveraged to focus on current and new business imperatives. On February 4, 2021, we entered into a letter agreement with our CEO that amends certain terms of his original Employment Agreement. The letter agreement provides for a five-year term of employment, ending on December 31, 2025. This change in conjunction with those described under “CEO Employment Agreement” on pages 62-64 is intended to ensure Mr. Begor’s continued leadership and to further align realized pay with long-term shareholder value and the continued success of our business strategy. The Compensation Committee monitors each of the CEO’s direct reports for high potential internal CEO succession candidates, all of whom have ongoing exposure to the Board and are reviewed annually with the Board by the CEO and the Chief Human Resources Officer. The Compensation Committee and the Board also review the foregoing in executive session on a regular basis.

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Human Capital Management

Our People

At Equifax, we believe knowledge drives progress. We blend unique data, analytics and technology to create insights that power decisions and enable people to live their financial best. This is brought to life by our 13,000 employees in 25 countries around the world who are passionately focused on our customers and consumers. In 2021, we promoted approximately 1,800 talented employees and hired over 3,500 new team members as we continue to grow and transform our businesses around the world.

Our Values and Culture

We are focused on nurturing our people through meaningful opportunities for career advancement, learning and development, supporting our next generation of leaders, an inclusive and diverse work environment, and regular employee engagement and recognition.

Our team shares a culture that informs how we see ourselves and our view of the world. Our work is guided by our purpose and our shared values. Our values express who we are, how we work and the behaviors that support our company. Combined with our purpose, our values guide how we work together every day and form our relationships with customers, partners and shareholders. They are:

• Be leaders in security and trusted data stewards • Lead with integrity and be personally accountable • Hold high standards in all our markets around the world	• Exceed our customers’ expectations every day • Deliver value and quality to our customers so we grow together • Aspire to be our customers’ first call

• Deliver results and play to win • Drive excellent execution • Have a sense of urgency, agility, and grit	• Work together as one aligned global team • Assume best intentions from each other • Foster optimism and have fun together

• Be intellectually curious and insights driven • Optimize our data and technology to sustain market and product leadership • Drive scalable, profitable growth	• Take initiative to develop ourselves and help others grow • Value diversity of experience and thought • Proudly show our Equifax spirit at work and in our communities

Inclusion and Diversity

Valuing diversity is at the heart of our shared values. We believe that increasing inclusion and diversity leads to better innovation, higher engagement levels and ultimately better business outcomes. We further believe that our employee base should reflect our customers and the communities where we live and work.

We continue to make visible, positive strides in support of our inclusion and diversity strategy and in adding and engaging diversity within our global teams. In 2020, we established our first Chief Talent and Diversity Officer role. This key leadership position reports directly to our Chief Human Resources Officer and is responsible for activating our talent strategy with a substantial focus on furthering an inclusive and diverse workforce and culture. We are advancing this strategy through deepening our commitment to employee networks around the world, open dialogues to enhance understanding, ongoing inclusion and diversity-focused training and cultural heritage celebrations. Further, consistent with our commitment to diversity, we have implemented diverse interview slate requirements for professional and managerial roles.

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We also continue to demonstrate our commitment to transparency around workforce diversity. In 2021, we published our initial Sustainability Accounting Standards Board (SASB) and Equal Employment Opportunity (EEO-1) reports, with each containing detailed workforce diversity data. Through our regular investor engagement, we understand that these reports represent important tools for investors to evaluate our company. Earlier this year, we updated the reports to include 2021 data and plan to continue to provide updates on an annual basis going forward.

We have consistently improved enterprise-wide trends around representation and promotions for both women and employees of diverse ethnic backgrounds, and pride ourselves on promoting and hiring highly-qualified candidates who enhance our culture, add diverse perspectives and deliver on our business strategy. Women comprise 30% of our Board nominees, and 10% are racially or ethnically diverse. Within our senior leadership team, 38% are women and 46% are leaders of diverse racial or ethnic backgrounds. In addition, all three of our business unit leaders are diverse in terms of gender, race or ethnicity.

Our compensation program further supports our commitment to inclusion and diversity. Under our 2022 annual bonus plan, all employees in senior leadership roles—including our CEO, other NEOs and senior leadership team members—are required to set individual ESG performance goals related to workforce diversity (as well as security) and are encouraged to set additional ESG goals related to their individual roles. See “Actions Taken with Respect to 2022 Compensation” on page 61 for more detail.

Workforce Health and Safety

During the past year, our Equifax offices around the world remained safely open and in compliance with all local jurisdictional requirements. In 2021, we announced a flexible working schedule to provide even more flexibility and retention value for our employees. Eligible employees are able to work three days in the office, with the option to work two days remotely. Additionally, our employees also have the option of taking two weeks per year to work fully remotely.

Disclosure regarding our human capital management initiatives and our other ESG priorities can be found on our website at www.equifax.com/ESG. We will continue to update shareholders and other stakeholders on these initiatives through regular updates to the website.

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Board Oversight of Risk

Our Board oversees risk management at the Company. The Board exercises direct oversight of strategic risks to the Company and other risk areas not delegated to one of its committees.

The risk management roles and responsibilities of the Board and its committees are:

BOARD OF DIRECTORS Monitors our "tone at the top" and risk culture and oversees principal risks facing the Company On an annual basis, the Board performs an enterprise risk assessment with management to review the principal risks and monitors the steps management is taking to map and mitigate these risks - The Board then sets the general level of risk appropriate for the Company through business strategy reviews - Risks are assessed throughout the business, focusing on (i) financial, operational and strategic risks, and (ii) ethical, legal, privacy, data security (including cybersecurity), regulatory and other compliance risks Audit Committee Reviews risks related to financial reporting; discusses material violations, if any, of our ethics, legal, regulatory and other compliance policies Considers our annual audit risk assessment which identifies internal control risks and drives the internal and external audit plan for the ensuing year Considers the impact of risk on our financial position and the adequacy of our risk-related internal controls In coordination with the Technology Committee, oversees risk management with respect to cybersecurity Technology Committee Reviews our technology investments and infrastructure associated with risk management In coordination with the Audit Committee, oversees risk management with respect to cybersecurity Governance Committee Focuses on corporate governance risks, including evaluation of our leadership and risk oversight structure to ensure that it remains the optimal structure for our Company and shareholders Oversees our political engagement policy and reviews our political expenditures on an annual basis Compensation Committee Reviews compensation, human resource and management succession risks, as summarized under "Management of Compensation-Related Risk" on pages 64-65 Audit and Technology Committees Coordinate on Cybersecurity Risk Oversight As described above, the Audit Committee and Technology Committee coordinate on risk management oversight with respect to cybersecurity, including through quarterly joint committee meetings that cover the following topics: Regular reports from the internal audit department regarding the security and technology portions of the internal audit plan Regular reports from our CISO and CTO regarding the cybersecurity control environment, including remediation updates, compensating controls analyses and other recurring items Regular reports from our SVPs for Enterprise Risk Management and Compliance regarding our risk and compliance programs, including our compliance with obligations under agreements to settle litigation matters and certain federal and state government investigations arising out of the 2017 cybersecurity incident Periodic updates from the Chief Privacy and Data Governance Officer regarding developments related to our global privacy program

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How We Manage Risk

We have a comprehensive enterprise risk management (“ERM”) program focused on the application of controls over the following risk types:

•	operational
•	financial
•	legal and regulatory compliance
•	reputational
•	technology
•	privacy
•	data security
•	strategic
•	other risks that could adversely affect our business, including ESG-related risks

We have implemented an ERM framework based on the “three lines of defense” model for establishing effective checks and balances, which is used by leading financial institutions.

LINES OF DEFENSE 1 2 3 OPERATIONAL RISK & COMPLIANCE INTERNAL AUDIT DEPARTMENT The first line of defense, the operational line, is the business unit or corporate support unit, such as IT, data security, finance and human resources. Business unit and corporate support unit leaders are directly responsible for managing risks and controls in their operations. The second line of defense provides risk and regulatory compliance oversight, and is primarily comprised of the Enterprise Risk Management and Compliance organizations within Equifax. These functions have a direct reporting line to the Board and are responsible for establishing frameworks, policies and standards, performing independent risk-based monitoring and testing, and independently identifying and assessing material risks, including IT and data security risks. The third line of defense, the internal audit department, as supplemented by third party support, audits the effectiveness of the oversight of the second line of defense and performs direct audits of the first line of defense. Internal audit is responsible for providing the Audit and Technology Committees and senior management with an independent assessment and assurance regarding the design and effectiveness of the risk management framework.

The execution of our ERM program is supervised by our ERM organization, with each business unit and corporate support unit having primary responsibility for assessing and mitigating risks within its respective areas of responsibility. Our SVP for Enterprise Risk Management leads the ERM organization and function and meets regularly with the Board, the Audit Committee and the Technology Committee. A Risk Program Governance team develops, enhances, deploys and manages risk program elements.

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Related Person Transaction Policy

The Board has adopted a written policy for approval of transactions between the Company and its directors, director nominees, executive officers, greater than 5% beneficial owners and their respective immediate family members (each, a “Related Person”), where the amount of the transaction is expected to exceed $120,000 in a single calendar year.

The policy provides that the Audit Committee reviews transactions subject to the policy and decides whether or not to approve those transactions. In doing so, the Audit Committee determines whether the transaction is in the best interests of the Company. In making that determination, the Audit Committee takes into account the following, among other factors it deems appropriate:

•	the extent of the Related Person’s interest in the transaction;
•	whether the transaction is on terms generally available to an unaffiliated third-party under the same or similar circumstances;
•	the benefits to the Company;
•	the availability of other sources for comparable products or services; and
•	the terms of the transaction.

The Governance Committee also determines the impact or potential impact on a director’s independence in the event the Related Person is a director, an immediate family member of a director, or an entity in which a director is a partner, shareholder or executive officer.

Certain Relationships and Related Person Transactions of Directors, Executive Officers and 5 Percent Shareholders

During 2021, the Company was not a participant in any transaction or series of transactions in which the amount involved did or may exceed $120,000 in which any Related Person had or will have a direct or indirect material interest, other than the compensation arrangements (including with respect to equity compensation) described in “Executive Compensation” beginning on page 43 and “Director Compensation” beginning on page 85.

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Proposal 2 Advisory Vote to Approve Named Executive Officer Compensation

Summary

As we do each year, and as required by Section 14A of the Securities Exchange Act, we are seeking advisory shareholder approval of the compensation of our named executive officers (“NEOs”) as disclosed in the section of this Proxy Statement titled “Executive Compensation” beginning on page 43. This vote is commonly referred to as “say-on-pay.” Shareholders are being asked to vote on the following advisory resolution:

“RESOLVED, that the shareholders approve, on an advisory basis, the compensation of Equifax’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission (which disclosure shall include the Compensation Discussion and Analysis, the compensation tables, and any related material).”

Our executive compensation program aligns closely with our performance and shareholder interests.

We provide competitive pay opportunities that reflect best practices and strong governance standards (See pages 48-51 for details)

•  Attracting, retaining and motivating the right talent is a high priority for us as we focus on executing the business initiatives that underpin our strategy.

•  In support, the Compensation Committee annually reviews our executive compensation program to ensure that it provides competitive pay opportunities, establishes appropriate performance targets based on our strategic and operating plans, and considers evolving market trends to ensure that the overall program aligns with best practices.

•  The Committee retains an independent compensation consultant to assist in aligning our program with our shareholders’ interests and current market practices, and to guard against programs that create any inappropriate or excessive risk likely to have a material adverse effect on the Company.

Our Compensation Committee conducted a thoughtful review and designed our 2021 compensation program to align with strategic initiatives and shareholder feedback (See pages 51-60 for details)

•  In designing the 2021 compensation program, the Committee conducted a thoughtful review and made decisions after taking into consideration the ongoing evolution of our business strategy and feedback from our shareholders.

–  For the 2021 Annual Incentive Plan, the Committee:

•   Decided to no longer exclude technology transformation costs when calculating Adjusted EPS, one of the two key financial metrics under the AIP

•   Moved cybersecurity from a single company-wide AIP performance metric to a required component of the non-financial goals that comprised up to 20% of the 2021 AIP opportunity for all bonus-eligible employees (including our NEOs)

•   In connection with the extension of our CEO’s employment agreement, approved an increased target AIP award for our CEO based exclusively on achievement measured against Company financial goals (previously 80% financial goals and 20% individual objectives)

–  For the 2021 Long-Term Incentive Plan, the Committee:

•   In connection with the extension of our CEO’s employment agreement, approved an LTI award mix for our CEO consisting of TSR performance shares (weighted 60%), premium-priced stock options (weighted 20%) and time-based RSUs (weighted 20%), thereby increasing the performance-based elements to 80% (compared to 75% performance-based under the 2020 LTIP)

•   Approved an LTI award mix for our other NEOs consisting of TSR performance shares (weighted 50%), market-priced stock options (weighted 25%) and time-based RSUs (weighted 25%), which is generally consistent with the standard award mix in place prior to the 2017 cybersecurity incident

•   In order to align with market practice and increase the retentive value of future equity awards, amended the definition of retirement under our 2008 Omnibus Incentive Plan and other equity-based plans to increase the service requirement for new participants from age 55 and five years of service, to age 60 and five years of service

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Our performance-based compensation program is designed to deliver payouts that align with performance (See pages 51-60 for details)

•  Awards to our NEOs under the 2021 AIP paid out between target and maximum, reflecting our exceptional financial and operational performance in 2021, which led to significant value creation for our shareholders, despite the continued challenges related to COVID-19 and declines in the U.S. mortgage market.

•  80% of the long-term incentives granted to our CEO (and 75% of the long-term incentives granted to our other NEOs) in 2021 are performance-based and “at-risk”, meaning awards can result in no payout if threshold goals are not met or stock option exercise price is not exceeded.

Board Recommendation

Our Board believes that the information provided above and within the “Executive Compensation” section of this Proxy Statement demonstrates that our executive compensation program is designed appropriately and is working to ensure that management’s interests are aligned with those of our shareholders and support long-term value creation.

Although the vote is non-binding, the Board of Directors and the Compensation Committee will review the voting results in connection with their ongoing evaluation of Equifax’s executive compensation program.

THE BOARD RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE RESOLUTION SET FORTH ABOVE.

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Executive Compensation

Compensation Discussion and Analysis

To assist shareholders in finding important information, this Compensation Discussion and Analysis (CD&A) section is organized as follows:

This CD&A discusses the compensation decisions for the NEOs listed in the Summary Compensation Table on page 67 of this Proxy Statement. The NEOs are:

NEO	Position in 2021	Years in Position at End of 2021 (rounded)
Mark W. Begor	Chief Executive Officer	4
John W. Gamble, Jr.	Corporate Vice President and Chief Financial Officer	8
Rodolfo O. Ploder	President, Workforce Solutions	6
Bryson R. Koehler	Chief Technology, Product and Data & Analytics Officer	4
Sid Singh	President, U.S. Information Solutions	3

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Executive Summary

2021 Financial Highlights

$4.9B Revenue, an increase of 19% from 2020	$7.64 Adjusted EPS*, an increase of 10% from 2020	52.8% One-year total shareholder return, compared to 28.7% for the S&P 500	$190M Dividends paid to shareholders, consistent with 2020 levels

*	Adjusted EPS is a non-GAAP financial measure. Reconciliation of the Company’s non-GAAP financial measures to the corresponding GAAP financial measures can be found in Annex A to this Proxy Statement.

2021 Strategic and Operational Highlights

In February 2021, we announced the launch of EFX2023, our strategic priorities that will serve as our company-wide compass through 2023. Our EFX2023 imperatives are based on our strategic shift from an era of building, investing and transforming to one of leveraging our massive cloud investments for innovation, new products and accelerated growth. A summary of our significant 2021 accomplishments against our EFX2023 strategic priorities is set forth below:

Accelerate Innovation and New Products Grew new product launches by 13%, delivering a record 151 new products Increased Vitality Index, which refers to the revenue that comes from new products introduced in the past three years, to 8.8%, up from 5.2% in 2020 Simplified our data ingestion processes and accelerated our time to bring new products to market Ended the year with over 73% of new product revenue leveraging Equifax Cloud platforms 396 associates completed over 11,000 hours of product management training Filed 25 original patent applications D&A team innovation efforts resulted in 14 new patents issued Leverage Equifax Cloud Capabilities Achieved 100% global platforms on the Equifax Cloud Shifted over 50% of our revenue to the Cloud Leveraged Cloud capabilities to quickly ingest and manage diverse data types in order to develop custom reports, products and solutions faster and more effectively Recognized by Google Cloud, who named us their top financial services customer Decommissioned 1,700 applications globally, including 60% of U.S. applications Completed 112,000 customer migrations globally, including 65% of U.S. customers Expand Differentiated Data Assets Expanded active records in The Work Number® income and employment database by 19%, to 136 million Through the Kount acquisition, we dramatically expanded our worldwide footprint in the fast-growing Identity & Fraud (“ID&F”) space Enhanced our Equifax Data Fabric™ (a cloud-native enterprise data management platform that aggregates all data received by Equifax into a single environment) in order to increase the effectiveness of our products Added new data exchanges to our ID&F global data repository, which leverages our Equifax Data Fabric to fuel products with insights created from multi-domain data sources Made key enhancements to Equifax Luminate®, our real-time, adaptive identity fraud solution Put Customers First USIS delivered a strong pipeline through our customers first growth model Over 1,100 U.S. customers attended our Ignite LIVE 2021 event; hundreds of customers in Latin America, Australia and New Zealand joined us for regional events Through our Equifax Ignite Innovation Council, had quarterly engagements with 17 key customers Expanded client base for the FraudIQ® Synthetic ID Alerts, a top ID&F product, by over 50% Introduced our industry’s first and only U.S. credit report available in Spanish

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Execute Bolt-on M&A Completed eight acquisitions, closing deals across all business units Deployed nearly $3 billion of capital in investments that are expected to deliver over $300 million in revenue in 2022 Acquisitions added differentiated, proprietary data assets, grew our identity and fraud capabilities and strengthened and broadened our Workforce Solutions offerings Acquisitions resulted in addition of unique talent, including over 1,100 employees across multiple geographies Continue Leadership in Security Accelerated our security leadership, strengthening our security program maturity and risk posture as measured by independent third parties Enhanced our top-tier cloud security to include automated validation and monitoring of more than 150 automated security controls in real time Secured our supply chain with greater detail, speed, and innovation, conducting deep dive assessments on 100% of our high risk vendors Launched our state-of-the-art Federal Risk and Authorization Management Program (FedRAMP) security environment to support the U.S. government in the cloud Achieved record-level employee security awareness scores, conducting hundreds of thousands of phishing simulations and building out new training programs. Advocated for stronger cybersecurity across business, government, and society, releasing our inaugural Security Annual Report and participating in global forums Act as One Team, One Equifax Made over 3,500 new hires and approximately 1,800 promotions Launched new global new hire onboarding experience to accelerate cultural assimilation and time to productivity Retained annual security goal for all bonus-eligible employees as a component of our ESG priorities Expanded inclusion and diversity (I&D) initiatives: – Following an internal promotion to lead our International business, all three of our business unit leaders are diverse in terms of gender, race or ethnicity – Launched the Global Women’s Network, bringing together groups from around the globe – Active Employee Network membership rose by 23% in 2021 – Sponsored over 50 Employee Network events, with over 2,000 employees actively engaged in networking and professional development experiences globally – Launched diverse interview slate requirements for all external leadership hires three layers from the CEO The Equifax Foundation committed over $3 million in charitable contributions, including over $1 million in employee and director matching gifts; 45% of U.S. employees are engaged Delivered over 125,000 hours of professional and technical development training globally, including 25,000 hours of I&D training

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Our Incentive Programs Align Payouts with Financial Performance and Non-Financial Goals

Our 2021 compensation program metrics, established in the first quarter of 2021, were:

ANNUAL INCENTIVE PLAN (AIP) OPPORTUNITY Based on the Company’s attainment of objective, pre-established financial and individual performance goals. Key Financial Performance Metrics Corporate Operating Revenue from continuing operations increased 16.7% to $4.888 billion(1)(2 Corporate Adjusted EPS from continuing operations increased 9.7% to $7.648(1)(2) Key Non-Financial Goals Individual goals were largely derived from our EFX2023 strategic priorities: Accelerate Innovation and New Products Leverage Equifax Cloud Capabilities Expand Differentiated Data Assets Put Customers First Execute Bolt-on M&A Put Customers First Continue Leadership in Security Act as One Team, One Equifax LONG-TERM INCENTIVE (LTI) PLAN OPPORTUNITY Rewards stock performance on both an absolute basis and relative to companies in the S&P 500. Key Financial Performance Metrics For performance shares, three-year cumulative TSR relative to companies in the S&P 500 (of which we are a member) provides a broad index for comparison and alignment with shareholder investment choices. In the event our cumulative TSR is negative over the three-year performance period, the payout is capped at 100% of the target shares, regardless of our TSR percentile rank

(1)	Corporate Operating Revenue and Corporate Adjusted EPS, as used for the corporate-level financial goals under the AIP, are non-GAAP measures. Corporate Operating Revenue is Operating Revenue adjusted to be stated in constant dollars at our budgeted 2021 foreign exchange rates and further adjusted to exclude four acquisitions. Corporate Adjusted EPS is Adjusted EPS as shown in Annex A to this Proxy Statement and then further adjusted to be stated in constant dollars at our budgeted 2021 foreign exchange rates. Because of these adjustments to Operating Revenue and Adjusted EPS, the actual Corporate Operating Revenue and Corporate Adjusted EPS used for incentive management purposes are not the same as Operating Revenue and Adjusted EPS reported under our 2021 Performance Highlights above.
(2)	Certain of our NEOs had roles for 2021 for which their AIP outcome was tied to specific business unit-level financial goals, as described in further detail under “Analysis of 2021 Compensation Decisions” beginning on page 51.

Say-on-Pay Voting Results in 2021

In evaluating our executive compensation program, one factor our Compensation Committee considers is the results of the most recent annual shareholder advisory vote on executive compensation or “say-on-pay” vote. At our 2021 Annual Meeting, approximately 90% of the votes cast approved our executive compensation program. Following our 2021 Annual Meeting, the Committee continued to review our compensation program and practices and how they align with our core compensation philosophy, market best practices and our strategic priorities. The Committee continues to take steps to ensure that pay opportunities are performance-based, with a mix of fixed and at-risk variable pay that ensures alignment between management and shareholder interests.

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Shareholder Engagement on Executive Compensation

As part of our ongoing Board-directed shareholder engagement program, feedback received from shareholders on our executive compensation program is shared with the full Board and the Compensation Committee. The Committee considers this feedback in its review of our compensation program, as well as compensation plan and benchmarking advice from its independent compensation consultant.

Following the 2021 Annual Meeting, members of management, together with Independent Chairman Mark Feidler for certain conversations, conducted investor outreach meetings with investors representing approximately 53% of our shares. During these meetings, shareholders described their priorities and provided constructive feedback to our management team and Mr. Feidler regarding various topics, including our 2021 executive compensation program and potential changes for 2022. Our shareholders expressed support for our core compensation program, including the use of performance-based equity award structures to drive alignment of the interests of our NEOs and shareholders. Our shareholders also encouraged the Committee to consider adding a second metric in our LTIP tied to internal financial performance. This feedback informed the Committee’s decisions with respect to the design of our 2022 compensation program, including the addition of an internal financial metric to our 2022 LTIP, as more fully described under “Actions Taken with Respect to 2022 Compensation” on page 61.

Based on shareholder recommendations, we continue to enhance our proxy disclosures regarding changes to executive compensation programs. The Company will continue to maintain an active dialogue with shareholders and continue to evaluate and integrate feedback into Board discussions, including topics such as metrics that are used to determine the NEOs’ short- and long-term incentive compensation.

Compensation Program Highlights

Executive Compensation Philosophy

•	The Compensation Committee is responsible for the Company’s executive compensation policies and plans.
•	The Committee works to ensure that incentives are performance-based and aligned with shareholders’ interests, while guarding against metrics or goals that create inappropriate or excessive risk reasonably likely to have an adverse effect on the Company.
•	The Committee has designed and regularly reviews our compensation program to ensure we are providing competitive pay opportunities to attract and retain executive talent.

2021 Target Pay Mix

As illustrated in the chart below, the Company emphasizes long-term equity awards and annual performance-based cash incentives so that a majority of each executive’s total compensation opportunity is linked directly to the Company’s stock price or otherwise tied to performance. For 2021, 89% of target total direct compensation for our CEO and an average of 74% for the other NEOs was in the form of variable, at-risk pay. Moreover, 80% of long-term incentive awards for our CEO and 75% of long-term incentive awards for our other NEOs was in the form of performance-based compensation (performance shares and stock options).

*	Percentages calculated based upon actual base salary, target annual incentive and the target grant date value of long-term incentive awards.

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Compensation Best Practices

  Independent Compensation Committee advised by independent compensation consultant

  Performance-oriented pay philosophy, as evidenced by a target pay mix for our CEO and other NEOs that is predominantly performance-based (see page 47)

  Capped annual and long-term performance-based awards

  Executive change in control severance plan provides flexibility to determine severance payments for our executive officers as the Committee deems appropriate

  Double-trigger change in control cash severance benefits and vesting of equity awards

  No income tax gross-ups other than for certain relocation or foreign tax expenses

  Compensation clawback policy contains financial and reputational harm standard, including in supervisory capacity

  Meaningful share ownership requirements for senior executives

  Anti-hedging and -pledging policy for directors, officers and other employees

  Senior executives cannot purchase or sell Equifax securities except pursuant to a Rule 10b5-1 trading plan with robust requirements, reflecting governance best practices

  No re-pricing of underwater stock options

How We Determine the Total Amount of Compensation

Compensation Elements and Objectives

Element	Objectives
Base Salary	• Provides competitive pay to attract and retain experienced and successful executives
Annual Incentive Plan (AIP)	• Encourages and rewards valuable contributions to our annual financial and operational performance objectives, which align with our EFX2023 strategic priorities
• Designed to reward high performance and achievement of financial, individual and security program goals by key employees, including our NEOs
Long-Term Incentive Plan (LTI)

•   Rewards stock performance on both an absolute basis and relative to companies in the S&P 500

–  TSR performance shares provide a comprehensive and relevant comparison for our share price performance as a member of the S&P 500 and also align with shareholder interests, as higher cumulative total shareholder return results in higher returns for shareholders

–  Premium-priced stock options (granted to our CEO) tighten the link between our LTI compensation and creation of shareholder value by ensuring that our CEO receives gains only after a premium return is delivered to investors

–  Market-priced stock options (granted to our NEOs other than the CEO) provide a strong incentive for the creation of long-term shareholder value because the options may be exercised for a profit only to the extent our stock price appreciates following the grant date

–  RSUs are time-vested and primarily encourage retention and alignment with long-term shareholder interests

Retirement Benefits	• Provide post-retirement security and reward continued service
Limited Perquisites	• For a discussion of the business objectives for providing limited perquisites, and the details of perquisites provided, see page 62
Change in Control Protection	• For a discussion of the business objectives for providing change in control protection, and the details of change in control protection provided, see page 64 and pages 82-83

Compensation Design Process

Role of the Compensation Committee and Management in Determining Executive Compensation

The Compensation Committee reviews and makes decisions about executive compensation, including the amount of base salary, short-term incentives and long-term incentives awarded to our NEOs. Our CEO and other executives may assist the Committee from time to time in its evaluation of compensation elements or program design or by providing mathematical calculations, historical information, year-over-year comparisons and assessments of performance and potential. In addition, for the 2021 Annual Incentive Plan, the Committee considered recommendations from members of management concerning the financial performance measures and the performance metric related to cybersecurity. The Compensation Committee also considers recommendations from its independent compensation consultant and

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competitive data and makes decisions on executive compensation based on its assessment of individual performance and achievement of goals by both the individual and the Company.

The CEO’s performance is reviewed by the Compensation Committee with input from the other non-employee members of the Board. The CEO annually reviews the performance of each executive officer who reports to him, including the NEOs. The conclusions reached and recommendations made based on these reviews, including with respect to salary adjustments and annual award amounts, are presented to the Compensation Committee for approval and to the Board for review. Members of management play various additional roles in this process:

•	The CEO makes recommendations to the Committee regarding the design of performance measures for our annual incentive plan and the design of our equity incentive program, as well as salary merit increases and compensation packages for the executive officers (other than himself) based on his evaluation of the performance of the executives who report to him.
•	The Chief Human Resources Officer provides the Committee with details of the operation of our various compensation plans, including the design of performance measures for our annual incentive plan and the design of our equity incentive program. The CHRO also facilitates a robust performance evaluation process and succession planning discussions.
•	The Chief Financial Officer provides information and analysis relevant to the establishment of performance targets for our annual incentive plan as well as any other performance-based awards and presents information regarding the attainment of corporate and business unit financial goals for the preceding year.
•	The Chief Legal Officer attends meetings of the Committee to provide input on legal issues, to communicate governance-focused investor perspectives based on shareholder engagement efforts, and to respond to questions about corporate governance and executive compensation.

The Compensation Committee considers the information and recommendations it receives and exercises discretion in modifying any recommended adjustments or awards to executives based on considerations it deems appropriate. Although members of our management team participate in the executive compensation process, the Compensation Committee meets regularly in executive session without any members of the management team present. The Compensation Committee makes the final determination of the executive compensation package provided to each of our NEOs.

Compensation Consultant Services and Independence

The Compensation Committee has the authority to engage advisors to assist it in fulfilling its responsibilities. The Committee retained Frederic W. Cook & Co., Inc. (“FW Cook”), a nationally-recognized executive compensation consulting firm, to provide advice with respect to 2021 compensation for our NEOs and other officers. FW Cook performs services solely on behalf of the Committee and does not provide any other services to the Company. Management had no role in selecting the Committee’s compensation consultant and has no separate relationship with FW Cook. The Committee has assessed the independence of FW Cook pursuant to SEC and NYSE rules and concluded that no conflict of interest exists that would prevent FW Cook from independently representing the Committee. In 2021, FW Cook assisted the Committee in determining appropriate levels of compensation for the CEO and other executive officers for 2021, advising on the structure of variable incentives and assisting the Committee in evaluating performance goals.

Benchmarking Use of a Peer Group

Compensation Peer Group: Business Overview and Competitive Market

We are a global data, analytics and technology company. We provide information solutions for businesses, governments and consumers, and we provide human resources business process outsourcing services for employers. The market for our products and services is highly competitive and is subject to change. Our competitors vary widely in size and in the nature of the products and services they offer.

The Committee regularly evaluates whether the compensation opportunities for our executives are appropriate and competitive by comparing each NEO’s target compensation opportunity to the compensation opportunities for executives in comparable positions at peer companies. The Committee considers the pay practices of our peer companies as a primary factor when setting target pay opportunities for our executives. However, the Committee also believes that compensation decisions are multi-dimensional and require consideration of other factors, including relevant industry data, market competition and each individual executive’s performance, experience, long-term potential and leadership contributions.

The Committee has determined to conduct an annual evaluation, with the assistance of FW Cook, of our compensation peer group to ensure the companies continue to reflect our business strategy and the evolving market in which we compete for business. In addition, the Committee ensures that the peer group also includes competitors for talent as our labor market for

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executive leadership extends across the highly competitive technology and technology-enabled industries. The peer group selection process further refines these business and labor market competitors to only include companies that are within similar scale and exhibit similar business complexity.

2021 Peer Group Determination

In September 2020, following annual review, FW Cook recommended revising the peer group selection criteria to better align with the Company’s business strategy and focus. Quantitative considerations included revenue and market capitalization. Other general considerations included industry consolidation, competitors for business and competitors for executive talent.

Following this evaluation, the Committee revised its peer group for 2021 to remove First Data Corporation, Total System Services, Inc. and Worldpay, Inc. due to industry consolidation. The Compensation Committee at the same time added Fair Isaac Corporation (FICO) to our peer group because it is a direct competitor for business and executive talent.

The resulting peer group adopted by the Compensation Committee in 2020 reflects 15 companies operating in the technology industry that generally reflects our labor and business market for products and services. Compared to these companies, Equifax’s size approximates the peer group median on two key measures of scale: total revenue and market capitalization. The companies comprising our 2021 compensation peer group were as follows:

Alliance Data Systems	Fidelity National Information Services	Jack Henry & Associates, Inc.
Black Knight, Inc.	Fair Isaac Corporation (FICO)	Moody’s Corporation
Broadridge Financial Solutions, Inc.	Fiserv, Inc.	Paychex, Inc.
CoreLogic, Inc.	Gartner, Inc.	TransUnion
FactSet Research Systems, Inc.	Global Payments, Inc.	Verisk Analytics, Inc.

In setting 2021 executive compensation, in addition to our peer group data described above, the Committee also considered data drawn from the Willis Towers Watson High Tech Executive Compensation Survey Database related to similarly sized companies. The Committee utilized this broad-based, third-party survey data to gain a general understanding of the current compensation practices and trends in the market.

Business Evolution and 2022 Peer Group Determination

Since 2018, we have transformed into a faster growing, higher margin, diversified data, analytics and technology company that has expanded well beyond a traditional consumer credit bureau. Our market capitalization has more than doubled during that time. Workforce Solutions, our largest and fastest-growing business segment, provides verification services that enable customers to verify income, employment, educational history, criminal history, healthcare professional licensure and sanctions of people in the U.S., as well as employer services that assist our employer customers in complying with and automating certain payroll-related and human resource management processes throughout the entire cycle of the employment relationship. The service offerings within our Workforce Solutions business continue to evolve, as evidenced by our recent acquisitions of Appriss Insights, Health e(fx) and HIREtech. The expansion of our portfolio of employer services has been further facilitated by our cloud-native technology architecture and enabled by the successful completion of our broader cloud technology transformation.

In 2021, in consideration of the substantial evolution in our business since the time our then-current peer group was established, the Committee directed FW Cook to conduct a comprehensive review to inform its recommendation for the peer set for 2022. After a detailed analysis and several meetings with the Committee and management, FW Cook recommended revising the peer group selection criteria to better align with the Company’s size, business strategy and focus. Quantitative considerations included market capitalization and revenue. Other general considerations included industry, business characteristics, growth orientation, peers identified by third parties and competitors for executive talent.

Following this evaluation, the Committee revised its peer group for 2022 and thereafter to remove Alliance Data Systems (due to disparate business operations and scale), Black Knight (due to disparate scale and organizational restructuring) and CoreLogic (due to industry consolidation). The Compensation Committee at the same time added Automatic Data Processing, Intuit and Workday to our peer group, which are businesses that align with our enhanced portfolio of employer services, as described above.

The companies comprising our 2022 compensation peer group were as follows:

Automatic Data Processing, Inc.	Fiserv, Inc.	Moody’s Corporation
Broadridge Financial Solutions, Inc.	Gartner, Inc.	Paychex, Inc.
FactSet Research Systems, Inc.	Global Payments, Inc.	TransUnion
Fidelity National Information Services	Intuit Inc.	Verisk Analytics, Inc.
Fair Isaac Corporation (FICO)	Jack Henry & Associates, Inc.	Workday, Inc.

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Peer Group for Performance Shares

The 2021 peer group described above was deemed appropriate for compensation purposes, but the stock performance of those companies does not necessarily adjust based on the same economic factors as ours. For that reason, the Compensation Committee believes that a broader peer group is more appropriate for evaluating TSR performance for performance shares issued under our LTI program. Therefore, the Committee uses the companies in the S&P 500 Index (of which we are a member) as the comparative group for that purpose.

Use of “Tally Sheets”

On a regular basis, the Compensation Committee reviews “tally sheets” relating to compensation of the NEOs. The tally sheets quantify the total compensation package, the impact of stock price change on the value of existing long-term incentives, the wealth created from prior equity grants and amounts payable upon hypothetical employment change events. The summaries allow the Committee to assess the cumulative impact of its past compensation decisions and to evaluate retention risk. Tally sheet review in 2021 did not lead to any specific compensation program changes.

Other Factors Considered in Setting Pay Opportunities for NEOs

The CEO and the Compensation Committee consider a number of factors in addition to the market data in determining individual pay amounts (base salaries, payout of the individual performance portion of short-term incentive and annual equity grants). Such factors include an individual’s level of performance, the individual’s demonstrated success in meeting or exceeding business objectives and creating shareholder value, job market conditions, our operating environment and business challenges, the individual’s importance to our business, succession planning considerations and the individual’s pay in the context of others at the Company. The application of discretion based on such factors may result in pay opportunities that are different from market as determined above. The Committee has not adopted a policy with regard to the relationship of compensation among the CEO and the other NEOs or other employees and exercises its discretion in determining actual and relative compensation levels. Overall compensation opportunities reflect our executives’ positions, responsibilities and tenure.

Analysis of 2021 Compensation Decisions

Context for 2021 Compensation Decisions

At our 2020 Annual Meeting, approximately 91% of the votes cast approved our executive compensation program. During our subsequent off-season engagement (September 2020 to February 2021), shareholders representing approximately 47% of our outstanding shares described their priorities and provided constructive feedback to our management team regarding our executive compensation program. Our shareholders expressed support for our core compensation program, including the use of performance-based equity award structures to drive alignment of the interests of our executives and shareholders.

In designing the 2021 compensation structures and target pay levels, the Committee sought to ensure that the 2021 compensation program reflected the successful completion of our EFX2020 data security and technology transformation, as well as our EFX2023 business priorities and ESG priorities, while also ensuring that the Company could attract and retain talented employees in order to create value for shareholders and provide appropriate incentives for executives managing those efforts.

Key Compensation Decisions for 2021

In February 2021, after conducting a thoughtful review and considering shareholder feedback, the Committee determined the key elements of our 2021 executive compensation program.

For the 2021 Annual Incentive Plan, the Committee:

•	Decided to no longer exclude technology transformation costs when calculating Adjusted EPS, one of the two key financial metrics under the AIP;
•	Moved cybersecurity from a single company-wide AIP performance metric to a required component of the non-financial goals that comprised up to 20% of the 2021 AIP opportunity for all bonus-eligible employees (including our NEOs); and
•	In connection with the extension of our CEO’s employment agreement, (i) determined that Mr. Begor’s AIP award will be based exclusively on achievement measured against Company financial goals (previously 80% financial goals and 20% individual objectives) and (ii) increased his target AIP award opportunity from 100% to 120% of base salary.

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For the 2021 Long-Term Incentive Plan, the Committee:

•	In connection with the extension of our CEO’s employment agreement, approved an LTI award mix for our CEO consisting of TSR performance shares (weighted 60%), premium-priced stock options (weighted 20%) and time-based RSUs (weighted 20%), thereby increasing the performance-based elements to 80% (compared to 75% performance-based under 2020 LTIP);
•	Approved an LTI award mix for our other NEOs consisting of TSR performance shares (weighted 50%), market-priced stock options (weighted 25%) and time-based RSUs (weighted 25%), which is generally consistent with the standard award mix in place prior to the 2017 cybersecurity incident; and
•	In order to align with market practice and increase the retentive value of future equity awards, amended the definition of retirement under our 2008 Omnibus Incentive Plan and other equity-based plans to increase the service requirement for new participants from age 55 and five years of service, to age 60 and five years of service.

The 2021 compensation program is described in detail below.

2021 Annual Cash Incentive Structures and Outcomes

Summary

Annual cash incentive awards are designed to reward the achievement of near-term business goals in alignment with our EFX2023 strategic priorities. In addition to financial metrics, annual incentive awards are based on an assessment of individual contributions toward the achievement of business and strategic goals.

When setting the range of performance goals for Corporate Operating Revenue and Corporate Adjusted EPS at the outset of the fiscal year, the Compensation Committee considers our financial results from the prior year and our annual operating budget for the coming year. The Committee also considers the history of goal attainment in prior years, economic and industry conditions, industry sector performance and the views of our shareholders.

The 2021 corporate financial performance goals for the NEOs with Company-wide responsibilities were based on Corporate Operating Revenue (used to measure top line business growth) and Corporate Adjusted EPS (used to measure profitability). We refer to this as the Corporate Plan. The financial goals for business unit leaders were focused primarily on relevant business unit revenue and operating income performance (used to measure business unit growth and profitability), as well as Corporate Adjusted EPS (to emphasize profitability of the Company as a whole). We refer to these as Business Unit Plans.

Establishment of Corporate-Level Financial Goals

The Compensation Committee established corporate-level financial goals required to earn a cash incentive award for 2021 in a manner that was designed, within reasonable limits, to encourage achievement that exceeds target goals and penalizes underachievement. The financial goals under our compensation program are established with reference to our annual operating budget, which is approved by the Board. We set challenging but achievable goals, including maximum payout opportunities requiring exceptional performance, for the Company and our executives in order to drive the achievement of our short- and long-term objectives.

In setting the levels for each corporate-level financial goal under the 2021 AIP, the Compensation Committee considered (i) the Board’s review and approval of our 2021 operating budget, (ii) our 2021 financial outlook (including anticipated business unit growth trends for 2021 and the impact of redundant system cost in 2021 compared to 2020) and (iii) our EFX2023 strategic priorities, taking into account the initiatives to be implemented during 2021.

The 2021 threshold, target and maximum levels for Corporate Operating Revenue were set above 2020 levels, and the 2021 target was set above 2020 actual results. After careful consideration and with the input of the Compensation Committee’s independent compensation consultant, the Committee determined it was appropriate to set the 2021 target level for Corporate Adjusted EPS at a level higher than the 2020 target, but lower than 2020 actual results, and to set the 2021 threshold and maximum levels for Corporate Adjusted EPS above 2020 threshold and maximum levels. In setting the 2021 target level for Corporate Adjusted EPS, the Committee considered the fact that our Board-approved operating budget for 2021 included cloud technology transformation expenses in the calculation of Adjusted EPS, unlike in 2020, when such expenses were excluded from the calculation of Adjusted EPS. The Committee also took into account that our fiscal 2021 guidance, which was communicated to investors in February 2021, projected a decline in Corporate Adjusted EPS compared to fiscal 2020. In setting the 2021 threshold and maximum levels for Corporate Adjusted EPS, the Compensation Committee determined these levels were sufficiently challenging to motivate executives to achieve performance that would support long-term shareholder value.

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The 2021 corporate-level financial goals under the AIP were as follows:

Performance Measure(1)	Weight (%)(2)	Threshold (25% payout)	Target (100% payout)	Maximum (200% payout)
Corporate Adjusted EPS	65	$5.93	$6.54 (10.3% above Threshold)	$6.78 (14.3% above Threshold)
Corporate Operating Revenue	15	$4.153 billion	$4.499 billion (8.3% above Threshold)	$4.660 billion (12.2% above Threshold)

(1)	Corporate Operating Revenue and Corporate Adjusted EPS, as used for the corporate-level financial goals under the AIP, are non-GAAP measures. Corporate Operating Revenue is Operating Revenue adjusted to be stated in constant dollars at our budgeted 2021 foreign exchange rates and further adjusted to exclude four acquisitions. Corporate Adjusted EPS is Adjusted EPS as shown in Annex A to this Proxy Statement and then further adjusted to be stated in constant dollars at our budgeted 2021 foreign exchange rates. Because of these adjustments to Operating Revenue and Adjusted EPS, the actual Corporate Operating Revenue and Corporate Adjusted EPS used for incentive management purposes are not the same as Operating Revenue and Adjusted EPS reported under our 2021 Performance Highlights above.
(2)	In connection with the amendment of our CEO’s employment agreement in February 2021, the Compensation Committee determined that Mr. Begor’s 2021 AIP award would be determined based exclusively on achievement measured against Company financial goals (rather than 80% financial goals and 20% individual objectives). As a result, for 2021, Mr. Begor’s AIP payout was based upon our Corporate Adjusted EPS (81.25% weighting) and Corporate Operating Revenue (18.75% weighting).

Payouts for achievement between threshold and target, and between target and maximum, are determined based upon straight line interpolation. Pursuant to the terms of the AIP, awards are subject to the Committee’s authority to reduce awards through the exercise of its negative discretion and an individual award limit of $5 million.

Establishment of Business Unit-Level Financial Goals

The Compensation Committee reviewed and approved a Business Unit Plan for each of our business units. The Compensation Committee established business unit-level financial goals required to earn a cash incentive award for 2021 in a manner designed, within reasonable limits, to encourage achievement that exceeds target goals and penalizes underachievement. Each Business Unit Plan included a corporate-level financial goal (Corporate Adjusted EPS) at a 30% weighting.

In 2021, Mr. Ploder participated in the Business Unit Plan for the Workforce Solutions business unit and Mr. Singh participated in the Business Unit Plan for the USIS business unit.

The 2021 business unit objectives for Messrs. Ploder and Singh are set forth below. The 2021 target levels for each of these business unit objectives were set above 2020 actual results.

Workforce Solutions Plan—Performance Measures	Weight (%)	Threshold (25% payout)	Target (100% payout)	Maximum (200% payout)
Corporate Adjusted EPS	30	$5.93	$6.54	$6.78
Workforce Solutions Operating Revenue	30	$1.438 billion	$1.600 billion	$1.656 billion
Workforce Solutions Operating Income	20	$704.4 million	$775.2 million	$817.3 million

USIS Plan—Performance Measures	Weight (%)	Threshold (25% payout)	Target (100% payout)	Maximum (200% payout)
Corporate Adjusted EPS	30	$5.93	$6.54	$6.78
USIS Operating Revenue	30	$1.483 billion	$1.575 billion	$1.630 billion
USIS Operating Income	20	$471.9 million	$516.0 million	$555.9 million

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Establishment of Non-Financial Goals

Individual objectives for our NEOs and other members of the senior leadership team are developed in the first quarter of each year in connection with the preparation of the Company’s business plan and overall strategy. Individual AIP objectives are specific to each NEO but also intended to support our enterprise-wide initiatives. The 2021 performance objectives for our NEOs are set forth on pages 55-57 and reflect our focus on the following:

•	leveraging our Equifax Cloud capabilities to achieve growth by accelerating new product innovation, executing bolt-on acquisitions, expanding our differentiated data assets, and prioritizing engagement with customers;
•	development of scalable processes, leveraging applications and managing expenses to ensure expense growth does not exceed revenue growth; and
•	non-financial goals that are important to the Company’s success, including objectives related to data security and our ESG priorities, as well as people-related objectives such as talent management and demonstrating leadership through behavior consistent with Company values.

Non-Financial Goals Related to ESG Priorities: Security Goal

Following the 2017 cybersecurity incident, the Committee added a cybersecurity performance measure as one of the metrics under the AIP, in order to promote a Company-wide focus on data security and reinforce our overall security program goals. Achievement of the cybersecurity metric could not increase annual incentive compensation, but failure to meet it could decrease the award otherwise payable. This cybersecurity performance measure was a unique provision that was not used by our peers, but the Committee believed the use of the measure was important in light of the 2017 cybersecurity incident and to evidence our commitment to cybersecurity.

Since 2018, we have invested an additional $1.5 billion in our security and cloud technology transformation and achieved our goal of becoming an industry leader in data security. Each year since a cybersecurity metric was added to our AIP, our security program performance has been above target. Given the significant progress we have made in strengthening our data security program, the positive feedback we have received from shareholders on incorporating cybersecurity performance in the executive compensation program and the continued importance of prioritizing cybersecurity in our strategic priorities, the Committee determined to move cybersecurity from a single Company-wide AIP performance metric to a required component of the non-financial goals that comprised up to 20% of the AIP opportunity for all bonus-eligible employees.

As a result, beginning in 2021, Equifax employees who participate in the AIP have a mandatory security-focused performance goal as part of their individual objectives, which is designed to support the highest level of performance under our global cybersecurity awareness program. Employees are required to identify one or more pre-determined security goals, established by the Security Department, that are most appropriate to their role and scope of responsibility. Examples of these role-based goals include identifying real and simulated phishing attacks, ensuring timely access control termination and mitigating other human risk behavior actions, thereby addressing primary security threat vectors impacting our Company. The Committee believes that the inclusion of cybersecurity in our AIP ensures that data security is an integral and consistent element of the expected performance of our employees.

Evaluation of Individual NEO Performance

Following the end of each year, the CEO evaluates the performance of the other NEOs, taking into account performance for the just-completed year versus predefined commitments for such year, as well as any unforeseen financial, operational and strategic issues and any other relevant information. These performance evaluations are subject to the review of the Compensation Committee. For 2021, the plan structure set individual performance rating categories and award opportunities for NEOs at needs improvement (no individual performance award), achieves expectations (award at 100% of Target), exceeds expectations (award at 150% of Target) and distinguished (award at 200% of Target).

The Compensation Committee evaluates the performance of the CEO in a similar manner, with input from the full Board. In connection with the amendment of our CEO’s employment agreement in February 2021, the Compensation Committee determined that Mr. Begor’s 2021 AIP award would be determined based exclusively on achievement measured against Company financial goals (rather than 80% financial goals and 20% individual objectives). The Committee set non-financial performance objectives for Mr. Begor under the 2021 AIP, including the required security goal and a workforce diversity-related goal; however, Mr. Begor’s performance against those objectives did not impact his 2021 incentive payout.

Summary of 2021 Annual Cash Incentive Awards

In February 2022, the Compensation Committee reviewed each NEO’s performance against the pre-established 2021 performance goals as approved by the Committee. Awards could range from 0% of the executive’s award goal (for performance below the threshold level) to 200% of the individual’s award target (for performance at or above the maximum level). The award paid to our CEO under the 2021 AIP was based exclusively on achievement measured against

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specified financial goals. Awards paid to our other NEOs under the 2021 AIP were determined based on achievement measured against specified financial goals (80% weighting) and individual objectives (20% weighting). The target and maximum incentives, along with a summary of the actual 2021 awards earned by the NEOs, are set forth in the table below. A detailed description of how each NEO’s 2021 incentive award was achieved follows the table.

Named Executive Officer	Base Salary ($)	Target Incentive (as Percentage of Salary) (%)	Target Incentive ($)	Maximum Incentive ($)(1)	Earned 2021 Incentive as Percentage of Target (%)	2021 Incentive ($)
M. Begor	1,500,000	120	1,800,000	3,600,000	200	3,600,000
J. Gamble	741,260	85	630,071	1,260,142	200	1,260,142
R. Ploder	683,173	85	580,697	1,161,394	200	1,161,394
B. Koehler	676,803	75	507,602	1,015,205	200	1,015,205
S. Singh	639,904	85	543,918	1,087,837	154	838,609

(1)	The maximum incentive for each is 200% of Target.

Determination of each NEO’s Performance and Annual Cash Incentive

Mark Begor I Chief Executive Officer

Objectives	Target Level	Actual Results	Actual as a % of Target	2021 Incentive
Corporate Adjusted EPS	$6.54	$7.648	200	$2,925,000
Corporate Operating Revenue	$4.499 billion	$4.888 billion	200	$675,000
Individual Objectives	n/a(1)	Distinguished	n/a(1)	n/a(1)

(1)	In connection with the amendment of our CEO’s employment agreement in February 2021, the Compensation Committee determined that Mr. Begor’s 2021 AIP award payout would be determined based exclusively on achievement measured against Company financial goals (previously 80% financial goals and 20% individual objectives). As a result, for 2021, Mr. Begor’s AIP payout was based upon our Corporate Adjusted EPS (81.25% weighting) and Corporate Operating Revenue (18.75% weighting). The Committee set non-financial performance objectives for Mr. Begor, including the required security goal and a workforce diversity-related goal; however, Mr. Begor’s performance against those objectives did not impact his 2021 incentive payout.

Mr. Begor achieved a rating of “Distinguished” based on his achievements for 2021. These achievements included:

•	Led the Company to hold its first Investor Day since 2012, including the issuance of a new long-term financial framework and capital allocation plan through 2025.
•	Led the Company to achieve record performance levels while continuing to safely navigate the COVID-19 pandemic.
•	Made strong progress on the acceleration of new product innovations, delivering 151 new products and raising the Vitality Index to 8.8%, up from 5.2% in 2020, and exceeding performance targets.
•	Completed eight acquisitions, deploying nearly $3 billion of capital in investments that are expected to deliver over $300 million in revenue in 2022.
•	Expanded our commitment to ESG issues, including through the issuance of quantitative disclosures related to Inclusion and Diversity in accordance with the EEO-1 and SASB frameworks and making a commitment to net-zero greenhouse gas emissions by 2040—a market-leading sustainability commitment enabled by our Equifax Cloud transformation.
•	Continued to attract and retain an exceptional and diverse leadership team.
•	Drove strong progress on our Equifax Cloud transformation, including top line and cost savings.
•	Led our team to accelerate our security leadership, strengthening our security program maturity and risk posture as measured by independent third parties.
•	Oversaw engagement and remediation efforts that resulted in the lifting of the consent order with the multi-state banking regulators that was imposed following the 2017 cybersecurity incident.

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John Gamble I Corporate Vice President and Chief Financial Officer

Objectives	Target Level	Actual Results	Actual as a % of Target	2021 Incentive
Corporate Adjusted EPS	$6.54	$7.648	200	$819,093
Corporate Operating Revenue	$4.499 billion	$4.888 billion	200	$189,021
Individual Objectives	$126,014	Distinguished	200	$252,028

Mr. Gamble achieved a rating of “Distinguished” based on his achievements for 2021. These achievements included:

•	Played an integral role in a highly successful Investor Day where the Company re-introduced a long-term financial framework and capital allocation plan through 2025.
•	Effectively financed nearly $3 billion of acquisitions, which are expected to deliver over $300 million in revenue in 2022.
•	Refinanced our debt obligations to eliminate near-term maturities and increase liquidity, including refinancing our revolving credit facility and overseeing a successful $1.1 billion public debt offering in August 2021.
•	Led financial aspects of our significant Equifax Cloud transformation efforts, including exceptional management of critical milestone completions based on overall financial achievement.
•	Drove efforts within the finance organization to enhance reporting and management of Cloud-related costs, including by conducting frequent reviews with each business unit and corporate department regarding transformation progress and investment, and improving consistency of cost tracking across business units.

Rudy Ploder I President, Workforce Solutions

Objectives	Target Level	Actual Results	Actual as a % of Target	2021 Incentive
Corporate Adjusted EPS	$6.54	$7.648	200	$348,418
Workforce Solutions Operating Revenue	$1.600 billion	$1.961 billion	200	$348,418
Workforce Solutions Operating Income	$775.2 million	$1.007 billion	200	$232,279
Individual Objectives	$116,140	Distinguished	200	$232,279

Mr. Ploder achieved a rating of “Distinguished” based on his achievements for 2021. These achievements for Workforce Solutions included:

•	Delivered record financial performance, with over $2 billion in revenue, up 39% over 2020.
•	Led the Company with the highest level of new product innovations, including mortgage and talent solutions products to further penetrate specific customer and industry demand.
•	Acquired four companies that aligned with our M&A strategy of growing core data assets, adding to the data hub and moving into market adjacencies.
•	Drove growth of active records on The Work Number to 136 million while also growing contributors to over 2.5 million.
•	Strengthened high performing leadership team by identifying and developing key talent and ensuring competitive retention.
•	Ensured that Verification Services completed its Cloud-native journey.

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Bryson Koehler I Chief Technology, Product and Data & Analytics Officer

Objectives	Target Level	Actual Results	Actual as a % of Target	2021 Incentive
Corporate Adjusted EPS	$6.54	$7.648	200	$659,883
Corporate Operating Revenue	$4.499 billion	$4.888 billion	200	$152,281
Individual Objectives	$101,521	Distinguished	200	$203,041

Mr. Koehler achieved a rating of “Distinguished” based on his achievements for 2021. These achievements included:

•	Led enterprise to achieve $2.5 billion of revenue flowing through its Cloud systems, exceeding performance target.
•	Oversaw efforts to house over 500 billion records in the data fabric at the end of 2021, with over 340 million and 50 million people keyed and linked in the U.S. and Canada, respectively.
•	Drove efforts to decommission applications, resulting in 45% of all Equifax applications (81% of U.S. applications) that were in product three years ago being fully decommissioned.
•	Led the Technology and Product organizations to achieve strong progress on the acceleration of new product innovations, delivering 151 new products and raising the Vitality Index to 8.8%, up from 5.2% in 2020 and exceeding performance targets.
•	Developing and retaining a high-performing, diverse team despite a highly-competitive labor market.

Sid Singh I President, USIS

Objectives	Target Level	Actual Results	Actual as a % of Target	2021 Incentive
Corporate Adjusted EPS	$6.54	$7.648	200	$326,351
USIS Operating Revenue	$1.575 billion	$1.588 billion	124	$202,860
USIS Operating Income	$516.0 million	$506.9 million	84	$91,831
Individual Objectives	$108,784	Distinguished	200	$217,567

Mr. Singh achieved a rating of “Distinguished” based on his achievements for 2021. These achievements for USIS included:

•	Drove improvements in our customer-focused business model, including by adding 25% capacity to sales, establishing a new customer success manager role and launching USIS University to better serve our customers.
•	Effectively managed the mortgage market decline by focusing on non-mortgage revenue, which increased 16% compared to 2020.
•	Leveraged differentiated data assets to drive new products, resulting in 27 new products introduced by USIS in 2021.
•	Oversaw the successful acquisitions of Kount and Teletrack, further strengthening our ID&F portfolio and differentiated data assets.
•	Drove strong progress to execute on Cloud technology transformation, exceeding performance targets for customer migrations and remaining on track to complete the USIS cloud migration on 2022.

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2021 Long-Term Equity Incentive Compensation

Overview

The Committee considers individual performance and the prior year’s awards in granting long-term incentives. The value of equity grants increases with the level of position, and for our CEO and other NEOs it is the largest element of their total compensation package. In determining the value of long-term incentive awards to executive officers other than the CEO, the Committee considers numerous factors including the benchmarking data described above, individual performance and share run rate (a measure of actual equity-grant activity in relation to the total number of shares outstanding at the Company).

In February 2021, in connection with the extension of our CEO’s employment agreement, the Committee approved an LTI award mix for 2021 for our CEO that consists of TSR performance shares (weighted 60%), premium-priced stock options (weighted 20%) and time-based RSUs (weighted 20%). These changes resulted in 80% of our CEO’s 2021 LTI award being subject to substantive performance requirements and only 20% being subject to standard time-based vesting, compared to an equity weighting of 50% each under the terms of his original employment agreement. Moreover, the inclusion of premium-priced stock options in place of traditional stock options tightens the link between the CEO’s LTI compensation and the creation of shareholder value.

In February 2021, the Committee approved a 2021 LTI structure for our other NEOs that is generally consistent with the standard award mix we had in place prior to the 2017 cybersecurity incident: performance shares (weighted 50%); market-priced stock options with a ten-year term (weighted 25%); and time-based RSUs (weighted 25%). As detailed in our 2021 proxy statement, following a review of competitive market data and taking into consideration the successful execution of our three-year data security and cloud technology transformation, the Committee determined it was appropriate to return to a more traditional LTI structure for these NEOs.

A detailed description of each element of our 2021 LTIP follows.

2021 LTIP Elements

TSR Performance Shares

This performance metric aligns with shareholder interests, as higher cumulative TSR results in higher returns for shareholders. Performance shares are earned, if at all, based on the percentile ranking of the Company’s cumulative TSR compared to the TSR of the companies in the S&P 500 Index (as constituted on the initial grant date, subject to certain adjustments) after a three-year performance period. TSR performance shares accrue dividend equivalent units, which are payable only with regard to earned shares that are delivered upon settlement.

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Payouts in February 2024 (if any) for the performance shares awarded on February 12, 2021 will be based on the following scale, with straight-line interpolation between the threshold and maximum levels:

TSR PERFORMANCE SHARES: PERFORMANCE/PAYOUT SCALE

Company TSR Percentile	Performance Share Payout as a % of Target
75th	200%
50th	100%
25th	50%
Below 25th	0%

The number of TSR performance shares payable is the target award multiplied by a percentage (from 0% to 200%), calculated by taking an average of the payout percentages achieved for each of the last four quarters of the performance period based on the Company’s cumulative TSR percentile ranking through the end of each such quarter. Basing the award payout on the average of the payout percentages for each of the last four quarters of the three-year performance period counterbalances potential late performance period volatility.

If our team does not deliver threshold performance, the value of the performance shares will be $0. In addition, in the event our cumulative TSR is negative over the three-year performance period, the payout is capped at 100% of the target shares, irrespective of our TSR percentile rank versus peers. Beginning with the 2021 grants, TSR performance share awards require the recipient to hold the shares for a period of 12 months following vesting.

Premium-Priced Stock Options

The use of premium-priced stock options for awards to our CEO tightens the link between our long-term incentive compensation and the creation of shareholder value by ensuring that our CEO receives gains only after a premium return is delivered to investors. This construct reduces the possibility that broad industry or market growth, as opposed to Company-specific performance, leads to individual gain by our CEO. If our CEO is not able to lead our team to drive share price returns in excess of the exercise price before the expiration date, the realized value of his 2021 stock options will be $0.

The exercise prices of stock options granted in 2021 for our CEO were set above the fair market value of our stock in two equally weighted tranches, with exercise prices of 110% and 120% of the grant date fair market value of our stock. The premium-priced stock options granted on February 12, 2021 cliff-vest on December 31, 2025, assuming continued employment with the Company, and have a seven-year term.

Market-Priced Stock Options

The Compensation Committee believes that market-priced stock options provide a strong incentive for the creation of long-term shareholder value, because stock options may be exercised for a profit only to the extent our stock price appreciates after the grant date. If our NEOs are not able to drive share price returns in excess of the exercise price before the expiration date, the realized value of their 2021 stock options will be $0.

The exercise price of stock options granted in 2021 for our NEOs other than the CEO were set at the grant date fair market value of our stock. The market-priced stock options granted on February 12, 2021 vest in one-third installments on each one-year anniversary of the grant date, assuming continued employment with the Company, and have a ten-year term.

RSUs

We use RSUs to encourage retention of our employees over the long-term and simultaneously inspire our team to focus on corporate performance. The RSUs issued to our NEOs on February 12, 2021 vest on the third anniversary of the grant date. The value of RSUs varies directly with the market price of our common stock, which creates an added incentive to make decisions that will build shareholder value over the long term. RSUs accrue dividend equivalent units.

Determination of 2021 LTI Grant Values

The Compensation Committee set 2021 long-term incentive grant values by establishing a dollar value for each NEO and then converting this dollar value to a number of performance shares, stock options and RSUs based on the grant date fair value of the award on the relevant grant date. The grant date fair value of performance shares is based on the Monte Carlo equity valuation model. The grant date fair value of premium-priced stock options is based on a Monte Carlo model, which is built on a lattice model framework. The grant date fair value of market-priced stock options is based on the binomial option pricing model, which incorporates assumptions regarding anticipated employee exercise behavior, expected stock price volatility, dividend yield and risk-free interest rate.

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Following several years of distinguished performance, the Compensation Committee revisited our CEO’s target LTI opportunity in connection with the extension of his employment agreement in February 2021. Following review, the Committee increased Mr. Begor’s minimum LTI opportunity to $10.1 million, in view of his demonstrated ability to drive the success of the company and build shareholder value, as well as the Committee’s desire to retain Mr. Begor through 2025. See “CEO Employment Agreement” on pages 62-64 for additional detail.

The following table details the target grant value used by the Compensation Committee to determine the number of performance shares, stock options and RSUs granted to each NEO in 2021. Actual grant date values, computed in accordance with applicable accounting standards, are disclosed in the “2021 Grants of Plan-Based Awards” table on page 69. The actual value of equity awards that may be realized by the NEOs will depend on their continued service and our future stock price performance.

TARGET GRANT VALUE FOR 2021 LTI AWARDS

The Committee approved a 2021 LTI award mix for our CEO that included TSR performance shares (weighted 60%), premium-priced stock options (weighted 20%) and time-based RSUs (weighted 20%). The Committee approved a 2021 LTI award mix for our NEOs other than the CEO that included TSR performance shares (weighted 50%), market-priced stock options with a ten-year term (weighted 25%) and time-based RSUs (weighted 25%).

Name(1)	Target Grant Value ($)	Target Number of Performance Shares Granted(2)	Number of Stock Options Granted(3)	Number of RSUs Granted(4)
M. Begor	10,100,000	37,703	57,347	11,400
J. Gamble	1,750,000	5,444	9,877	2,469
R. Ploder	1,500,000	4,666	8,468	2,116
B. Koehler	1,200,000	3,733	6,773	1,693
S. Singh	1,300,000	4,044	7,338	1,834

(1)	The Committee approved annual equity awards to each of the NEOs with a February 12, 2021 grant date. The closing stock price on such date was $177.19.
(2)	The grant date fair value of each performance share was $160.72.
(3)	Premium-priced stock options were granted to our CEO in 2021 and market-priced stock options were granted to our other NEOs. The exercise prices of stock options granted to our CEO were set above the fair market value of our stock in two equally-weighted tranches, with exercise prices of 110% and 120% of the grant date fair market value of our stock. The grant date fair value of each premium-priced stock option, with exercise prices of 110% and 120% of the grant date fair market value of our stock, were $37.76 and $33.00, respectively. The grant date fair value of each market-price stock option was $40.10.
(4)	The grant date fair value of each RSU was $177.19.

2019-2021 Performance Share Awards

In February 2022, the Compensation Committee approved the vesting and payment of the FY2019-FY2021 performance shares at 195.5% of their target award level. The Committee’s determination was based on the Company’s achievement of total shareholder return relative to companies in the S&P 500 Index (as constituted on the initial grant date, subject to certain adjustments) over the three-year performance period ended December 31, 2021. The number of performance shares payable was the target award multiplied by a percentage (from 0% to 200%) that was calculated by taking the average of the payout percentages achieved through each of the last four quarters of the performance period, based upon the Company’s cumulative TSR percentile ranking through the end of each such quarter, as shown in the table below:

	Period from January 1, 2019 through the end of:
	Q1 2021		Q2 2021		Q3 2021		Q4 2021		Average
Equifax TSR	99.13%		163.76%		179.48%		223.33%
Equifax Percentile vs. S&P 500	83	rd	93	rd	95	th	95	th
Payout	181.9%		200%		200%		200%		195.5%

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Actions Taken with Respect to 2022 Compensation

Expanded ESG-Related Performance Goals under 2022 AIP

Our Annual Incentive Plan has incorporated an ESG goal since 2018, when we first adopted a security goal modifier for all participants. In 2021, we shifted the security goal from a downward modifier to a required component of each participant’s individual objectives. As a result, all 2021 AIP participants—including our CEO, other NEOs and senior leadership team members—had an ESG security goal as part of their individual performance objectives. In addition, in view of his leadership role to drive progress toward our ESG priorities, our CEO had an additional ESG workforce diversity goal as part of his 2021 individual performance objectives.

Under the 2022 AIP, in support of our accelerating enterprise-wide ESG priorities, all members of our Company’s senior leadership—including our CEO, other NEOs and senior leadership team members—now have a broad set of ESG goals as part of their individual performance objectives. ESG goals under the 2022 AIP include, but are not limited to, goals related to environment, consumer impact (including financial inclusion and access to credit), workforce diversity, security and governance. All employees in senior leadership roles—including our CEO, other NEOs and senior leadership team members—are required to have individual ESG performance goals related to workforce diversity and security, and may also have additional ESG goals related to their individual roles. Beyond the senior leadership level, participants in the 2022 AIP have the required ESG security goal, as well as other ESG goals related to their individual roles, as part of their individual performance objectives.

Added Adjusted EBITDA Performance Shares as 2022 LTI Component

Based on a 90% approval of our compensation program at the 2021 Annual Meeting and direct engagement with nearly 53% of our shareholder base since that time, our investors have expressed support for our overall compensation strategy, including our LTI program.

In January 2022, the Committee approved a 2022 LTI structure for our NEOs other than the CEO consisting of performance shares (weighted 50%), market-priced stock options with a ten-year term (weighted 25%) and time-based RSUs (weighted 25%). The LTI award mix for our CEO is set forth in his employment agreement and consists of performance shares (weighted 60%), premium-priced stock options (weighted 20%) and time-based RSUs (weighted 20%). See “CEO Employment Agreement” on pages 62-64 for more information regarding our CEO’s LTI awards.

The 2022 LTI framework for our NEOs (including our CEO) is generally consistent with the 2021 LTI award mix, except the Committee added an Adjusted EBITDA component to the performance share structure to complement the existing TSR performance shares. The 2022 performance share awards are split evenly between Adjusted EBITDA performance shares and TSR performance shares and continue to cliff vest following the three-year performance period. The decision to reintroduce an operational metric to the LTI program is in response to shareholder feedback and a review of the market. The plan is intended to strike a balance between market and operational performance, given that market performance may not always reflect operational performance and relative TSR positioning may be impacted by factors outside of the control of our NEOs. Despite the change, our LTI program continues our emphasis on shareholder alignment with 25% of the performance share awards still tied to relative TSR.

Other Compensation Program Information

Equity Award Grant Practices

We have a written policy on equity grants designed to formalize our equity grant practices and ensure that equity awards will be made on specified dates. The Compensation Committee reviews and approves annual equity-based awards to senior executives who are direct reports to the CEO or reporting officers under Section 16 of the Exchange Act in the first calendar quarter of each year (around the time of their annual performance reviews). In accordance with our policy and shareholder-approved 2008 Omnibus Incentive Plan, the Committee has delegated specific authority to the CEO to approve grants to non-executive officers and other eligible employees. We may make equity awards at other times during the year for new hires or other reasons, such as a job promotion or as a result of an acquisition. The Compensation Committee reviews equity grants made pursuant to the CEO’s delegated authority on a quarterly basis.

We generally schedule Board and Committee meetings at least a year in advance and, as noted above, make annual equity awards to our NEOs at around the same time every year.

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Retirement and Other Benefits

Our NEOs receive retirement, deferred compensation and other benefits that are designed to be part of a competitive package to attract and retain executive talent. We maintain the following retirement, deferred compensation and other benefit plans, in which all or some of our NEOs participate:

401(k) Plan

The 401(k) Plan is a tax-qualified defined contribution plan that permits eligible employees (including NEOs) to defer a portion of their compensation and receive Company matching contributions.

Supplemental Retirement Plan

The Supplemental Retirement Plan for Executives of Equifax Inc. (the “SERP”) covers certain of our NEOs (Messrs. Gamble and Ploder) as well as certain senior executive officers designated by the Compensation Committee. The SERP provides monthly supplemental retirement benefits after retirement. The SERP was closed to new participants after January 1, 2016.

Supplemental Contribution Program

In 2016, we amended the Executive Deferred Compensation Plan to establish a supplemental retirement contribution program (the “Supplemental Contribution Program”) for senior executive officers designated by the Compensation Committee. The Supplemental Contribution Program provides for an annual contribution equal to 10% of the sum of the eligible executive’s base salary paid and cash incentive earned for the year. Messrs. Begor, Koehler and Singh participate in the Supplemental Contribution Program. Messrs. Gamble and Ploder participate in the SERP and are not eligible to participate in the Supplemental Contribution Program.

Deferred Compensation Plans

The NEOs and other executives are eligible to participate in the Company’s non-qualified deferred compensation plans. These plans allow participants to elect to defer cash compensation and receipt of shares of Company stock on vesting of RSU and performance share awards. Deferred amounts are payable upon the executive’s retirement or other termination of employment.

Other Benefits

We provide our NEOs with benefits generally available to our U.S. employees, including participation in our employee stock purchase program and medical, dental, vision, life insurance and disability insurance benefits.

Limited Perquisites

We offer limited perquisites to our executive officers. Perquisites for our executives have the following objectives:

•	maximizing the value of Company-provided compensation through provision of an annual financial planning allowance;
•	supporting executives’ continued health and ability to render services to the Company through an annual physical program;
•	protecting the health and safety of the CEO by requiring the use of private aircraft for all travel through May 2021 in response to the COVID-19 pandemic and, to allow the CEO’s travel time to be used productively, providing the CEO with private aircraft usage after May 2021 for personal purposes, up to an annual limit of $200,000; and
•	providing monthly relocation living allowances under certain circumstances, as approved by the Compensation Committee.

The NEOs are eligible to receive financial planning and tax services in an annual amount of up to $50,000 for the CEO and $10,000 for other NEOs ($12,500 in their first year for newly-hired and newly-promoted executives) and comprehensive medical examinations. The attributed costs of perquisites are included in the “All Other Compensation” column of the Summary Compensation Table on page 67 and Note 6 thereto. We do not provide tax reimbursement on the value of the applicable perquisite other than certain relocation and foreign tax expenses.

CEO Employment Agreement

On February 4, 2021, the Company entered into a letter agreement (the “Letter Agreement”) with our CEO which amends certain terms of the employment agreement between the Company and Mr. Begor dated March 27, 2018 (the “Original Employment Agreement” and, as amended by the Letter Agreement, the “Employment Agreement”). The Letter Agreement provides for a five-year term of employment, ending on December 31, 2025. This change in conjunction with those described below is

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intended to ensure Mr. Begor’s continued leadership and to further align realized pay with long-term shareholder value and the continued success of our business strategy. Since joining Equifax as CEO in 2018, Mr. Begor led the effort to regain the confidence of customers and consumers following the 2017 cybersecurity incident and drove a $1.5 billion cloud data and technology transformation across the global enterprise. This cloud data and technology transformation has repositioned Equifax as a global data, analytics and technology leader with industry-leading security. The Board believes that Mr. Begor’s strategic, visionary and innovative leadership and in-depth knowledge of our business make him uniquely qualified to continue to lead the Company and execute our strategy for shareholder value creation.

Under the Employment Agreement, Mr. Begor’s annual base salary is $1.5 million, subject to increase, but not decrease, by the Board or the Compensation Committee. The Letter Agreement increases Mr. Begor’s target annual cash incentive award opportunity from 100% to 120% of his annual base salary, commencing in 2021. The Letter Agreement also specifies that, commencing in 2021, Mr. Begor’s annual cash incentive award will be determined exclusively based upon achievement measured against specified Company financial goals, rather than 80% Company financial goals and 20% individual objectives.

Mr. Begor’s 2020 long-term incentive award minimum target grant date value was increased to $8.1 million by the Compensation Committee. Under the terms of the Letter Agreement, commencing in 2021, the minimum target grant value of Mr. Begor’s annual long-term incentive award was replaced with a fixed target grant value of $10.1 million. Commencing in 2021, the components of Mr. Begor’s annual long-term incentive award consist of (i) 60% performance shares, (ii) 20% premium-priced stock options and (iii) 20% time-based RSUs. Each grant of premium-priced stock options cliff vest on the later of (i) December 31, 2025 and (ii) the third anniversary of the date of grant. The premium-priced stock options granted in 2021 and 2022 have a seven-year term and the premium-priced stock options granted in 2023, 2024 and 2025 will have a six-year term. Each award of premium-priced options will be split evenly into two equally weighted tranches, based on fair value on the grant date, with exercise prices set at premiums of 110% and 120% to the fair market value of a share of our common stock on the applicable date of grant.

The changes described above result in 80% of Mr. Begor’s annual long-term incentive award being subject to substantive performance requirements and only 20% being subject to time-based vesting. This compares to an equal weighting of 50% each under the terms of the Original Employment Agreement. The Letter Agreement includes premium-priced stock options in place of traditional stock options that were contemplated under the terms of the Original Employment Agreement, which tighten the link between long-term incentive compensation and creation of shareholder value. Mr. Begor’s annual long-term incentive award will be subject to the Company’s enhanced clawback policy whereby the Board may recover incentive compensation awarded to employees in the event of misconduct or failure of oversight that results in significant financial or reputational harm, irrespective of whether there has been a financial restatement.

Mr. Begor participates in the Company’s incentive, savings, retirement and welfare benefit plans and programs made available to senior executives. The Employment Agreement provides for perquisites that include health care and a financial planning allowance. These perquisites serve the important business purposes of ensuring that our CEO is aware of his personal health and receives adequate assistance in managing his personal finances, each of which enables him to focus his time on managing our business.

If Mr. Begor is terminated by the Company without “cause” (other than due to “disability” or death) or resigns for “good reason” (each as defined in the Employment Agreement), he will be entitled to receive, provided he signs a release of claims against the Company and complies with applicable restrictive covenants: (i) a severance payment equal to twice the sum of (x) his annual base salary and (y) his target annual incentive opportunity for the year of termination, (ii) any accrued but unpaid annual incentive plus a pro rata annual incentive for the year of termination, (iii) for all other equity awards (except as described below for the long-term incentives awards commencing in 2021), continued vesting under the Company’s equity incentive plan until the second anniversary of the termination date (subject, in the case of performance-based awards, to certification by the Board of the Company’s performance), with vested stock options being exercisable until the second anniversary of termination (or, to the extent such options vest within the 90 days before such second anniversary, until such 90 day period after such vesting has elapsed) (but not beyond their original expiration date) and (iv) access to the Company’s health plan for two years or the lesser period permitted by the Company’s general benefits plans and applicable law and monthly payments of or an amount equal to premiums for continuation of healthcare coverage under Section 4980B of the Internal Revenue Code (“Code”) or comparable law (“COBRA”) for 24 months.

If Mr. Begor is terminated by the Company without cause (other than due to disability or death) or resigns for good reason, in each case on or following April 17, 2023, the annual long-term incentive awards granted to Mr. Begor in 2021 through 2025 will continue to vest until the earlier of the applicable vesting date and the second anniversary of the date of his termination of employment, with each such award becoming vested in accordance with the original vesting schedule. Upon the second anniversary of any such termination of employment, each such outstanding award will vest on a pro-rated basis determined based on the portion of the original vesting schedule that has elapsed through such second anniversary (subject, in the case of performance shares, to certification by the Board of the Company’s performance following the end of the applicable performance period). Following any such termination of employment, Mr. Begor will have 36 months to exercise his vested options (or, if earlier, until the applicable expiration date of the option).

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If Mr. Begor is terminated by the Company without cause (other than due to disability or death) or resigns for good reason within the period six months prior to and two years after a “change in control” (as defined in the Employment Agreement), he will be entitled to receive, provided he signs a release of claims against the Company and complies with applicable restrictive covenants, (i) a lump sum payment equal to three times the sum of (x) his annual base salary and (y) his target annual incentive opportunity for the year of termination, (ii) any accrued but unpaid annual incentive plus a pro rata annual incentive for the year of termination, (iii) full vesting of any outstanding equity awards (subject, in the case of performance-based awards, to the determination of achievement of the performance measures in accordance with the applicable award agreement and incentive plan) and (iv) access to the Company’s health plan for two years or the lesser period permitted by the Company’s general benefits plans and applicable law and monthly payments of or an amount equal to premiums under COBRA for 24 months.

Mr. Begor is required to own and hold Company stock having a value equal to six times his annual base salary within five years of his appointment.

The Employment Agreement contains confidentiality, non-competition and non-solicitation restrictions during the term of the Employment Agreement and for certain specified periods thereafter, that are comparable to the restrictions applicable to other senior executives.

Except for Mr. Begor’s Employment Agreement, employment agreements are not used with respect to any other executive officer, each of whom is employed on an “at will” basis.

Change in Control Arrangements

The Equifax Inc. 2019 Change in Control Severance Plan (the “CIC Plan”) replaced the prior change in control agreements between the Company and all executive officers who previously were party to an existing change in control agreement, including Messrs. Gamble and Ploder. The CIC Plan applies to each of our NEOs and senior executives, except our CEO. The severance benefits applicable to Mr. Begor in the event of a change of control are contained in his employment agreement with the Company, as described above. See “Change in Control Severance Plan” on page 82 for more information on the CIC Plan.

Subject to the discretion of the Compensation Committee, under the 2008 Omnibus Incentive Plan and applicable award agreements, equity awards granted to our NEOs include a “double-trigger” change in control provision to limit accelerated vesting in the event of a change in control of Equifax to those situations where an executive is terminated without cause, the executive terminates for good reason or the acquirer fails to assume the awards.

Consideration of Certain Tax Effects

The Company’s annual tax deduction for compensation paid to each of the NEOs and certain other current or former officers who are subject to the compensation limits of Code Section 162(m) is capped at $1 million. Section 162(m) previously provided an exemption from the $1 million cap for compensation qualifying as “performance-based” compensation if certain requirements were met. Prior to the fiscal year ended December 31, 2018, we historically designed our annual incentive and long-term incentive programs for NEOs to qualify for that exemption. As a result of tax legislation that was enacted December 22, 2017, the exemption for performance-based compensation was repealed effective for tax years beginning after December 31, 2017, and the number of employees who are considered “covered employees” subject to the Section 162(m) limit was expanded to include the Chief Financial Officer (who was previously excluded) and certain former NEOs and other officers. As a result of these changes, compensation in excess of $1 million paid to covered employees will not be deductible in 2018 or future years unless it qualifies for transition relief applicable to certain arrangements in place as of November 2, 2017 and not materially modified on or after such date.

The Compensation Committee will continue to consider these implications, including the potential lack of deductibility under Section 162(m), among several factors when making compensation decisions, but the Compensation Committee has provided and reserves the right to provide compensation that does not qualify as deductible under Section 162(m).

Management of Compensation-Related Risk

In establishing and reviewing the Company’s executive compensation program, the Compensation Committee considers whether the program encourages unnecessary or excessive risk-taking and has concluded that it does not. The Committee reviewed our material compensation programs and noted numerous ways in which risk is effectively managed or mitigated. This evaluation for 2021, which was conducted with the assistance of management and the Committee’s outside compensation consultant (FW Cook), covered a wide range of practices and policies. All plans were deemed to have substantial risk mitigators which, in the most material incentive plans, include a balanced mix of

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fixed and variable pay and short- and long-term incentives; use of multiple performance measures including corporate, business unit and individual performance weightings in incentive plans; a portfolio of long-term equity incentives including time-based and performance-based measures; caps, discretion in payment, decelerators, clawbacks, oversight by non-plan participants, significant stock ownership guidelines, pre-approval requirements for executive stock transactions; and the existence of policies prohibiting Company stock hedging and pledging and requiring executive incentive compensation recoupment in specified circumstances.

The Compensation Committee has also reviewed the Company’s overall enterprise risks and how compensation programs for employees generally impacted individual behavior that could exacerbate these enterprise risks. Board and management processes are in place to oversee risk associated with global compensation programs and practices, including, but not limited to, regular business reviews; alignment of compensation plan goals with our annual and long-term strategic goals and performance expectations; review of enterprise risk management by the Board as part of the annual strategy and budget reviews; and other appropriate internal controls. The Committee concluded that the Company’s compensation plans, programs and policies, considered as a whole, including applicable risk-mitigation features, are not reasonably likely to have a material adverse effect on the Company.

Policies on Clawback of Incentive Compensation

We have a clawback policy that covers all employees, including executive officers, and applies to equity awards and other incentive compensation awarded to such employees. The Compensation Committee has discretion to apply the policy to recover and recoup incentive compensation in all of the events described below:

Events that Trigger Action	Covered Persons	Covered Awards
Material restatement with misconduct	Current and former employees	Annual and long-term incentives awarded within three-year period preceding the date the misconduct is discovered
Material restatement without misconduct	Current and former executives	Excess amount of annual and long-term incentives awarded within three-year period preceding the restatement date
Materially inaccurate financial statements or performance metrics with misconduct	Current and former employees	Annual and long-term incentives awarded within three-year period preceding the date the misconduct is discovered
Materially inaccurate financial statements or performance metrics without misconduct	Current and former employees	Excess amount of annual and long-term incentives awarded within three-year period preceding the date the inaccuracy is discovered
Misconduct resulting in significant financial and/or reputational harm and the employee either engaged in the misconduct or failed to fulfill his or her supervisory responsibility to prevent another employee from engaging in such misconduct	Current and former employees	Annual and long-term incentives awarded within three-year period preceding the date the misconduct is discovered

The policy also provides that the Company will disclose its decision to take action, the number of employees impacted and their seniority, and the aggregate amount of the clawback/forfeiture if the underlying circumstances of the misconduct are publicly disclosed. The policy provides that the Committee may limit or eliminate disclosure if the events are not publicly disclosed or if disclosure would be likely to result in or exacerbate any litigation or other proceeding against the Company or its officers or directors, violate applicable law with respect to privacy, violate legal privilege or breach a contractual obligation.

Under the terms of award agreements issued under our 2008 Omnibus Incentive Plan, employees, including our NEOs, who violate the agreement’s non-compete, non-solicitation and non-disclosure restrictions or who engage in certain other activities detrimental to the Company may be subject to financial consequences, including cancellation of their outstanding equity awards or recovery by the Company of all gains from exercised stock options and vested shares received during the period beginning six months prior to the date of the violation. In addition, these recovery means are also applicable to the incentive equity awards of any employee who is terminated for cause, as determined in the sole discretion of the Committee.

These clawback policies are in addition to any policies or recovery rights provided under applicable law.

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Stock Ownership Requirements

The Compensation Committee recognizes the critical role that executive stock ownership has in aligning the interests of management with those of shareholders. As such, we maintain a formal stock ownership policy, under which our CEO and our other senior executives are required to acquire and hold Equifax common stock with a market value of six times base salary and three times base salary, respectively, within five years of assuming their respective positions. As of the most recent annual measurement date, all of our executive officers were in compliance with our stock ownership requirements.

Mandatory Trading Plans for Senior Executives

Our insider trading policy prohibits our CEO and other senior executives from purchasing or selling Equifax securities except pursuant to a Rule 10b5-1 trading plan in a form that has been approved by the Office of Corporate Secretary. Our policy governing executive officer trading plans was designed to meet or exceed existing SEC requirements for such plans and reflects strong governance practices.

Hedging and Pledging Policies

Under our insider trading policy, our employees, officers and directors are prohibited from purchasing or selling financial instruments (including prepaid variable forward contracts, equity swaps, collars, exchange funds and other derivative securities), or otherwise engaging in transactions that hedge or offset, or are designed to hedge or offset, any decrease in the market value of Equifax securities. We also prohibit our directors, officers and employees from holding our stock in a margin account or pledging our stock as collateral for a loan.

Compensation Committee Interlocks and Insider Participation

Mark Feidler, Robert Marcus, Siri Marshall (retired from the Board on May 6, 2021), Robert Selander and Melissa Smith were members of the Compensation Committee during 2021. None of these individuals is or has been an executive officer of the Company, or had any relationship requiring disclosure by the Company under the SEC’s rules requiring disclosure of certain relationships and related party transactions. None of the Company’s executive officers served as a director or a member of a compensation committee (or other committee serving an equivalent function) of any other entity, the executive officers of which served as a director of the Company or a member of the Compensation Committee during 2021.

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Summary Compensation Table

The following table presents information regarding compensation of the NEOs for services rendered during 2021, 2020 and 2019. The table includes values for contingent compensation such as unvested or unpaid stock awards and unexercised stock options. The executives may never realize the value of certain items included in the column headed “Total,” or the amounts realized may differ materially from those listed in the table.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(5)	All Other Compensation ($)(6)	Total ($)
Mark W. Begor	2021	1,500,000	0	8,079,933	2,020,085	3,600,000	0	865,557	16,065,575
Chief Executive Officer	2020	1,557,692	0	6,075,108	2,024,985	3,115,385	0	928,054	13,701,224
	2019	1,500,000	0	7,749,940	3,250,073	1,407,465	0	374,074	14,281,552
John W. Gamble, Jr.	2021	741,260	0	1,312,491	437,526	1,260,142	1,178,700	22,471	4,952,590
Corporate Vice President and Chief Financial Officer	2020	711,424	0	1,125,069	375,000	1,209,421	987,900	22,006	4,430,820
	2019	685,075	0	1,856,192	843,811	584,871	867,000	16,400	4,853,349
Rodolfo O. Ploder	2021	683,173	0	1,124,896	375,111	1,161,394	1,604,500	40,495	4,989,569
President, Workforce Solutions	2020	597,116	0	825,069	275,001	955,385	1,072,200	42,071	3,766,842
	2019	564,616	75,000	1,374,912	625,090	594,393	1,057,900	39,070	4,330,981
Bryson R. Koehler	2021	676,803	0	899,984	300,027	1,015,205	0	199,886	3,091,905
Chief Technology, Product and Data & Analytics Officer	2020	675,481	0	750,137	250,012	1,013,221	0	195,665	2,884,516
	2019	625,000	7,000	1,237,471	562,535	533,583		145,226	3,110,815
Sid Singh	2021	639,904	0	974,955	325,055	838,609	0	175,492	2,954,015
President, U.S. Information Solutions	2020	592,308	0	825,069	275,001	930,418	0	177,350	2,800,146
	2019	465,385	750,000	4,374,957	580,789	490,178	0	117,899	6,779,208
(1)	Salary represents base salary paid to each of the NEOs for each year shown. Amounts shown are not reduced to reflect the individuals’ election, if any, to defer receipt of salary under the Equifax 2005 Executive Deferred Compensation Plan. Amounts for 2020 reflect an additional 27th pay period, applicable to all employees, due to the leap year calendar.
(2)	For each NEO, the amounts in this column represent the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 without regard to estimated forfeitures related to service-based vesting conditions. Stock awards in 2021 included time-vested RSUs and TSR performance shares. For the 2021 TSR performance share awards, the value at the grant date is determined using a Monte Carlo valuation model consistent with the estimated full cost to be recognized over the three-year performance period based on the probable outcome of the performance conditions. The calculations reflect an accounting value for the 2021 TSR performance share grants of $160.73 per share for the awards, which was 90.71% of our closing stock price of $177.19 on the February 12, 2021 grant date. Assumptions used in the calculation of the amounts in this column are described in Note 8 to our audited consolidated financial statements for the fiscal year ended December 31, 2021, in our 2021 Form 10-K.
The value of the 2021 time-vested RSU and TSR performance share awards, assuming the highest level of performance under the performance share awards would be achieved (200% of the target), based on the closing price of our common stock on the grant date are as follows: Mr. Begor, $15,381,155; Mr. Gamble, $2,366,727; Mr. Ploder, $2,028,471; Mr. Koehler, $1,622,883; and Mr. Singh, $1,758,079. The NEOs may never realize any value from the performance shares, and to the extent they do, the amounts realized may have no correlation to the amounts reported above.
(3)	The amount in this column shows the aggregate grant date fair value of stock options computed in accordance with FASB ASC Topic 718. The amount is based on the fair value of the stock option award as estimated using the binomial model multiplied by the number of shares subject to the option award. Assumptions used in the binomial model for calculation of the amounts in this column are described in Note 8 to our audited consolidated financial statements for the fiscal year ended December 31, 2021, in our 2021 Form 10-K.
(4)	Represents annual incentive awards paid under the Annual Incentive Plan for services performed in 2021, 2020 and 2019, respectively. Amounts shown are not reduced to reflect the NEO’s election, if any, to defer receipt of awards under the Equifax 2005 Executive Deferred Compensation Plan.

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(5)	For Messrs. Gamble and Ploder, the amounts in this column reflect the aggregate increase (or decrease), if any, of accumulated pension benefit accruals at the earliest unreduced retirement age for such NEOs under the SERP in the applicable fiscal year. For Mr. Ploder, amounts also reflect accruals under the Equifax Inc. U.S. Retirement Income Plan (“USRIP”). There are no above-market or preferential earnings on compensation deferred on a basis that is not tax-qualified, including such earnings on non-qualified contribution plans. The pension accrual amounts represent the difference in present value liability (measured at the respective fiscal year-end dates shown in the table) based on the assumptions shown in the text following the “Pension Benefits at 2021 Fiscal Year-End” table on page 74. Year-over-year changes in pension value generally are driven in large part by changes in actuarial pension assumptions as well as increases in service, age and compensation. The fluctuations in pension value resulting from the change in discount rates or mortality table assumptions resulted in an increase in the present value of the accumulated benefits to participants under the SERP (and the USRIP for Mr. Ploder). See “Pension Benefits at 2021 Fiscal Year-End ” on page 74 for more information on pension benefits.
(6)	The “All Other Compensation” column for 2021 includes the following:

Name	Perquisites and Personal Benefits(a) ($)	Relocation and Living Expenses ($)	Tax Reimbursements(b) ($)	Company Contributions to Defined Contribution Plans(c) ($)	Insurance Premiums(d) ($)	Total ($)
M. Begor	341,057	0	0	524,500	0	865,557
J. Gamble	13,771	0	0	8,700	0	22,471
R. Ploder	10,465	0	0	8,700	21,330	40,495
B. Koehler	16,185	0	0	183,701	0	199,886
S. Singh	13,141	0	0	162,351	0	175,492
(a)	The amounts in this column are based on the aggregate incremental cost to the Company, if any, with respect to tax and financial planning services, annual medical examinations, private aircraft usage, spousal travel to attend business-related events and event tickets, none of which exceeded $25,000 as a category for any NEO except for Mr. Begor, whose total includes $50,000 for tax and financial planning services, $35,842 in spousal travel, and $250,905 for private aircraft usage, $210,798 of which was incurred prior to May 2021 (the period during which Mr. Begor was required by the Board of Directors to use private aircraft for all travel to protect his health and safety in response to the COVID-19 pandemic) and $40,107 of which was incurred after May 2021 (the period during which Mr. Begor was allowed the use of private aircraft for personal purposes, up to an annual limit of $200,000).
(b)	The Company does not provide tax reimbursements on the value of perquisites and personal benefits received by the NEOs other than those provided to other employees. The Company’s standard policy for employees is to provide a tax gross-up for certain relocation assistance.
(c)	For Messrs. Begor, Koehler and Singh, the amounts in this column reflect the aggregate increase (or decrease), if any, of accumulated benefit accruals for such individuals under the Company’s Supplemental Contribution Program in the applicable fiscal year as well as a Company match of 100% of the first 5% of compensation (subject to the government limit on compensation of $290,000 in 2021) contributed on a pre-tax and/or after-tax basis to the tax-qualified 401(k) Plan. For Messrs. Gamble and Ploder, the amounts reflect a Company match of 50% of the first 6% of compensation (subject to the government limit on compensation of $290,000 in 2021) contributed on a pre-tax and/or after-tax basis to the tax-qualified 401(k) Plan. See “401(k) Plan” on page 70 and “Supplemental Contribution Program” on page 76.
(d)	Represents imputed income for the cost of $3,000,000 in life insurance coverage. Mr. Ploder has this coverage as a participant in the Equifax Inc. Executive Life and Supplemental Retirement Benefit Plan, which was closed to new participants in 2005. Existing participants at time of closure were grandfathered under the plan.

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2021 Grants of Plan-Based Awards

Set forth below is information regarding awards provided to the NEOs in 2021. The non-equity incentive awards were made under the AIP which is part of our shareholder-approved amended and restated 2008 Omnibus Incentive Plan (the “2008 Omnibus Incentive Plan”). The equity awards were also made under the 2008 Omnibus Incentive Plan.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(2)			Estimated Future Payouts Under Equity Incentive Plan Awards(3)			All Other Stock Awards: Number of Shares of	All Other Option Awards: Number of Securities	Exercise or Base Price of	Grant Date Fair Value of Stock and
Name(1)	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	Stock or Units(4) (#)	Underlying Options (#)	Option Awards(5) ($/Sh)	Option Awards(6) ($)
M. Begor
AIP	2/12/21	450,000	1,800,000	3,600,000
PS	2/12/21				18,852	37,703	75,406				6,059,967
RSUs	2/12/21							11,400			2,019,966
PPSOs	2/12/21								26,751	194.91	1,010,096
PPSOs	2/12/21								30,596	212.63	1,009,989
J. Gamble
AIP	2/12/21	252,028	630,071	1,260,142
PS	2/12/21				2,722	5,444	10,888				875,009
RSUs	2/12/21							2,469			437,482
MPSOs	2/12/21								9,877	177.19	437,526
R. Ploder
AIP	2/12/21	232,279	580,697	1,161,394
PS	2/12/21				2,333	4,666	9,332				749,962
RSUs	2/12/21							2,116			374,934
MPSOs	2/12/21								8,468	177.19	375,111
B. Koehler
AIP	2/12/21	203,041	507,602	1,015,205
PS	2/12/21				1,867	3,733	7,466				600,002
RSUs	2/12/21							1,693			299,983
MPSOs	2/12/21								6,773	177.19	300,027
S. Singh
AIP	2/12/21	217,567	543,918	1,087,837
PS	2/12/21				2,022	4,044	8,088				649,988
RSUs	2/12/21							1,834			324,966
MPSOs	2/12/21								7,338	177.19	325,055

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(1)	AIP = cash incentive award under 2021 Annual Incentive Plan; PS = TSR performance shares granted under 2021 LTIP; RSUs = time-vested RSUs granted under 2021 LTIP; PPSOs = premium-priced stock options granted under 2021 LTIP; MPSOs = market-priced stock options granted under 2021 LTIP.
(2)	The amounts shown represent the range of possible dollar payouts that could have been earned under the 2021 Annual Incentive Plan. With respect to Mr. Begor, the amount in the “Threshold” column assumes the Company achieved the minimum performance level required for the granting of AIP awards, resulting in an award equal to 25% of Mr. Begor’s award target. With respect to our other NEOs, the amount in the “Threshold” column assumes the Company achieved the minimum performance level required for the granting of AIP awards, and that the NEO was rated “achieves expectations” for the individual performance portion of the award (100% of target), resulting in an award equal to 40% of each such NEO’s award target.
(3)	Represents grants to each NEO during 2021 of TSR performance shares under our 2008 Omnibus Incentive Plan. TSR performance shares granted are earned, if at all, based on our TSR performance after a three-year period relative to the TSR after the same period for the companies in the S&P 500 Index as of the grant date. TSR performance shares accrue dividend equivalent units which vest at the same time and at the same level of award attainment as the underlying shares. Beginning in 2021, TSR performance share awards require the recipient to hold the shares for a period of 12 months following vesting. Information regarding performance targets, vesting and additional performance share award details is set forth under “2021 Long-Term Equity Incentive Compensation” beginning on page 58.
(4)	Represents the number of RSUs granted to each NEO during 2021. The RSUs will vest, subject to continued employment, on the third anniversary of the grant date. Dividend equivalents accrue on unvested shares. Additional information regarding RSUs is set forth under the heading “2021 Long-Term Equity Incentive Compensation” beginning on page 58.
(5)	For Mr. Begor, represents premium-priced stock options issued with an exercise price equal to 110% ($194.91) or 120% ($212.63) of the grant date fair value of the stock ($177.19). For Messrs. Gamble, Ploder, Koehler and Singh, represents market-priced stock options issued with an exercise price equal to 100% ($177.19) of the grant date fair value of the stock.
(6)	Represents full grant date fair value of stock and option awards granted to each NEO in 2021 computed in accordance with FASB ASC Topic 718, excluding the estimated effect of forfeitures. The premium-priced stock options granted in 2021 to our CEO cliff vest on December 21, 2025, subject to continued employment, and have a seven-year term. The market-priced stock options granted in 2021 to NEOs other than the CEO vest, subject to continued employment, one-third annually for three years following the grant date and have a ten-year term.

Additional Discussion of Material Items in Summary Compensation and Grants of Plan-Based Awards Tables

Our executive compensation policies and practices, pursuant to which the compensation set forth in the Summary Compensation Table and the Grants of Plan-Based Awards Table was paid or awarded, are described under “Compensation Discussion and Analysis” beginning on page 43. A summary of certain material terms of our compensation plans and arrangements is set forth below.

2021 Annual Incentive Plan

Annual incentive opportunities awarded to our NEOs are earned based on Company performance against one-year operating objectives and individual performance metrics. The actual amount of annual incentive earned by each NEO pursuant to the individual performance portion is reported in the “Non-Equity Incentive Plan Compensation” column in the Summary Compensation Table. Annual incentive plan thresholds, targets and maximums are identified for each NEO in the “Estimated Possible Payouts Under Non-Equity Incentive Plan Awards” column of the “2021 Grants of Plan-Based Awards” table on page 69. Additional information regarding the design of the annual incentive plan is included in the CD&A.

401(k) Plan

We sponsor a tax-qualified 401(k) Plan in which eligible salaried employees may participate in either a basic plan or an enhanced plan put into place following the 2008 freeze of certain benefits payable to non-grandfathered employees under the USRIP as summarized below. In 2021, we matched either 50% of the first 6% of eligible pay, or 100% of the first 5% of eligible pay an employee contributed on a pre-tax or after-tax basis to the plan (subject to the government limit on compensation, or $290,000 in 2021).

Supplemental Retirement Plan and U.S. Retirement Income Plan

Descriptions of the SERP and USRIP are set forth below under “Pension Benefits at 2021 Fiscal Year-End” on page 74.

Executive Life and Supplemental Retirement Benefit Plan

The Executive Life and Supplemental Retirement Benefit Plan provides executive life insurance benefits, which may also include capital accumulation benefits. The plan was amended and restated effective July 2002 to provide that executive officers will receive only life insurance benefits and no retirement benefits under the plan, in order to make permanent our suspension of premium payments after July 30, 2002 in compliance with Sarbanes-Oxley Act prohibitions against company loans to their executive officers.

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Outstanding Equity Awards at 2021 Fiscal Year-End

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable(1) (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested ($)(2)
M. Begor	62,246	0	0	112.46	5/4/28
	88,919	0	0	112.46	5/4/28
	0	63,597	0	127.37	2/22/25
	0	76,895	0	138.45	2/22/25
	0	92,712	0	149.53	2/22/25
	14,773	29,548	0	175.48	2/21/26
	18,639	37,280	0	191.44	2/21/26
	0	26,751	0	194.91	2/12/28
	0	30,596	0	212.63	2/12/28
						16,249	(3)	4,757,545
						12,901	(3)	3,777,284
						11,476	(3)	3,360,058
									36,173	(8)	10,591,093
									50,645	(8)	14,828,350
									38,122	(9)	11,161,740
									75,914	(10)	22,226,860
J. Gamble	10,385	0	0	129.93	2/16/27
	11,128	0	0	121.35	3/5/28
	16,196	0	0	123.49	7/27/28
	0	16,512	0	127.37	2/22/25
	0	19,965	0	138.45	2/22/25
	0	24,069	0	149.53	2/22/25
	2,736	5,472	0	175.48	2/21/26
	3,451	6,904	0	191.44	2/21/26
	0	9,877	0	177.19	2/12/31
						3,133	(4)	917,311
						2,389	(4)	699,475
						2,485	(4)	727,583
									12,207	(8)	3,574,088
									9,767	(8)	2,859,680
									7,058	(9)	2,066,512
									10,960	(10)	3,208,978

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	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable(1) (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested ($)(2)
R. Ploder	0	12,233	0	127.37	2/22/25
	0	14,788	0	138.45	2/22/25
	0	17,831	0	149.53	2/22/25
	2,006	4,013	0	175.48	2/21/26
	2,531	5,063	0	191.44	2/21/26
	0	8,468	0	177.19	2/12/31
						2,321	(5)	679,566
						1,752	(5)	512,968
						2,130	(5)	623,643
									9,042	(8)	2,647,407
									7,234	(8)	2,117,750
									5,176	(9)	1,515,481
									9,394	(10)	2,750,469
B. Koehler	7,289	0	0	123.49	7/27/28
	0	11,007	0	127.37	2/22/25
	0	13,310	0	138.45	2/22/25
	0	16,047	0	149.53	2/22/25
	1,824	3,648	0	175.48	2/21/26
	2,301	4,603	0	191.44	2/21/26
	0	6,773	0	177.19	2/12/31
						2,088	(6)	611,346
						1,592	(6)	466,122
						1,704	(6)	498,914
									8,139	(8)	2,383,018
									6,512	(8)	1,906,648
									4,706	(9)	1,377,870
									7,516	(10)	2,200,610

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	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable(1) (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested ($)(2)
S. Singh	3,011	0	0	110.76	2/22/29
	0	7,339	0	127.37	2/22/25
	0	8,872	0	138.45	2/22/25
	0	10,697	0	149.53	2/22/25
	2,006	4,013	0	175.48	2/21/26
	2,531	5,063	0	191.44	2/21/26
	0	7,338	0	177.19	2/12/31
						2,321	(7)	679,566
						1,752	(7)	512,968
						1,846	(7)	540,490
									9,042	(8)	2,647,407
									7,233	(8)	2,117,750
									5,176	(9)	1,515,481
									8,142	(10)	2,383,896
(1)	Options granted in 2019 vest on the third anniversary of the grant date (except for an option granted to Mr. Singh on February 22, 2019 (9,032 underlying shares) in connection with his agreement to join the Company as President—USIS, which vested one-third annually for three years following the grant date). Options granted in 2020 vest one-third annually for three years following the grant date. Options granted in 2021 to Messrs. Gamble, Ploder, Kohler and Singh vest one-third annually for three years following the grant date. Options granted in 2021 to Mr. Begor vest on December 31, 2025.
(2)	Based on the closing price of Equifax common stock ($292.79) on December 31, 2021.
(3)	RSUs vest on February 22, 2022 (16,249), February 21, 2023 (12,901) and February 12, 2024 (11,476).
(4)	RSUs vest on February 22, 2022 (3,133), February 21, 2023 (2,389) and February 12, 2024 (2,485).
(5)	RSUs vest on February 22, 2022 (2,321), February 21, 2023 (1,752) and February 12, 2024 (2,130).
(6)	RSUs vest on February 22, 2022 (2,088), February 21, 2023 (1,592) and February 12, 2024 (1,704).
(7)	RSUs vest on February 22, 2022 (2,321), February 21, 2023 (1,752) and February 12, 2024 (1,846).
(8)	Performance shares granted during 2019 that were earned based on Equifax’s performance for the three-year performance period ended December 31, 2021; the performance shares did not vest until performance was approved by the Compensation Committee in February 2022 and therefore were unvested as of December 31, 2021.
(9)	Maximum (200% of target) of performance shares granted during 2020 that may be earned based on Equifax’s performance, as determined by the Compensation Committee, following the completion of the three-year performance period ending December 31, 2022.
(10)	Maximum (200% of target) of performance shares granted during 2021 that may be earned based on Equifax’s performance, as determined by the Compensation Committee, following the completion of the three-year performance period ending December 31, 2023.

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Option Exercises and Stock Vested in Fiscal Year 2021

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized On Exercise ($)(1)	Number of RSU Shares Acquired on Vesting (#)	Value of RSUs Realized on Vesting ($)(2)	Number of Performance Shares Acquired on Vesting (#)	Value of Performance Shares Realized on Vesting ($)(3)
M. Begor	0	0	39,080	9,262,351	128,264	30,399,851
J. Gamble	0	0	7,066	1,569,667	9,447	1,603,628
R. Ploder	29,672	4,594,155	5,997	1,388,192	5,948	1,009,673
B. Koehler	0	0	15,262	3,942,022	6,174	1,594,682
S. Singh	6,021	879,232	13,836	2,351,151	0	0
(1)	The value realized upon stock option exercises is calculated based on the difference between the market price of Equifax common stock at the time of exercise and the exercise price of the option.
(2)	The value realized for RSUs was determined by multiplying the number of units that vested during 2021 by the market price of Equifax common stock on the respective vesting date.
(3)	The value realized for performance shares was determined by multiplying the number of units that vested (target award times the payout percentage earned of 164.1%) by the market price of Equifax common stock on March 5, 2021 ($169.75) for Messrs. Gamble and Ploder. Mr. Koehler’s award was determined by multiplying the payout percentage earned of 164.1% by the market price of Equifax common stock on July 27, 2021 ($258.29). Mr. Begor’s award was determined by multiplying the payout percentage earned of 164.1% by the market price of Equifax common stock on May 4, 2021 ($237.01).

Retirement Plans

The following table shows the present value at December 31, 2021 of accumulated benefits payable to each of our NEOs at the earliest unreduced retirement age (age 60 or current age for executives over the age of 60), including the number of years of service credited to each NEO, under the USRIP and the SERP. Age 60 is the earliest age at which a participant can begin receiving an unreduced early retirement benefit under the SERP. No pre-retirement mortality was assumed. Mr. Ploder is currently eligible for retirement under the USRIP and Messrs. Gamble and Ploder are currently eligible for retirement under the SERP.

Pension Benefits at 2021 Fiscal Year-End

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit(1) ($)	Payments During Last Fiscal Year(s) ($)
M. Begor(2)	USRIP	N/A	—	—
	SERP	N/A	—	—
J. Gamble(2)	USRIP	N/A	—	—
	SERP	8	5,073,800	—
R. Ploder	USRIP	5	248,600	—
	SERP	18	8,130,300	—
B. Koehler(2)	USRIP	N/A	—	—
	SERP	N/A	—	—
S. Singh(2)	USRIP	N/A	—	—
	SERP	N/A	—	—
(1)	These values were determined using interest rate and mortality rate assumptions consistent with those used in the Company’s consolidated financial statements.
(2)	Mr. Begor, Mr. Koehler and Mr. Singh are not participants in the USRIP or the SERP. Mr. Gamble is not a participant in the USRIP.

U.S. Retirement Income Plan

The USRIP is a tax-qualified defined benefit plan that covers eligible salaried U.S. employees. The USRIP is fully frozen for all U.S. employees, including for Mr. Ploder who is the only NEO who is a participant in the USRIP. For Mr. Ploder, service credit was frozen as of December 31, 2008, and salary increase was frozen as of December 31, 2012. Mr. Ploder and other grandfathered participants who were still employed on December 31, 2014 had their pension benefits fully frozen on such date.

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Supplemental Retirement Plan

The SERP covers certain NEOs (Messrs. Gamble and Ploder) and other senior executive officers designated by the Compensation Committee. Messrs. Begor, Koehler and Singh do not participate in the SERP. The plan provides benefits that supplement the USRIP benefits. The SERP provides an annual benefit equal to 2.5% of “average annual compensation” times years of service as a senior executive officer (up to 10 years), plus 1.67% of average annual earnings multiplied by years of service as a senior executive officer in excess of 10 years (up to 20 years). “Average annual compensation” for this purpose is generally determined by taking the monthly average of the participant’s compensation (including base salary and annual incentives) over the 36 consecutive month period during the participant’s employment with the Company in which he or she was paid the greatest amount of compensation, and multiplying such monthly average by 12. For service as a senior executive officer in excess of 20 years or in a position other than as a senior executive officer, a participant receives a “restoration benefit” using a formula similar to that of the USRIP, without the IRS limits on compensation. In general, only actual years of service with the Company are credited for purposes of determining the SERP benefit. The SERP was closed to new participants after January 1, 2016.

The benefit under the SERP is reduced by the benefit payable under the USRIP and is paid without regard to the limitations under Code Sections 401(a) and 415. However, the maximum aggregate benefit from both the SERP and the USRIP cannot exceed 50% of the executive’s average total earnings.

The normal retirement age under the SERP is age 65. However, participants can retire early once they reach age 55 if they have five years of service under the plan. The benefit would be reduced to reflect the early commencement of the benefit.

The benefit for senior executive officer service is unreduced at age 60, with reductions from age 60 for those who retire prior to age 60. The “restoration benefit” is reduced from normal retirement age to the participant’s early retirement age in the same manner as the USRIP. The normal form of benefit and optional forms of benefit are the same as those in the USRIP.

Non-Qualified Deferred Compensation

The following table sets forth information regarding the NEOs’ participation in our non-qualified deferred compensation plans in 2021. All of the balances relate to executives’ own deferred amounts. Cash deferrals are invested in investment funds available to the general public. Stock deferrals are deferred as stock equivalent units with earnings and losses solely attributable to changes in our stock price. We do not make any additional contributions to such plans, except as explained on page 76 with respect to the Supplemental Contribution Program.

	Non-Qualified Deferred Compensation for 2021 Fiscal Year
Name	Executive Contributions in Last FY(1) ($)	Registrant Contributions in Last FY(2) ($)	Aggregate Earnings in Last FY(3) ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE(4) ($)
M. Begor	0	510,000	171,548	0	1,746,276
J. Gamble	0	0	0	0	0
R. Ploder	0	0	0	0	0
B. Koehler	0	169,201	41,175	0	597,781
S. Singh	0	147,851	45,510	0	466,489
(1)	These amounts include salary contributions made by NEOs to the Equifax 2005 Executive Deferred Compensation Plan and stock deferred to the Director and Executive Stock Deferral Plan. Accordingly, cash deferral amounts are included in the amounts reported in the “Salary” column in the Summary Compensation Table on page 67.
(2)	These amounts represent the Company’s contribution on behalf of the NEO under the Supplemental Contribution Program funded in February 2022 based on base salary and incentives earned in 2021. Participants in the SERP are not eligible to participate in the Supplemental Contribution Program.
(3)	Aggregate earnings in the last fiscal year are not reported in the Summary Compensation Table because earnings were neither preferential nor above-market. These amounts include earnings (losses), dividends and interest provided on current contributions and existing balances, including the change in value of the underlying investment options in which the NEO is deemed to be invested.
(4)	These amounts represent each NEO’s aggregate balance in the Equifax 2005 Executive Deferred Compensation Plan and the Director and Executive Stock Deferral Plan and/or the Supplemental Contribution Program (including the Supplemental Contribution Program contributions made in February 2022 for 2021) as of December 31, 2021. The numbers also include the contributions made by each NEO to the Equifax 2005 Executive Deferred Compensation Plan, which are also reported in the “Salary” column of the Summary Compensation Table.

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Supplemental Contribution Program

After the SERP was closed to new participants on January 1, 2016, the Company amended the Equifax 2005 Executive Deferred Compensation Plan to add provisions to permit senior executive officers designated by the Compensation Committee to receive supplemental retirement contributions (the “Supplemental Contribution Program”). NEOs and senior executive officers who participate in the SERP are not eligible to participate in the Supplemental Contribution Program. Messrs. Begor, Koehler and Singh participate in the Supplemental Contribution Program.

The Supplemental Contribution Program provides for an annual contribution equal to 10% of the sum of the eligible executive’s base salary and annual cash incentive earned for the year. The Company’s contributions are credited to an account for the executive and the executive directs the investments of the account among designated investment alternatives. The account fully vests upon the executive’s completion of three years of service after the date the executive becomes a participant in the plan. The account also fully vests upon the executive’s termination of employment as a result of death or disability.

Upon the executive’s termination of employment after age 55 (or in the event of death or disability), the vested amount credited to the account is payable in a lump sum or in annual installments over a period of up to 15 years. If the executive terminates employment prior to age 55 (except for death or disability), the vested account is not payable until the executive attains age 55 and is paid in a lump sum.

Deferred Compensation Plans

We maintain two frozen deferred compensation plans that, prior to their freezing, allowed for certain management employees to defer the receipt of compensation (such as salary, incentive compensation and/or stock from vested shares) until a later date based on the terms of the plans. These plans, the Director and Executive Stock Deferral Plan and the Equifax 2005 Executive Deferred Compensation Plan, were frozen, effective as of December 31, 2021, as described below. The Board adopted a new deferred compensation plan in 2021, the Equifax Inc. Employee Deferred Compensation Plan, which allows for certain management employees to defer the receipt of compensation earned for services performed in calendar years commencing on or after January 1, 2022, as described below. The benefits under our deferred compensation plans are represented by the assets of a grantor trust which, through our funding, makes investments in certain mutual funds. The purpose of this trust is to ensure the distribution of benefits to participants in the deferred compensation plans. However, all benefits under the plan are non-funded obligations of the Company and are subject to the claims of creditors in the event of bankruptcy.

Director and Executive Stock Deferral Plan (frozen December 31, 2021)

This nonqualified plan was frozen by the Board, effective as of December 31, 2021, and no deferral elections may be made under the plan in respect of compensation earned for services performed after such date. Prior to the freezing of the plan, it permitted the directors, NEOs and other senior leadership team members to defer receipt of compensation and taxes upon the vesting of RSUs and performance shares. Participants could defer 25%, 50%, 75% or 100% of the portion of the grant that is vesting. Stock deferrals track the performance of our common stock, with credit for dividends beginning with grants made in 2020. The participant receives the right to a number of shares of deferred stock. In general, amounts deferred under the plan are not paid until the participant retires. However, participants may also establish sub-accounts from which amounts are to be paid on specific pre-retirement timetables established by the director or executive officer, referred to as a scheduled withdrawal. Amounts deferred are paid in our common stock, either in a lump sum or in annual installments over a period of two years up to five years for retirement distributions, or up to five years for a scheduled withdrawal.

Equifax 2005 Executive Deferred Compensation Plan (frozen December 31, 2021)

This nonqualified plan was frozen by the Board, effective as of December 31, 2021, and no deferral elections may be made under the plan in respect of compensation earned for services performed after such date. This plan is a tax deferred compensation program for a limited number of executives, including NEOs, and provides a tax-favorable vehicle for deferring annual compensation, including base salary and annual or periodic incentives. Prior to the freezing of the plan, an executive could defer up to 75% of his or her base salary and up to 100% of any incentive payment. Amounts deferred are credited with gains or losses which mirror the performance of benchmark investment funds selected by the participant from among several publicly-available investment funds. The plan does not offer any above-market or preferential rates of return to the NEOs. Amounts deferred are paid, at the participant’s option, either in a lump sum or in annual installments over a period of up to 15 years for retirement or termination distributions, or up to five years for a scheduled withdrawal.

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Equifax Inc. Employee Deferred Compensation Plan (2022)

The Equifax Inc. Employee Deferred Compensation Plan was adopted by the Board, effective as of November 4, 2021. This nonqualified plan allows for certain management or highly compensated employees, including NEOs, to defer the receipt of compensation earned for services performed in calendar years commencing on or after January 1, 2022. The plan is a tax deferred compensation program and provides a tax favorable vehicle for deferring annual compensation, including base salary and annual or periodic incentives, and long-term incentive compensation, including RSUs and performance shares. Under the plan, a participant may defer up to 75% of his or her base salary and up to 100% of any cash or stock-based incentive compensation, including RSUs and performance shares. Any cash-based compensation that is deferred under the plan is credited with gains or losses which mirror the performance of benchmark investment funds selected by the participant from among several publicly-available investment funds. The plan does not offer any above-market or preferential rates of return to the NEOs. Any RSUs or performance shares that are deferred under the plan are credited in shares of deferred stock, which are notional shares equal in value to one share of our common stock. If any cash dividends or other distributions are paid with respect to our common stock between the date the deferred stock is credited to the participant’s account under the plan and the date the deferred stock is delivered to the participant, dividend equivalent units will be credited in respect of the participant’s deferred stock and will be deemed reinvested in additional deferred stock. Deferred stock credited to the plan is paid in shares of our common stock.

Amounts deferred under the Equifax Inc. Employee Deferred Compensation Plan are paid, at the participant’s option, either in a lump sum or in annual installments over a period of up to 10 years for distributions upon a termination of employment, or up to five years for a scheduled withdrawal. The Supplemental Contribution Program will be continued under the Equifax Inc. Employee Deferred Compensation Plan on substantially the same terms as set forth in the frozen Equifax 2005 Executive Deferred Compensation Plan, as described above, except that payment of a participant’s vested supplemental contribution amounts will be made following his or her termination of employment either in a lump sum or in annual installments over a period of up to 10 years, as elected by the participant. Participants in the Equifax Inc. Employee Deferred Compensation Plan will be charged a proportionate share of the administrative fees incurred in connection with its administration.

Potential Payments Upon Termination or Change In Control

The following tables summarize the value of potential payments and benefits that our NEOs would receive if they had terminated employment on December 31, 2021 under the circumstances shown. The tables exclude amounts that would be paid in the normal course of continued employment, such as accrued but unpaid salary and earned annual cash incentive for 2021, and vested account balances in our 401(k) Plan that are generally available to all of our active U.S. salaried employees. Actual amounts to be paid can only be determined at the time of such executive’s termination of service.

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M. BEGOR

Payment or benefit	Voluntary termination by the NEO ($)	Termination by us for cause ($)		Termination by us without cause or by the NEO with good reason ($)		Termination by us without cause or by the NEO with good reason following a change in control ($)		Retirement ($)	Disability ($)		Death ($)
Severance payments	0	0	(1)	6,600,000	(2)	9,900,000	(3)	0	0		0
Pension/supplemental retirement plan(4)	0	0		0		0		0	1,746,276		1,746,276
Executive compensation deferral program(6)	0	0		0		0		0	0		0
Life insurance benefits	0	0		0		0		0	0		250,000	(7)
Disability benefits	0	0		0		0		0	522,000	(8)	0
Healthcare benefits	0	0		29,216	(9)	29,216	(9)	0	20,000	(10)	8,000	(11)
Perquisites and other personal benefits(12)	0	0		50,000		50,000		0	50,000		50,000
Tax gross-up	0	0		0		0		0	0		0
Market value of stock options vesting on termination	0	0		0		47,985,678	(13)	0	47,985,678	(13)	47,985,678	(13)
Market value of restricted stock units and performance shares vesting on termination	0	0		0		59,589,499	(14)	0	59,589,499	(14)	59,589,499	(14)
TOTAL	0	0		6,679,216		117,554,394		0	109,913,454		109,629,454

J. GAMBLE

Payment or benefit	Voluntary termination by the NEO ($)	Termination by us for cause ($)		Termination by us without cause or by the NEO with good reason ($)		Termination by us without cause or by the NEO with good reason following a change in control ($)		Retirement ($)	Disability ($)		Death ($)
Severance payments	0	0	(1)	259,615	(2)	2,760,142	(3)	0	0		0
Pension/supplemental retirement plan(4)	5,073,800	5,073,800		5,073,800		5,073,800		5,073,800	5,073,800		2,264,000	(5)
Executive compensation deferral program(6)	0	0		0		0		0	0		0
Life insurance benefits	0	0		0		0		0	0		1,250,000	(7)
Disability benefits	0	0		0		0		0	618,100	(8)	0
Healthcare benefits	0	0		0		26,848	(9)	0	29,500	(10)	8,000	(11)
Perquisites and other personal benefits(12)	0	0		10,000		10,000		10,000	10,000		10,000
Tax gross-up	0	0		0		0		0	0		0
Market value of stock options vesting on termination	0	0		0		11,744,360	(13)	0	11,744,360	(13)	11,744,360	(13)
Market value of restricted stock units and performance shares vesting on termination	0	0		0		12,449,138	(14)	0	12,449,138	(14)	12,449,138	(14)
TOTAL	5,073,800	5,073,800		5,343,415		32,064,288		5,083,800	29,924,898		27,725,498

EQUIFAX INC | 2022 PROXY STATEMENT	78

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R. PLODER

Payment or benefit	Voluntary termination by the NEO ($)	Termination by us for cause ($)		Termination by us without cause or by the NEO with good reason ($)		Termination by us without cause or by the NEO with good reason following a change in control ($)		Retirement ($)		Disability ($)		Death ($)
Severance payments	0	0	(1)	511,538	(2)	2,561,394	(3)	0		0		0
Pension/supplemental retirement plan(4)	8,378,900	8,378,900		8,378,900		8,378,900		8,378,900		8,378,900		3,916,400	(5)
Executive compensation deferral program(6)	0	0		0		0		0		0		0
Life insurance benefits	0	0		0		0		0		0		3,000,000	(7)
Disability benefits	0	0		0		0		0		526,300	(8)	0
Healthcare benefits	0	0		0		33,131	(9)	34,000	(15)	29,500	(10)	8,000	(11)
Perquisites and other personal benefits(12)	0	0		10,000		10,000		10,000		10,000		10,000
Tax gross-up	0	0		0		0		0		0		0
Market value of stock options vesting on termination	0	0		0		8,823,233	(13)	0		8,823,233	(13)	8,823,233	(13)
Market value of restricted stock units and performance shares vesting on termination	0	0		0		9,472,049	(14)	0		9,472,049	(14)	9,472,049	(14)
TOTAL	8,378,900	8,378,900		8,900,438		29,278,707		8,422,900		27,239,982		25,229,682

B. KOEHLER

Payment or benefit	Voluntary termination by the NEO ($)	Termination by us for cause ($)		Termination by us without cause or by the NEO with good reason ($)		Termination by us without cause or by the NEO with good reason following a change in control ($)		Retirement ($)	Disability ($)		Death ($)
Severance payments	0	0	(1)	130,769	(2)	2,375,205	(3)	0	0		0
Pension/supplemental retirement plan(4)	0	0		0		597,781		0	597,781		597,781
Executive compensation deferral program(6)	0	0		0		0		0	0		0
Life insurance benefits	0	0		0		0		0	0		250,000	(7)
Disability benefits	0	0		0		0		0	1,440,500	(8)	0
Healthcare benefits	0	0		0		44,436	(9)	0	29,700	(10)	2,800	(11)
Perquisites and other personal benefits(12)	0	0		10,000		10,000		0	10,000		10,000
Tax gross-up	0	0		0		0		0	0		0
Market value of stock options vesting on termination	0	0		0		7,851,356	(13)	0	7,851,356	(13)	7,851,356	(13)
Market value of restricted stock units and performance shares vesting on termination	0	0		0		8,344,222	(14)	0	8,344,222	(14)	8,344,222	(14)
TOTAL	0	0		140,769		19,222,999		0	18,273,559		17,056,159

www.equifax.com	EQUIFAX INC | 2022 PROXY STATEMENT	79

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S. SINGH

Payment or benefit	Voluntary termination by the NEO ($)	Termination by us for cause ($)		Termination by us without cause or by the NEO with good reason ($)		Termination by us without cause or by the NEO with good reason following a change in control ($)		Retirement ($)	Disability ($)		Death ($)
Severance payments	0	0	(1)	100,000	(2)	2,387,837	(3)	0	0		0
Pension/supplemental retirement plan(4)	0	0		0		466,489		0	466,489		466,489
Executive compensation deferral program(6)	0	0		0		0		0	0		0
Life insurance benefits	0	0		0		0		0	0		750,000	(7)
Disability benefits	0	0		0		0		0	1,576,200	(8)	0
Healthcare benefits	0	0		0		37,490	(9)	0	29,700	(10)	2,000	(11)
Perquisites and other personal benefits(12)	0	0		10,000		10,000		0	10,000		10,000
Tax gross-up	0	0		0		0		0	0		0
Market value of stock options vesting on termination	0	0		0		6,496,039	(13)	0	6,496,039	(13)	6,496,039	(13)
Market value of restricted stock units and performance shares vesting on termination	0	0		0		9,205,610	(14)	0	9,205,610	(14)	9,205,610	(14)
TOTAL	0	0		110,000		18,603,465		0	17,784,039		16,930,139
(1)	The broad-based Equifax Inc. Severance Plan as described on page 81 does not pay a benefit for termination for cause by the Company.
(2)	For Mr. Begor, reflects the amount payable under the terms of his employment agreement. For NEOs other than Mr. Begor, reflects the amount payable to such executive under the broad-based Equifax Inc. Severance Plan.
(3)	For Mr. Begor, reflects the amount payable under the terms of his employment agreement. For NEOs other than Mr. Begor, reflects the value of lump-sum severance payment to a Tier I participant in the CIC Plan.
(4)	For Messrs. Begor, Koehler and Singh, reflects the account balance as of December 31, 2021 under the Supplemental Contribution Program as described under “Non-Qualified Deferred Compensation” on page 75. For Messrs. Gamble and Ploder, reflects pension benefits as described under the “Pension Benefits at 2021 Fiscal Year-End ” table on page 74, including commencement at the earliest age for unreduced retirement (age 60 or current age of executives over 60), and determined using interest and mortality rate assumptions consistent with those used in the Company’s financial statements under FASB ASC Topic 715.
(5)	Reflects the present value of the death benefit payable under the SERP to a surviving spouse at the executive’s earliest retirement age (age 55 or current age, if older).
(6)	Reflects amounts previously earned but deferred by the NEO, as described in the “Non-Qualified Deferred Compensation” table on page 75.
(7)	For Mr. Ploder, reflects the executive life insurance death benefit payable assuming the executive’s death occurred on December 31, 2021. For the other NEOs, who were hired after the date on which the executive life program was closed to new entrants, reflects one-times annual base salary (limited to $250,000) of basic life insurance coverage. In addition, Mr. Gamble has two-times base annual salary supplemental life coverage limited to $1 million and Mr. Singh has $500,000 of supplemental life insurance coverage. The Company also maintains a travel and accidental death insurance policy for most employees, including executive officers that would provide an additional $1 million benefit payable to the executive’s estate if the executive’s death occurred during Company-related travel.
(8)	Reflects the present value of the executive’s disability income benefits as of December 31, 2021 determined by (a) assuming full disability at December 31, 2021 and continuing until age 65 for those under age 60, for 60 months for those between ages 60 and 65, and to age 70 for those over age 65, (b) assuming mortality according to the Pri-2012 disabled retiree mortality table with fully generational projections using scale MP-2021 published by the Society of Actuaries, and (c) applying a discount rate of 2.87% per annum.
(9)	Reflects 24 months of health, dental and vision coverage using our COBRA premium rate.
(10)	Reflects the actuarial present value of the employer cost of providing continuation medical coverage assuming disablement at December 31, 2021, with coverage until the earlier of 36 months and age 65, determined using interest and mortality rate assumptions consistent with those used in the Company’s financial statements under FASB ASC Topic 715.
(11)	Reflects the actuarial present value of the employer cost of providing surviving spouse continuation medical coverage for a period of 12 months from the employee’s date of death, or, if earlier, employee’s age 65, determined using interest rate and mortality rate assumptions consistent with those used in the Company’s consolidated financial statements under FASB ASC Topic 715.
(12)	Reflects the estimated cost to us of continuing financial planning and tax services for one year.

EQUIFAX INC | 2022 PROXY STATEMENT	80

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(13)	Pursuant to the applicable award agreement, executive would become immediately vested in all outstanding stock options. This value reflects the difference between the closing market price of the Company’s common stock ($292.79) on December 31, 2021, the last trading date of the year, as reported on the NYSE and the exercise price of all outstanding unvested options.
(14)	Pursuant to our 2008 Omnibus Incentive Plan and Mr. Begor’s employment agreement, the executive would become immediately vested in all outstanding RSUs and performance shares upon death, disability or termination following a change in control. The amount reported represents (a) the value of unvested RSUs at the closing market price of the Company’s common stock ($292.79) on December 31, 2021, as reported on the NYSE, and (b)(i) for a termination following a change in control, the value of the unvested performance shares, determined for each outstanding award as follows: if at least one calendar year of performance during the performance period has been completed prior to the change in control, the shares will be paid based on the Company’s cumulative TSR percentile rank at December 31, 2021 and the Company’s cumulative adjusted EPS compared to the performance goals at December 31, 2021, otherwise the target award payout level (100%) will be used, and (ii) for a termination as a result of death or disability, the value of the unvested performance shares at December 31, 2021, based on the target award payout level (100%).
(15)	Reflects the actuarial present value of the employer cost of providing continuation medical coverage assuming retirement at December 31, 2021 based on the assumptions for year-end disclosure under FASB ASC Topic 715.

Payments Made Upon Termination

Regardless of the manner in which an NEO’s employment terminates, the executive is entitled to receive amounts earned during the executive’s term of employment. The amounts include:

•	annual incentive compensation earned during the fiscal year for termination due to retirement, job elimination, death or disability;
•	vested shares awarded under the 2008 Omnibus Incentive Plan;
•	amounts contributed under the 401(k) Plan for termination due to retirement, job elimination, death or disability;
•	amounts contributed under executive compensation deferral programs for termination due to death, disability or retirement; and
•	accrued but unused vacation pay and amounts accrued and vested under the USRIP and the SERP.

Equifax Inc. Severance Plan

Under this plan, our full-time U.S. salaried employees are eligible for a severance benefit in the event: (i) their employment is terminated because of the elimination of their position, unless they were offered replacement employment as defined in the plan; (ii) their office is relocated to a place requiring a commute more than 35 miles longer than their prior commute; or (iii) they are terminated due to inability or failure to meet job expectations, provided the employee signs a general release of claims. The amount of the severance benefit is determined based on the employee’s length of service and base salary. In general, for job elimination or relocation, an eligible exempt employee is entitled to receive four weeks of severance for any portion of their first year of service plus two weeks for each year of completed service, up to 52 weeks. Termination for inability or failure to meet job expectations of eligible exempt employees entitles the employee to four weeks of severance for less than five years of service, eight weeks of severance for at least five but less than 10 years of service, and 12 weeks of severance for 10 or more years of service.

Payments Made Upon Retirement

In the event of the retirement of an NEO, in addition to the items identified above, outstanding and unvested equity awards will be treated as followed:

Equity Award Type	Treatment
Premium-priced stock options granted under 2020 annual LTI program (6-year term; exercise price equal to 110% and 120% of closing stock price on grant date)	Award will continue to vest (except for stock options granted to Mr. Begor, which would immediately vest) and remain exercisable for the lesser of five years following the executive’s retirement or the remainder of the outstanding 6-year term
Premium-priced stock options granted under 2021 annual LTI program to our CEO (7-year term; exercise price equal to 110% and 120% of closing stock price on grant date)	Award will continue to vest and remain exercisable for the remainder of the outstanding 7-year term
Market-priced stock options granted under 2021 LTI to NEOs other than our CEO	Award will continue to vest and remain exercisable for the lesser of five years following the executive’s retirement or the remainder of the outstanding 10-year term
TSR performance shares	Award will remain eligible to vest, subject to completion of the performance milestones
Time-based RSUs	Award will continue to vest (except for RSUs granted to Mr. Begor, which would immediately vest)

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In addition, in the event of retirement, our NEOs will:

•	receive reimbursement by the Company for an executive physical in the year of retirement and retain access to retiree medical benefits for life (assuming the plan is not terminated and the executive is eligible and pays applicable premiums), including benefits for his or her dependents, as applicable, pursuant to the terms of the Company’s retiree medical plan; and
•	receive reimbursement by the Company for up to $10,000 of financial planning and tax services incurred in the year of retirement and the subsequent year ($50,000 for the CEO).

Payments Made Upon Death or Disability

In the event of the death or disability of an NEO, in addition to the benefits listed above, the executive will receive benefits under our disability plan or payments under our group life insurance plan and executive life insurance plan, as appropriate. In addition, pursuant to our 2008 Omnibus Incentive Plan, upon death or disability, the executive would become immediately vested in all outstanding RSUs, performance shares and stock options.

Payments Made Upon a Change in Control

Change in Control Severance Plan

In February 2019, the Compensation Committee adopted the CIC Plan. The CIC Plan applies to each of our NEOs, except Mr. Begor whose severance benefits upon a change in control are contained in his employment agreement (see “CEO Employment Agreement” on pages 62-64).

The Compensation Committee adopted the CIC Plan to ensure a uniform set of provisions among participating NEOs that is aligned with best practices. The CIC Plan supports the creation of shareholder value by mitigating economic anxiety that could arise due to uncertainty about future job continuity, which is intended to ensure the delivery of an intact leadership team to the successor organization and focus the team on shareholder objectives rather than how the outcome may affect them personally. The CIC Plan is not intended to replace or affect other compensation elements.

The CIC Plan provides the participating NEOs with severance benefits in the event that (i) a “change in control” of the Company occurs, and (ii) within 6 months prior to or within 24 months after the change in control, a participating NEO is terminated by the Company without “cause” or by the NEO for “good reason” (referred to as a “CIC Qualifying Termination”). If a CIC Qualifying Termination occurs, the NEO is eligible to receive:

•	a cash payment equal to two times the NEO’s current base salary and target annual incentive for the year of termination;
•	a pro rata target annual incentive for the year of termination;
•	a cash payment equal to 24 months of the cost of COBRA coverage for the NEO and his or her dependents; and
•	full vesting of any unvested supplemental retirement benefits.

Severance payments to an NEO are generally capped such that the payments will be reduced to satisfy the “parachute payment” limits of Code Section 280G.

Pursuant to the CIC Plan, a “change in control” is deemed to occur upon:

•	an accumulation by any person, entity or group of 20% or more of the Company’s common stock;
•	a business combination resulting in shareholders immediately prior to the combination owning less than two-thirds of the Company’s common stock;
•	the members of the current Board of Directors ceasing to constitute a majority of the Board of Directors, except for new directors that are regularly elected; or
•	shareholder approval of a plan of complete liquidation or dissolution of the Company or an agreement for the sale of disposition of all or substantially all of the Company’s assets.

Under the terms of the CIC Plan, the participating NEOs become subject to standard definitions of “Cause” and “Good Reason” that align with contemporary best practices and severance benefits become subject to the Company’s compensation clawback policy. An NEO can be terminated for “cause” as a result of: (i) conviction or plea of guilty or nolo contendere to a felony or other serious crime involving moral turpitude; (ii) willful misconduct that is materially injurious to the Company or any of its subsidiaries (whether financially, reputationally, or otherwise); (iii) willful and continued failure of an NEO to perform his or her duties and responsibilities (other than as a result of physical or mental illness or injury) after receipt of written notice of such failure, provided that the NEO shall have 30 days after the date of receipt of such notice in which to cure such failure (to the extent cure is possible); (iv) gross negligence in managing the material risks of the Company or its subsidiaries; (v) material breach of the CIC Plan or of the restrictive covenants after receipt

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of written notice of such breach, provided, that the NEO shall have 30 days after the date of receipt of such notice in which to cure such breach (to the extent cure is possible); or (vi) material violations of law or the Company’s Code of Conduct or insider trading policy, any of which results in material financial or reputational harm to the Company. An NEO can terminate his or her employment for “good reason” based upon (i) a material adverse change in the NEO’s duties, authority, or responsibilities; (ii) a material reduction in the NEO’s base salary (which for purposes of the CIC Plan shall mean a reduction of 10% or more) or the target percentage of base salary under the Annual Incentive Plan; (iii) a material reduction in the value of the NEO’s annual equity or long term incentive award opportunity; (iv) a relocation of the NEO’s primary work location of more than 35 miles; or (v) the material breach by the Company of the terms of the CIC Plan.

In order to be eligible to receive severance benefits, the NEO must execute a release of claims against the Company and comply with confidentiality, non-competition and non-solicitation restrictive covenants. In addition, severance benefits are subject to the Company’s clawback policy.

Change in Control and Termination Provisions of Other Plans

Annual Incentive Plan

Under the AIP, which is established pursuant to the 2008 Omnibus Incentive Plan, an NEO would forfeit his or her award if he or she voluntarily terminated his or her employment other than for “good reason” (as defined in the plan) prior to year-end or if he or she is terminated by us for “cause” (as defined in the plan). However, the executive would receive a pro rata award under the plan if the executive’s employment is terminated prior to year-end as a result of death, disability, retirement or job elimination. If there is a change in control event and an NEO is terminated without cause or terminates for “good reason,” payments for annual incentive opportunities would be made to the executive in the manner described under “Payments Made Upon a Change in Control” on page 82.

2008 Omnibus Incentive Plan

Although subject to the discretion of the Compensation Committee, under the 2008 Omnibus Incentive Plan and applicable award agreements, equity awards to our NEOs include a “double-trigger” change in control provision to limit accelerated vesting in the event of a change in control of Equifax to those situations where an executive is terminated without cause, the executive terminates for good reason or the acquirer fails to assume the awards.

Rabbi Trust

We maintain a trust agreement with an independent trustee establishing a springing rabbi trust for the purpose of funding benefits payable to participants (including participating NEOs) under our SERP. The trust is a grantor trust, irrevocable except in the event of an unfavorable ruling by the IRS as to the tax status of the trust or certain changes in tax law. It is currently funded with a nominal amount of cash. Future contributions will be made to the grantor trust if and when required by the provisions of the trust or at the discretion of the Company. If there is a change in control, the grantor trust must be fully funded, within 10 days following the change in control, with an amount equal to the entire benefit to which each participant would be entitled under the covered plan as of the date of the change in control (calculated on the basis of the present value of the projected future benefits payable under the covered plan). “Change in Control” is defined in substantially the same manner as in the CIC Plan described under “Payments Made Upon a Change in Control,” except that (i) there is no “double trigger”, (ii) a business combination resulting in shareholders immediately prior to the combination owning equal to or less than two-thirds of the Company’s common stock constitutes a change in control, (iii) a business combination in which there is not a change in at least a majority of the members of the Board of Directors does not constitute a change in control and (iv) a change in a majority of the members of the Board of Directors does not constitute a change in control. The assets of the grantor trust are required to be held separate and apart from the other funds of Equifax and its subsidiaries, but remain subject to the claims of general creditors under applicable state and federal law.

CEO Pay Ratio

As required by Item 402(u) of Regulation S-K, we are providing the following information concerning the ratio of the pay of our CEO to the median pay of all other employees.

•	For fiscal 2021: (i) the annual total compensation of our median employee (excluding our CEO) was $90,330 (comprised of base salary, an annual incentive, and an award from a points-based employee recognition program); and (ii) the annual total compensation of our CEO was $16,065,575 as reported on the Summary Compensation Table on page 67. Based on this information, the ratio of the annual total compensation of our CEO to the median employee is 178 to 1.

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•	The pay ratio reported above is a reasonable estimate calculated in a manner consistent with SEC rules based on our internal records and the methodology described below.

–	We are using the same median employee that we identified on November 30, 2020 using annual base salary as of November 30, 2020, which was annualized for all permanent employees who did not work the entire fiscal year, plus short-term incentives paid in the twelve month period ended November 30, 2020. We do not believe there has been a change in employee population or employee compensation arrangements that would result in a significant change in the pay ratio disclosure.
–	Our employee population on November 30, 2021 consisted of 12,988 individuals. Our median employee is a full time, non-exempt employee located in the U.S. No employee groups were excluded from the employee population.

Equity Compensation Plan Information

The following table shows information, as of December 31, 2021, concerning shares of the Company’s common stock authorized for issuance under the Company’s equity compensation plans.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted-average exercise price of outstanding options, warrants and rights(1)(2) (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by shareholders	2,753,739	(3)	$149.67	5,443,321	(4)
Equity compensation plans not approved by shareholders	0		$0	0
Total Equity Compensation Plans	2,753,739		$149.67	5,443,321
(1)	The weighted-average exercise price is calculated based solely on the exercise prices of the outstanding options and does not reflect the shares that will be issued upon the vesting of outstanding awards of RSUs and performance shares, which have no exercise price.
(2)	The weighted-average remaining contractual term of the Company’s outstanding options as of December 31, 2021 was 5.3 years.
(3)	This number includes 2,753,739 shares for issuance under the 2008 Omnibus Incentive Plan, of which 1,704,834 shares were subject to outstanding options, 501,032 shares were subject to outstanding RSU awards and 547,873 shares were subject to outstanding performance share awards (assumes the maximum 200% of target award payout is realized and includes dividend equivalent units).
(4)	Shares issued in respect of awards other than stock options and stock appreciation rights granted under the 2008 Omnibus Incentive Plan count against the shares available for grant thereunder as 2.99 shares for every share granted.

See Part II, Item 8, “Financial Statements and Supplementary Data,” of our 2021 Annual Report on Form 10-K in the Notes to Consolidated Financial Statements at Note 8, “Stock-Based Compensation,” for further information regarding our equity compensation plans.

Compensation Committee Report

The Compensation, Human Resources and Management Succession Committee (the “Compensation Committee”) has reviewed and discussed with management the Compensation Discussion and Analysis contained in this Proxy Statement. Based upon this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021.

Submitted by the Compensation Committee:

Robert D. Marcus (Chair)	Mark L. Feidler	Robert W. Selander	Melissa D. Smith

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Director Compensation

The table below sets forth the compensation received by our non-management directors during 2021:

DIRECTOR COMPENSATION TABLE

Name	Fees Earned or Paid in Cash ($)	Stock Awards(1) ($)	All Other Compensation(2) ($)	Total ($)
Mark L. Feidler	222,500	180,004	10,126	412,630
G. Thomas Hough	120,000	180,004	0	300,004
Robert D. Marcus	125,000	180,004	10,239	315,243
Siri S. Marshall(3)	39,375	0	85	39,460
Scott A. McGregor	120,000	180,004	239	300,243
John A. McKinley	135,000	180,004	239	315,243
Robert W. Selander	117,500	180,004	10,000	307,504
Melissa D. Smith	108,194	180,004	0	288,198
Audrey Boone Tillman(4)	88,306	355,068	7,895	451,269
Heather H. Wilson	120,000	180,004	10,000	310,004
(1)	Represents the grant date fair value for RSU awards made on May 6, 2021 (759 RSUs for each director then serving), computed in accordance with FASB ASC Topic 718. For Ms. Tillman, the amount also reflects the grant date fair value for the initial new director RSU award she received on February 12, 2021 (988 RSUs), computed in accordance with FASB ASC Topic 718.
(2)	Reflects the market price of annual membership to certain of our credit monitoring products and Company-matching charitable contributions under the Equifax Matching Gift Program. Under this program, the Company will match contributions to eligible non-profit organizations, up to a maximum of $10,000 per director per calendar year. In 2021, the Company made or committed to make matching contributions on behalf of our outside directors as follows: Mr. Feidler ($10,000); Mr. Marcus ($10,000); Mr. Selander ($10,000); Ms. Tillman ($7,656); and Ms. Wilson ($10,000).
(3)	Siri Marshall retired from the Board on May 6, 2021.
(4)	Audrey Boone Tillman was elected to the Board on February 3, 2021.

Director Fees

Director cash compensation in 2021 consisted of an annual cash retainer of $90,000 and an annual cash retainer of $30,000 for the Audit Committee Chair, $25,000 for the Compensation Committee Chair, $20,000 for the Governance Committee Chair and $30,000 for the Technology Committee Chair. An annual cash retainer is also paid, in the amount of $15,000 for Audit Committee members, $12,500 for Compensation Committee members, $10,000 for Governance Committee members and $15,000 for Technology Committee members. An annual cash retainer of $100,000 was paid to Mr. Feidler as Independent Chairman. Effective January 1, 2022, the annual cash retainer for the Independent Chairman increased to $150,000.

By paying directors an annual retainer, the Company compensates each non-management director for his or her role and judgment as an advisor to the Company, rather than for his or her attendance or effort at individual meetings. Directors with added responsibility are recognized with higher cash compensation as noted above.

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Equity Awards

Each independent director receives an initial and an annual long-term incentive grant of RSUs under our shareholder-approved 2008 Omnibus Incentive Plan on the date of the annual meeting of shareholders to further align their interests with those of our shareholders and to attract and retain highly-qualified directors through equity ownership. For 2021, directors received a fixed value in shares, computed as of the grant date ($175,000 for the initial one-time grant to new directors and $180,000 for the annual grant awarded each May). The annual grants and initial grants vest one year and three years, respectively, after the grant date with accelerated vesting in the event of the director’s death, disability, retirement or a change in control of the Company. RSUs accrue dividend equivalent units. Effective January 1, 2022, the initial equity grant to new directors increased to $200,000.

Stock Ownership Requirement

Each independent director is required to own Equifax common stock with a market value of at least five times his or her annual cash retainer. New directors have five years to achieve the ownership requirement. Under our insider trading policy, our directors are prohibited from purchasing or selling financial instruments (including prepaid variable forward contracts, equity swaps, collars, exchange funds and other derivative securities), or otherwise engaging in transactions that hedge or offset, or are designed to hedge or offset, any decrease in the market value of Equifax securities. We also prohibit our directors from holding our stock in a margin account or pledging our stock as collateral for a loan.

Equifax 2005 Director Deferred Compensation Plan (frozen December 31, 2021)

The Equifax 2005 Director Deferred Compensation Plan was frozen by the Board, effective as of December 31, 2021, and no deferral elections may be made under the plan in respect of compensation earned for services performed after such date. Prior to the freezing of the plan, each director could elect to defer receipt of up to 100% of his or her stock-based or cash retainer fees. A director who elected to defer his or her fees is credited with a number of share units having an equivalent value at the end of each quarter based on his or her advance deferral election, with credit for dividends beginning with grants made in 2020. Share units are equivalent to shares of the Company’s common stock, except that share units have no voting rights. In general, amounts deferred are not paid until the director retires from the Board. However, directors may also establish sub-accounts from which amounts are to be paid on specific pre-retirement timetables established by the director. At the end of the applicable deferral period, the director receives a share of common stock for each share unit awarded. Such shares are received either in a lump sum or over a period not to exceed 15 years for retirement distributions, or up to five years for a scheduled withdrawal, as elected in advance by each director.

Director and Executive Stock Deferral Plan (frozen December 31, 2021)

The Director and Executive Stock Deferral Plan was frozen by the Board, effective as of December 31, 2021, and no deferral elections may be made under the plan in respect of compensation earned for services performed after such date. Prior to the freezing of the plan, each director could elect to defer up to 100% of his or her annual and/or new director RSU grant, including dividend equivalent units, plus taxes otherwise due upon the vesting of RSUs. A director who elected to defer his or her annual and/or new director RSU grant is credited with a number of share units as of the vesting date based on his or her advance deferral election. In general, amounts deferred under the plan are not paid until the director retires from the Board. However, directors may also establish sub-accounts from which amounts are to be paid on specific pre-retirement timetables established by the director. Amounts deferred are paid in shares of our common stock, at the director’s option, either in a lump sum or in annual installments over a period of up to 15 years for retirement distributions, or up to five years for a scheduled withdrawal.

EQUIFAX INC | 2022 PROXY STATEMENT	86

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Equifax Inc. Board of Directors Deferred Compensation Plan (2022)

The Equifax Inc. Board of Directors Deferred Compensation Plan was adopted by the Board, effective as of November 4, 2021. This nonqualified plan allows for non-employee members of the Board to defer the receipt of compensation earned for services performed in calendar years commencing on or after January 1, 2022. The plan is a tax deferred compensation program and provides a tax favorable vehicle for deferring stock-based and cash retainer fees. Under the plan, a director may defer up to 100% of his or her stock-based and/or cash retainer fees. Any compensation that is deferred by a director is credited in shares of deferred stock, which are notional shares equal in value to one share of our common stock. If any cash dividends or other distributions are paid with respect to our common stock between the date the deferred stock is credited to the director’s account under the plan and the date the deferred stock is delivered to the director, dividend equivalent units will be credited in respect of the director’s deferred stock and will be deemed reinvested in additional deferred stock. Deferred stock credited to the plan is paid in shares of our common stock.

Amounts deferred under the Equifax Inc. Board of Directors Deferred Compensation Plan are paid, at the director’s option, either in a lump sum or in annual installments over a period of up to 10 years for distributions upon a termination of services as a member of the Board, or up to five years for a scheduled withdrawal. Participants in the Equifax Inc. Board of Directors Deferred Compensation Plan will be charged a proportionate share of the administrative fees incurred in connection with its administration.

www.equifax.com	EQUIFAX INC | 2022 PROXY STATEMENT	87

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Security Ownership of Management and Certain Beneficial Owners

Securities Owned by Certain Beneficial Owners

The table below contains information as of March 4, 2022, unless otherwise indicated, with respect to the beneficial ownership of the Company’s common stock by each person the Company believes beneficially holds more than 5% of the outstanding shares of the Company’s common stock, based solely on the Company’s review of SEC filings.

	Beneficial Ownership of Common Stock
Name and Address of Beneficial Owner	Number of Shares	% of Class(1)
The Vanguard Group(2)	12,880,896	10.5%
Massachusetts Financial Services Company(3)	10,718,524	8.7%
BlackRock, Inc.(4)	9,468,423	7.7%

(1)	Based upon 122,909,184 shares of common stock outstanding as of March 4, 2022. Beneficial ownership is determined in accordance with the rules of the SEC under which shares are beneficially owned by the person or entity that holds investment and/ or voting power.
(2)	Based on a Schedule 13G/A filed on February 10, 2022 by The Vanguard Group (“Vanguard”), which listed its address as 100 Vanguard Boulevard, Malvern, Pennsylvania 19355, Vanguard possesses sole voting power with respect to 0 shares of common stock, shared voting power with respect to 197,694 shares of common stock, sole dispositive power with respect to 12,384,728 shares of common stock and shared dispositive power with respect to 496,168 shares of common stock.
(3)	Based on a Schedule 13G/A filed on February 2, 2022 by Massachusetts Financial Services Company (“MFS”), which listed its address as 111 Huntington Avenue, Boston, MA 02199, MFS possesses sole voting power with respect to 10,306,936 shares of common stock, shared voting power with respect to 0 shares of common stock, sole dispositive power with respect to 10,718,524 shares of common stock and shared dispositive power with respect to 0 shares of common stock.
(4)	Based on a Schedule 13G/A filed on February 1, 2022 by BlackRock, Inc. (“BlackRock”), which listed its address as 55 East 52nd Street, New York, New York 10055, BlackRock possesses sole voting power with respect to 8061546 shares of common stock, shared voting power with respect to 0 shares of common stock, sole dispositive power with respect to 9,468,423 shares of common stock and shared dispositive power with respect to 0 shares of common stock.

EQUIFAX INC | 2022 PROXY STATEMENT	88

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Securities Owned by Directors and Management

The table below contains information as of March 4, 2022 (except where otherwise indicated), concerning the beneficial ownership of Company common stock by (i) each director and nominee, (ii) each NEO listed in the Summary Compensation Table, and (iii) all directors, nominees and other executive officers as a group. Except as otherwise noted, the named individuals had sole voting and investment power with respect to such securities. In accordance with our insider trading policy, none of these shares were pledged or hedged. All persons named in the table can be reached at

1550 Peachtree Street, N.W., Atlanta, Georgia 30309.

Name	Number of Shares Owned(1)		Exercisable Stock Options(2)	Number of Deferred Share Equivalent Units(3)	% of Common Stock Outstanding(4)
Mark W. Begor	157,145	(5)	451,195	0	*
Mark L. Feidler	21,358	(6)	0	5,921	*
John W. Gamble, Jr.	52,538		113,922	0	*
Bryson R. Koehler	16,454		58,160	0	*
G. Thomas Hough	5,359		0	5,296	*
Robert D. Marcus	12,708		0	0	*
Scott A. McGregor	5,685		0	0	*
John A. McKinley	12,221		0	23,411	*
Rodolfo O. Ploder	73,380		56,748	0	*
Robert W. Selander	5,667		0	0	*
Sid Singh	14,490		22,217	0	*
Melissa D. Smith	0		0	0	*
Audrey Boone Tillman	0		0	0	*
Heather H. Wilson	4,175		0	0	*
All directors, nominees and executive officers as a group (20 persons including those named above)(7)	1,030,155		861,038	34,628	1.57%

*	Less than one percent.
(1)	Includes shares held of record and Company shares owned through a bank, broker, trust or other nominee. It also includes all shares owned through our 401(k) Plan, vested RSUs and related dividend equivalent units.
Excludes unvested RSUs and related unvested dividend equivalent units for: Mr. Begor (33,355); Mr. Feidler (762); Mr. Gamble (8,486); Mr. Koehler (6,408); Mr. Hough (762); Mr. Marcus (762); Mr. McGregor (762); Mr. McKinley (762); Mr. Ploder (7,216); Mr. Selander (762); Mr. Singh (6,710); Ms. Smith (1,926); Ms. Tillman (1,757); and Ms. Wilson (762). The RSUs represent a contingent right to receive one share of common stock. There are no voting rights associated with RSUs.
(2)	This column lists the number of shares that the directors, nominees and executive officers had a right to acquire as of or within 60 days after March 4, 2022 through the exercise of director or employee stock options, as applicable.
(3)	Reported in this column are share equivalent units credited to a director or executive officer account under the Company’s Director and Executive Stock Deferral Plan and/or Director Deferred Compensation Plan. The units track the performance of Company common stock but do not confer on the holder voting or investment power over shares of common stock. The units are payable in shares on final distribution and do not include the reinvestment of dividends.
(4)	Based upon 122,909,184 shares of common stock outstanding as of March 4, 2022. Beneficial ownership is determined in accordance with the rules of the SEC under which shares are beneficially owned by the person or entity that holds investment and/ or voting power.
(5)	Includes 131,865 shares held in grantor retained annuity trusts for which Mr. Begor is the sole trustee.
(6)	Includes 7,823 shares held in a 501(c)(3) charitable family foundation in which Mr. Feidler has no pecuniary interest.
(7)	Includes 600,000 shares (0.5% of the shares outstanding on March 4, 2022) as to which beneficial ownership is disclaimed by executive officers of the Company who, in their capacity as investment officers and/or plan administrators for certain Company employee benefit plans, have shared voting and/or investment power with respect to shares of Company common stock held in such benefit plans.

www.equifax.com	EQUIFAX INC | 2022 PROXY STATEMENT	89

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Delinquent Section 16(a) Reports

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors, executive officers, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file reports of securities ownership and changes in such ownership with the SEC. Directors, executive officers and greater than ten percent shareholders also are required by SEC rules to furnish the Company with copies of all Section 16(a) forms they file. Based upon a review of copies of such forms furnished to the Company and written representations provided by the reporting persons, the Company believes that all Section 16(a) filing requirements were timely met in 2021, except for one Form 4 reporting a transaction for Julia Houston that was filed late due to an administrative error.

Audit Committee Report

The Audit Committee consists of the four directors named below. The Audit Committee operates pursuant to a written charter adopted by the Board of Directors, which is reviewed annually by the Audit Committee. The Board has determined that each member of the Audit Committee is independent and qualified to serve in accordance with the NYSE listing standards, applicable SEC rules and the Audit Committee charter.

The Audit Committee assists the Board in its oversight of: (i) the integrity of the Company’s financial statements and other financial information provided to its shareholders; (ii) the Company’s compliance with legal and regulatory requirements; (iii) the qualifications, independence and performance of the Company’s independent auditor; (iv) the performance of the Company’s internal audit function; (v) and the integrity of the Company’s internal control over financial reporting and its financial reporting processes. The Audit Committee also oversees risk management with respect to cybersecurity in coordination with the Technology Committee.

Management of the Company is responsible for the preparation and presentation of the Company’s financial statements, the effectiveness of internal control over financial reporting, and maintaining procedures that are reasonably designed to assure compliance with accounting standards and applicable laws and regulations. The Company’s independent registered public accounting firm, Ernst & Young LLP, is responsible for performing an independent audit of the consolidated financial statements and of the Company’s internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States) (the “PCAOB”). The Audit Committee’s responsibility is to monitor and oversee these processes on behalf of the Board of Directors.

In fulfilling its oversight responsibilities, the Audit Committee has reviewed and discussed with management and Ernst & Young the audited financial statements for the fiscal year ended December 31, 2021. The Audit Committee has reviewed and discussed with management and Ernst & Young the quarterly financial statements for each quarter in such fiscal year, management’s assessment of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2021, Ernst & Young’s evaluation of the Company’s internal control over financial reporting as of that date, and audit plans and results. The Audit Committee has also discussed with Ernst & Young the matters required to be discussed with the independent auditor by the applicable requirements of the PCAOB.

The Audit Committee has received from Ernst & Young the written disclosures required by applicable requirements of the PCAOB regarding Ernst & Young’s communications with the Audit Committee concerning independence, and has discussed with Ernst & Young its independence. The Audit Committee has also considered whether the provision of specific non-audit services by Ernst & Young is compatible with maintaining its independence and determined that the services provided by Ernst & Young for fiscal year 2021 were compatible with, and did not impair, its independence.

In reliance on the reviews and discussions referred to above, the Audit Committee has recommended to the Board of Directors that the financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021.

Submitted on February 22, 2022 by the Audit Committee:

G. Thomas Hough (Chair)	Scott A. McGregor	John A. McKinley	Heather H. Wilson

EQUIFAX INC | 2022 PROXY STATEMENT	90

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Proposal 3 Ratification of Appointment of Ernst & Young LLP as Independent Registered Public Accounting Firm for 2022

The Audit Committee has selected Ernst & Young LLP (“Ernst & Young”) as the Company’s independent registered public accounting firm for fiscal year 2022, and the Board is asking shareholders to ratify that selection. Although current laws, rules, and regulations, as well as the charter of the Audit Committee, require the Audit Committee to engage, retain, and supervise the Company’s independent registered public accounting firm, the Board considers the selection of the independent registered public accounting firm to be an important matter of shareholder concern and is submitting the selection of Ernst & Young for ratification by shareholders as a matter of good corporate practice. Additionally, in conjunction with the mandated rotation of the Audit Firm’s lead engagement partner, the Audit Committee and its chair are directly involved in the selection of Ernst & Young’s new lead engagement partner. The members of the Audit Committee and the Board believe that the continued retention of Ernst & Young is in the best interests of the Company and its shareholders. If the shareholders do not ratify the selection of Ernst & Young, the Audit Committee will review the Company’s relationship with Ernst & Young and take such action as it deems appropriate, which may include continuing to retain Ernst & Young as the Company’s independent registered public accounting firm.

Ernst & Young has served as our independent registered public accounting firm since 2002. A representative of Ernst & Young will be available during the 2022 Annual Meeting to make a statement if such representative desires to do so and to respond to appropriate questions.

Independent Registered Public Accounting Firm Fees

The following table sets forth the fees of Ernst & Young for services rendered to the Company for the fiscal years ended December 31, 2021 and 2020:

AUDIT AND NON-AUDIT FEES

Fee Category	2021	2020
Audit Fees(1)	$6,537,067	$6,206,503
Audit-Related Fees(2)	21,787	19,029
Tax Fees(3)	547,221	1,085,873
All Other Fees(4)	6,710	7,170
TOTAL	$7,112,785	$7,318,575

(1)	Consists of fees and expenses for professional services rendered for the integrated audit of our annual consolidated financial statements and internal control over financial reporting and review of the interim consolidated financial statements included in our quarterly reports to the SEC, and services normally provided by the Company’s independent registered public accounting firm in connection with statutory and regulatory filings or engagements, accounting consultations on matters addressed during the audit or interim reviews, and SEC filings, including comfort letters, consents and comment letters.
(2)	Consists of fees and expenses for services that reasonably are related to the performance of the audit or review of our consolidated financial statements and are not reported under “Audit Fees.” These services include employee benefit plan audits in 2020 and 2021.
(3)	Consists of fees and expenses for professional services related to tax planning and tax advice.
(4)	Consists of fees for products and services provided by Ernst & Young which are not included in the first three categories above.

www.equifax.com	EQUIFAX INC | 2022 PROXY STATEMENT	91

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Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services Performed by the Independent Registered Public Accounting Firm

The Company maintains a pre-approval policy that mandates that the Audit Committee approve the audit and non-audit services in advance. All audit and non-audit services for the fiscal year ended December 31, 2021 were either pre-approved by the Audit Committee or were approved pursuant to the Audit Committee’s pre-approval policy. The Audit Committee has authorized its Chair to pre-approve certain permissible audit and non-audit services that arise between Audit Committee meetings, provided the Audit Committee is informed of the decision to pre-approve the services at its next scheduled meeting. In its pre-approval of non-audit services and fees, the Audit Committee considers, among other factors, the possible effect of the performance of such services on the auditor’s independence. The Audit Committee has determined that performance of services other than audit services is compatible with maintaining the independence of the Company’s independent registered public accounting firm. See “Audit Committee Report” on page 90.

To avoid potential conflicts of interest in maintaining auditor independence, the law prohibits a publicly traded company from obtaining certain non-audit services from its independent registered public accounting firm. In 2020 and 2021, we did not obtain any of these prohibited services from Ernst & Young. The Company uses other accounting firms for these types of non-audit services.

THE BOARD RECOMMENDS A VOTE “FOR” PROPOSAL 3.

EQUIFAX INC | 2022 PROXY STATEMENT	92

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Questions and Answers about the Annual Meeting

How do I attend the 2022 Annual Meeting?

Only Equifax shareholders as of the March 4, 2022 record date are entitled to attend the 2022 Annual Meeting. Our 2022 Annual Meeting will be held using a “hybrid” in-person and virtual format. Shareholders of record can attend the meeting in person or virtually using the meeting webcast, as described below:

•

Attend in person. To attend the meeting in person, you must be a shareholder as of the record date. In addition, you will be required to present proof of stock ownership and a valid government-issued photo ID. If your shares are held in the name of a bank, broker or other holder of record (also known as “street name”) and you wish to attend the meeting, you must present proof of ownership as of the record date, such as the voting instruction card that is sent to you or a current bank or brokerage account statement.

Attendees who are have not been vaccinated against COVID-19 will be required to wear a mask.

Please note that cameras, sound or video recording equipment, or other similar equipment, electronic devices, large bags, briefcases or packages will not be allowed in the meeting room.

•	Attend virtually via meeting webcast. Shareholders as of the record date can attend the meeting virtually by accessing www.virtualshareholdermeeting.com/EFX2022 and entering the 16-digit control number included in the proxy card, voting instruction form or the notice. Non-shareholders may access the live webcast, but will not be eligible to vote or submit questions.

The meeting web page will be active beginning approximately 15 minutes before the meeting start time, to allow time for you to log-in and test your device. We encourage you to access the website in advance of the designated start time.

How do I ask questions at the 2022 Annual Meeting?

Shareholders as of the March 4, 2022 record date will be able to submit questions during the meeting by (i) attending in person or (ii) by accessing the meeting at www.virtualshareholdermeeting.com/EFX2022 using their 16-digit control number, typing the question into the “Ask a Question” field, and clicking submit.

Only questions pertinent to meeting matters will be answered during the meeting, subject to time constraints. Questions regarding personal matters, including those related to employment, products and services or individual disputes, are not pertinent to meeting matters and therefore will not be answered. Questions that are substantially similar may be grouped and answered together to avoid repetition.

Who may vote at the 2022 Annual Meeting?

Shareholders as of the close of business on March 4, 2022 may vote at the 2022 Annual Meeting. As of such date, there were 122,909,184 shares of Company common stock outstanding, each entitled to one vote.

How do I vote shares at the 2022 Annual Meeting?

Shareholders who have not voted their shares prior to the meeting or who wish to change their vote will be able to vote their shares at the 2022 Annual Meeting by: (i) attending in person; or (ii) by accessing the meeting at www.virtualshareholdermeeting.com/EFX2022, entering their 16-digit control number and clicking “Vote Here” on the meeting website.

Whether or not shareholders plan to attend the meeting, they are encouraged to vote their shares prior to the meeting by one of the methods described in the proxy materials. Shareholders may continue to use the proxy materials to vote their shares in connection with the meeting.

Shareholders who have already voted do not need to vote again unless they wish to change their prior vote.

www.equifax.com	EQUIFAX INC | 2022 PROXY STATEMENT	93

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How can I review the list of shareholders entitled to vote?

For those attending in person, a printed copy of the shareholders of record will be available for examination by shareholders at the physical meeting location in St. Louis, Missouri. For those attending virtually, an electronic list of the shareholders of record as of the record date will be available for examination by shareholders at www.virtualshareholdermeeting.com/EFX2022 during the meeting. Shareholders attending virtually will need to enter their 16-digit control number to access the shareholder list.

Can I attend the meeting if I am not a shareholder?

Only Equifax shareholders as of the record date are entitled to attend the 2022 Annual Meeting. Non-shareholders may access the live meeting webcast, but will not be eligible to vote or submit questions. If you do not have a 16-digit control number, you may still attend the meeting as a guest in listen-only mode. To attend as a guest, please access www.virtualshareholdermeeting.com/EFX2022 and enter the information requested on the screen to register as a guest. Please note that you will not have the ability to ask questions, vote or examine the list of shareholders during the meeting if you participate as a guest.

A replay of the virtual annual meeting webcast will be available on our investor relations website through June 30, 2022.

What if during the meeting I have technical difficulties or trouble accessing the virtual meeting website?

On the morning of the Annual Meeting, we will have technicians ready to assist you with any technical difficulties you may have accessing the virtual meeting. If you encounter any difficulties accessing the virtual meeting please call the toll-free number that will be available on the morning of the meeting.

What is the difference between holding shares as a registered shareholder and as a beneficial owner?

If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, you are considered the “registered stockholder” of those shares. We mail the proxy materials and our Annual Report to you directly.

If your shares are held in street name with a stock brokerage account or by a bank or other nominee, you are considered the “beneficial owner” of the shares that are registered in street name. In this case, the proxy materials and our Annual Report will be forwarded to you by your broker, bank, or other nominee. As the beneficial owner, you have the right to direct your broker, bank or other nominee on how to vote your shares by following the voting instructions included in the materials.

Employees with shares allocated in an employee benefit plan account will vote shares allocated to their benefit plan account electronically and will not receive a paper mailing for those shares. Employees should review the information on procedures for voting by employees on page 96.

What am I voting on and what are the Board’s voting recommendations?

Agenda Item		Board Voting Recommendation	Page Reference (for more detail)
Proposal 1	Election of 10 Director Nominees	FOR EACH NOMINEE	24
Proposal 2	Advisory Vote to Approve Named Executive Officer Compensation	FOR	41
Proposal 3	Ratification of Appointment of Ernst & Young LLP as Independent Registered Public Accounting Firm for 2022	FOR	91

EQUIFAX INC | 2022 PROXY STATEMENT	94

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Can other matters be decided at the 2022 Annual Meeting?

The Company is not aware, as of the date of this Proxy Statement, of any other matters to be voted on at the 2022 Annual Meeting. If any other matters are properly brought before the meeting for a vote, the persons named as proxies on the proxy card will vote all shares represented at the meeting (other than shares that are voted by the holder during the meeting) on such matters in accordance with the Board’s recommendation.

What is the procedure for voting?

Shareholders of record

Shareholders of record may attend and cast their votes by attending the 2022 Annual Meeting in person or virtually, as described on page 93.

In addition, shareholders of record may cast their vote by proxy and participants in the Company’s benefit plans described on page 96 may submit their voting instructions by:

•	Using the internet at the web address noted in the proxy materials email or proxy card you received (if you have access to the internet, we encourage you to vote in this manner);
•	Using the toll-free telephone number listed on the proxy card (if you received one); or
•	Signing, completing and returning a proxy card (if you received one) in the provided postage-paid envelope.

Votes cast through internet and telephone voting procedures are authenticated by use of a personal identification number. This procedure allows shareholders to appoint a proxy (or Company benefit plan participants to provide voting instructions) and to confirm that their actions have been properly recorded. Specific instructions to be followed are set forth on the proxy materials email or proxy card (if you received one).

Beneficial owners

If you are the beneficial owner of shares held in “street name,” you have the right to direct your bank, broker or other nominee on how to vote your shares by using the voting instruction form provided to you by them, or by following their instructions for voting through the Internet or by telephone. In the alternative, you may attend and cast your vote during the meeting as described on page 93. If you are a beneficial owner but do not have a control number, you may gain access to the meeting by contacting your broker or by following the instructions included with your proxy materials. In order for your shares to be voted on all matters presented at the meeting, we urge all shareholders whose shares are held in street name by a bank, brokerage firm or other nominee to provide voting instructions to your bank, brokerage firm or other nominee.

Can I change my proxy vote?

Yes. If you are a registered shareholder, you can change your proxy vote or revoke your proxy at any time before the 2022 Annual Meeting by:

•	Authorizing a new vote electronically through the Internet or by telephone up until 11:59 p.m., Eastern Time, on May 4, 2022;
•	Delivering a written revocation of your proxy to Equifax Inc., Attn: Office of Corporate Secretary, P.O. Box 4081, Atlanta, Georgia 30302, before your original proxy is voted at the Annual Meeting;
•	Returning a signed proxy card with a later date; or
•	Voting during the Annual Meeting.

If you are a beneficial owner of shares, you can submit new voting instructions by contacting your broker, bank or other nominee. You can also vote during the 2022 Annual Meeting as described above.

Your attendance at the 2022 Annual Meeting does not revoke your proxy. Unless you vote during the meeting, your last valid proxy prior to or at the 2022 Annual Meeting will be used to cast your vote.

www.equifax.com	EQUIFAX INC | 2022 PROXY STATEMENT	95

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What if I return my proxy card but do not provide voting instructions?

Proxies that are signed and returned but do not contain voting instructions will be voted:

•	FOR the election of the 10 director nominees listed in Proposal 1.
•	FOR the advisory vote to approve the compensation of our NEOs (Proposal 2).
•	FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the 2022 fiscal year (Proposal 3).
•	In accordance with the Board’s recommendation by the individuals named as proxy holders in the proxy card, if any other matters are properly brought before the 2022 Annual Meeting.

How do I vote if I participate in one of the Company’s 401(k) or defined contribution plans?

Participants in the Equifax Inc. 401(k) Plan and the Equifax Canada Retirement Savings Program for Salaried Employees (collectively, the “Company Plans”) may instruct the applicable plan trustee how to vote all shares of Company common stock allocated to their accounts. To allow sufficient time for the plan trustees to vote, the trustees must receive your voting instructions no later than 11:59 p.m., Eastern Time, on May 3, 2022. The 401(k) Plan trustee will vote shares for which it has not received instructions in the same proportion as the shares for which it has received instructions. The Canada Retirement Savings Program trustee will only vote those plan shares for which voting instructions are received prior to this deadline. Participants in the Company Plans may not vote the shares owned through such plans after this deadline, including at the Annual Meeting.

How many shares must be present to hold the 2022 Annual Meeting?

In order for us to lawfully conduct business at our 2022 Annual Meeting, a majority of the shares outstanding and entitled to vote as of March 4, 2022 must be present or represented by proxy. This is referred to as a quorum. Your shares are counted as present at the meeting if you attend the 2022 Annual Meeting and vote during the meeting or if you properly return a proxy by Internet, by telephone, or by mail in advance of the meeting and do not revoke the proxy. If a quorum is not present, the meeting may be adjourned from time to time until a quorum is present.

Will my shares be voted if I do not provide my proxy or instruction card?

Registered Shareholders

If your shares are registered in your name, your shares will not be voted unless you provide a proxy by internet, telephone or mail, or vote during the 2022 Annual Meeting.

Plan Participants

If you are a participant in one of our employee 401(k) or defined contribution plans and you do not provide timely instructions to the plan trustee, shares allocated to your account(s) will be voted by the plan trustee depending on the terms of your plan and other legal requirements.

Beneficial Owners

If you hold shares through an account with a broker and you do not provide voting instructions, under NYSE rules, your broker may vote your shares on routine matters only. The ratification of the appointment of Ernst & Young LLP (Proposal 3) is considered a routine matter, and your nominee can therefore vote your shares on that proposal even if you do not provide voting instructions. Proposals 1 and 2 are not considered routine matters, and your nominee cannot vote your shares on these proposals unless you provide voting instructions. Votes withheld by brokers in the absence of voting instructions from a beneficial owner are referred to as “broker non-votes.”

EQUIFAX INC | 2022 PROXY STATEMENT	96

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Multiple Forms of Ownership

The Company cannot provide a single proxy or instruction card for shareholders who own shares in different forms of accounts (employee benefit plan shares, registered shares, and beneficially-owned shares). As a result, if your shares are held in multiple types of accounts, you must submit your votes for each type of account in accordance with the instructions you receive for that account.

What is the vote required for each proposal?

For Proposal 1, Election of Director Nominees, each director nominee for whom more shares are voted “for” than “against” his or her election will be elected as a director at the meeting. Under our Bylaws, if more votes are cast “against” than are cast “for” a nominee, the nominee shall offer his or her resignation. The independent members of the Board will determine and promptly publicly announce the action to be taken with respect to acceptance or rejection of the resignation offer.

For each of Proposal 2, Advisory Vote to Approve Named Executive Officer Compensation, and Proposal 3, Ratification of Appointment of Ernst & Young LLP as Independent Registered Public Accounting Firm for 2022, the proposal will be approved if more votes are cast “for” than are cast “against” the proposal. Proposals 2 and 3 are advisory and nonbinding. The Board will review the voting results on these proposals and take the results into account when making future decisions regarding these matters. “Votes cast” exclude abstentions and broker non-votes.

What is the effect of an abstention?

A shareholder who abstains on some or all matters is considered present for purposes of determining if a quorum is present at the 2022 Annual Meeting, but an abstention is not counted as a vote cast. An abstention has no effect for the vote on any proposal.

What is the effect of a broker non-vote?

Broker non-votes will be counted for purposes of calculating whether a quorum is present at the 2022 Annual Meeting, but will not be counted for purposes of determining the number of votes present in person or represented by proxy and entitled to vote with respect to a particular proposal. Thus, a broker non-vote will not impact our ability to obtain a quorum, will not affect the outcome with respect to the election of directors, and will not otherwise affect the outcome of the vote on a proposal that requires the affirmative vote of a majority of the votes cast on the proposal.

Who will count the votes?

A representative of Broadridge Financial Services will tabulate the votes and act as independent inspector of election for the 2022 Annual Meeting.

Where can I find the voting results of the 2022 Annual Meeting?

The preliminary voting results will be announced at the Annual Meeting. The final voting results will be tallied by the inspector of election and disclosed by the Company in a Current Report on Form 8-K filed with the SEC within four business days following the 2022 Annual Meeting.

What is “householding” and how does it affect me?

We have adopted a procedure approved by the SEC called “householding.” Under this procedure, we send only one Annual Report and Proxy Statement to eligible shareholders who share a single address, unless we have received instructions to the contrary from any shareholder at that address. The practice is designed to reduce our printing and postage costs. Shareholders who participate in householding will continue to be able to separately vote their proxies. We do not use householding for any other shareholder mailings, such as dividend checks, Form 1099, or account information statements.

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If you are eligible for householding, but received multiple copies of our Annual Report and Proxy Statement and prefer to receive only a single copy for your household, please contact Equifax Inc., Attn: Office of Corporate Secretary, P.O. Box 4081, Atlanta, Georgia 30302, telephone (404) 885-8000. If you are a registered shareholder residing at an address with other registered shareholders and wish to receive a separate Annual Report or Proxy Statement at this time or in the future, we will provide you with a separate copy. To obtain this copy, please contact the Office of Corporate Secretary.

If you own shares through a broker, bank or other nominee, you should contact the nominee concerning householding procedures.

The Company cannot provide a single proxy or voting instruction card for shareholders who own shares in different forms of accounts (employee benefit plan shares, registered shares, and beneficially-owned shares). Accordingly, you will receive a separate solicitation and proxy for each type of account in which shares are held and you must submit your votes for each type of account in accordance with the instructions received for that account.

Can I receive a copy of the Annual Report?

Yes. We will provide a copy of our Annual Report without charge, upon written request, to any registered or beneficial owner of common stock entitled to vote at the 2022 Annual Meeting. Requests should be made in writing addressed to the Equifax Inc., Attn: Office of Corporate Secretary, P.O. Box 4081, Atlanta, Georgia 30302, or by calling (404) 885-8000.

Can I view the Proxy Statement and Annual Report on the Internet?

Yes. The Proxy Statement and Annual Report are available on the internet at https://investor.equifax.com/financial-information/annual-reports-and-proxy-statements. Most shareholders will receive their annual meeting materials via electronic delivery. The SEC also maintains a website at https://www.sec.gov that contains reports, proxy statements and other information regarding Equifax.

Can I choose to receive the Proxy Statement and Annual Report on the internet instead of receiving them by mail?

Yes. If you are a registered shareholder or beneficial owner, you can elect to receive future annual reports and proxy statements on the internet only and not receive copies in the mail by following the instructions on your proxy card or voting instruction form. Your request for electronic transmission will remain in effect for all future annual reports and proxy statements, unless withdrawn. Most active employees who participate in the Company’s savings plans will receive an online notification announcing Internet availability of the annual report and proxy statement; a paper copy will not be provided unless requested by following the instructions in the email notification.

Who pays the cost of this proxy solicitation?

The Company has retained Innisfree M&A Incorporated to assist in soliciting proxies for an annual fee of $20,000 plus expenses, and will bear the cost of soliciting proxies. Directors, officers and other Company associates also may solicit proxies by telephone or otherwise. Brokers and other nominees will be requested to solicit proxies or authorizations from beneficial owners and will be reimbursed for their reasonable expenses.

How do I recommend a director nominee or submit a proposal or director nominee for the 2023 Annual Meeting of Shareholders?

The Governance Committee will consider for possible nomination qualified Board candidates that are submitted by our shareholders using the same process that applies to candidates identified by other sources. Shareholders wishing to make such a submission may do so by sending the following information to the Governance Committee no later than November 24, 2022 and no earlier than October 25, 2022, c/o Equifax Inc., Attn: Office of Corporate Secretary, P.O. Box 4081, Atlanta, Georgia 30302: (1) a nomination notice in accordance with the procedures set forth in Section 1.12 of our Bylaws; (2) a request that the Governance Committee consider the shareholder’s candidate for inclusion in the Board’s slate of nominees for the applicable meeting; and (3) along with the shareholder’s candidate, an undertaking to provide

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all other information the Committee or the Board may request in connection with their evaluation of the candidate.

A copy of our Bylaws is available on our website at www.equifax.com/about-equifax/corporate-governance or by writing to the Corporate Secretary.

Any shareholder’s nominee must satisfy the minimum qualifications for any director described above in the judgment of the Governance Committee and the Board. In evaluating shareholder nominees, the Governance Committee and the Board may consider all relevant information, including the factors described above, and additionally may consider the size and duration of the nominating shareholder’s holdings in the Company; whether the nominee is independent of the nominating shareholder and able to represent the interests of the Company and its shareholders as a whole; and the interests and/or intentions of the nominating shareholder.

Shareholders may also submit proposals and director nominations through our proxy access procedures for consideration at the 2023 Annual Meeting, including proposals submitted for inclusion in the Company’s proxy materials for the 2023 Annual Meeting. Notice of such proposals or director nominations must be delivered to us no later than November 24, 2022 (and, in the case of a director nomination pursuant to proxy access, no earlier than October 25, 2022). The proposal or director nomination must satisfy the information and other requirements specified in our Bylaws and, if to be included in our proxy materials for the 2023 Annual Meeting, must comply with SEC Rule 14a-8 and other applicable rules and interpretations of the SEC.

Any shareholder proposal or director nomination submitted to the Company in connection with the 2023 Annual Meeting should be addressed to the Corporate Secretary at the address above. In addition, the shareholder proponent or a duly authorized representative must appear in person at the 2023 Annual Meeting to present the proposal.

In addition to satisfying the foregoing advance notice requirements under our Bylaws, to comply with the universal proxy rules under the Securities Exchange Act of 1934, shareholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Securities Exchange Act of 1934 no later than March 6, 2023.

How can I contact the Company’s directors?

Shareholders and other interested parties who wish to communicate with our directors, a committee of the Board of Directors, the Independent Chairman, the non-management directors as a group, or the Board generally should address their correspondence accordingly and send by mail to Equifax Inc., c/o Corporate Secretary, P.O. Box 4081, Atlanta, Georgia 30302. Correspondence will be forwarded as directed by the shareholder. The Company may first review such communications and screen out solicitations for goods and services and similar inappropriate communications unrelated to the Company or its business. All concerns related to audit or accounting matters will be referred to the Audit Committee.

Can I find additional information on the Company’s website?

Yes. Although information contained on our website is not part of this Proxy Statement, you will find information about the Company and our corporate governance practices at www.equifax.com/about-equifax/corporate-governance. Our website contains information about our Board, Board committees, Articles of Incorporation and Bylaws, Code of Ethics and Business Conduct, Governance Guidelines, and information about insider transactions. Shareholders may obtain, without charge, hard copies of the above documents by writing to Equifax Inc., Attn: Office of Corporate Secretary, P.O. Box 4081, Atlanta, Georgia 30302, telephone (404) 885-8000.

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ANNEX A: Reconciliation of Non-GAAP Financial Measures

We refer in this Proxy Statement to adjusted EPS, which is a non-GAAP financial measure.

Adjusted EPS attributable to Equifax is diluted EPS attributable to Equifax adjusted (to the extent noted below for different periods) for acquisition-related amortization expense, costs related to the 2017 cybersecurity incident, fair value adjustment of equity investments, pension mark-to-market fair value adjustments, income tax effects of Q1 2020 gain on fair market value adjustment of equity investment, foreign currency impact of certain intercompany loans, acquisition-related costs other than acquisition amortization, legal settlement unrelated to the 2017 cybersecurity incident, realignment of internal resources and other costs, the income tax effect of stock awards recognized upon vesting or settlement, Argentina highly inflationary foreign currency impacts, valuation allowance for certain deferred tax assets, tax benefit on legal settlement related to the 2017 cybersecurity incident and the income tax impact of these adjustments. All adjustments are net of tax, with a reconciling item with the aggregated tax impact of the adjustments.

Adjusted EPS is provided to show the performance of our core operations without the effect of the excluded items, consistent with how our management reviews and assesses our historical performance when measuring operating profitability, evaluating performance trends, and setting performance objectives. This non-GAAP measure is not a measurement of financial performance under GAAP, should not be considered as an alternative to EPS, and may not be comparable to non-GAAP financial measures used by other companies. The following table reconciles Adjusted EPS to net income attributable to Equifax, the most directly comparable financial measure calculated in accordance with GAAP:

Reconciliation of net income attributable to Equifax to diluted EPS attributable to Equifax, defined as net income adjusted for acquisition-related amortization expense, costs related to the 2017 cybersecurity incident, fair value adjustment of equity investments, pension mark-to-market fair value adjustments, income tax effects of Q1 2020 gain on fair market value adjustment of equity investment, foreign currency impact of certain intercompany loans, acquisition-related costs other than acquisition amortization, legal settlement unrelated to the 2017 cybersecurity incident, realignment of internal resources and other costs, the income tax effect of stock awards recognized upon vesting or settlement, Argentina highly inflationary foreign currency impacts, valuation allowance for certain deferred tax assets, tax benefit on legal settlement related to the 2017 cybersecurity incident and income tax adjustments:

	Twelve Months Ended December 31,
(In millions, except per share amounts)	2021	2020
Net income attributable to Equifax	$744.2	$520.1
Acquisition-related amortization expense of certain acquired intangibles(1)	176.4	141.8
2017 cybersecurity incident related costs(2)	(0.1)	365.0
Fair market value adjustment of equity investments(3)	64.0	(149.5)
Pension mark-to-market fair value adjustment(4)	20.2	32.2
Income tax effects of Q1 2020 gain on fair market value adjustment of equity investment(5)	—	(5.4)
Foreign currency impact of certain intercompany loans(6)	(4.3)	6.2
Acquisition-related costs other than acquisition amortization(7)	19.1	—
Legal settlement(8)	(6.5)	—
Realignment of internal resources and other costs(9)	8.6	31.9
Income tax effects of stock awards that are recognized upon vesting or settlement(10)	(14.2)	(6.1)
Argentina highly inflationary foreign currency adjustment(11)	(0.8)	0.5
Valuation allowance for certain deferred tax assets(12)	—	7.0
Tax benefit on legal settlement related to the 2017 cybersecurity incident(13)	—	(4.8)
Tax impact of adjustments(14)	(61.9)	(82.8)
Net income attributable to Equifax, adjusted for items listed above	$944.7	$856.1
Diluted EPS attributable to Equifax, adjusted for items listed above	$7.64	$6.97
Weighted-average shares used in computing diluted EPS	123.6	122.8

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(1)	For the year ended December 31, 2021, we recorded acquisition-related amortization expense of certain acquired intangibles of $176.4 million ($147.6 million net of tax). The $28.8 million of tax is comprised of $45.2 million of tax expense net of $16.4 million of a cash income tax benefit. For the year ended December 31, 2020, we recorded acquisition-related amortization expense of certain acquired intangibles of $141.8 million ($120.6 million net of tax). The $21.2 million of tax is comprised of $37.3 million of tax expense net of $16.1 million of a cash income tax benefit. See the Notes to this reconciliation for additional detail.
(2)	For the year ended December 31, 2021 we recorded a net benefit for legal fees net of recoveries related to the 2017 cybersecurity incident of $0.1 million ($0.1 million, net of tax). For the year ended December 31, 2020, we recorded pre-tax expenses related to the 2017 cyber security incident of $365.0 million ($270.5 million, net of tax), $364.8 million of cybersecurity incident related costs were in operating income, with the remaining $0.2 million being recorded to depreciation and amortization. $358.5 million of these expenses related to incremental costs to transform our information technology infrastructure and data security and the remaining $6.5 million related to 2017 cybersecurity incident legal fees. See the Notes to this reconciliation for additional detail.
(3)	For the year ended December 31, 2021, we recorded a $64.0 million ($41.1 million, net of tax) loss on the fair market value adjustment of an equity investment. For the year ended December 31, 2020, we recorded a $149.5 million ($101.1 million, net of tax) gain on the fair market value adjustment of equity investments. The changes in fair value were recorded to the Other Income (Expense), net line item within the Consolidated Statements of Income. See the Notes to this reconciliation for additional detail.
(4)	During the fourth quarter of 2021, we recorded a $20.2 million loss ($14.8 million, net of tax) related to the mark-to-market fair value adjustment of our pension and postretirement benefit plans. During the fourth quarter of 2020 we recorded a $32.2 million loss ($24.3 million, net of tax) related to the mark-to-market fair value adjustment of our pension and postretirement benefit plans. See the Notes to this reconciliation for additional detail.
(5)	For the year ended December 31, 2020, we recorded income tax effects of the Q1 2020 gain on fair market value adjustment of an equity investment of $5.4 million. See the Notes to this reconciliation for additional detail.
(6)	For the year ended December 31, 2021, we recorded foreign currency gain of $4.3 million related to certain intercompany loans. For the year ended December 31, 2020, we recorded a foreign currency loss related to certain intercompany loans of $6.2 million. The impact was recorded to the Other Income (Expense), net line item within the Consolidated Statements of Income. See the Notes to this reconciliation for additional detail.
(7)	For the year ended December 31, 2021, we recorded $19.1 million ($14.6 million, net of tax) for acquisition costs other than acquisition-related amortization. These costs primarily related to transaction costs resulting from acquisitions and were recorded in operating income. See the Notes to this reconciliation for additional detail.
(8)	During the fourth quarter of 2021, we recorded a $6.5 million ($4.9 million, net of tax) true-up related to a legal settlement that was initially settled in the third quarter of 2018, which was not related to the 2017 cyber security incident. See the Notes to this reconciliation for additional detail.
(9)	During the fourth quarter of 2021 and the fourth quarter of 2020, we recorded $8.6 million ($6.5 million, net of tax) and $31.9 million ($24.3 million, net of tax), respectively, of restructuring charges for the realignment of internal resources and other costs, which predominantly relates to the reduction of headcount and the realignment of our internal resources to support the Company’s strategic objectives and increase the integration of our global operations. See the Notes to this reconciliation for additional detail.
(10)	For the year ended December 31, 2021, we recorded a tax benefit of $14.2 million related to the tax effects of deductions for stock compensation in excess of amounts recorded for compensation costs. For the year ended December 31, 2020, we recorded a tax benefit of $6.1 million related to the tax effects of deductions for stock compensation in excess of amounts recorded for compensation costs. See the Notes to this reconciliation for additional detail.
(11)	Argentina experienced multiple periods of increasing inflation rates, devaluation of the peso, and increasing borrowing rates. As such, Argentina was deemed a highly inflationary economy by accounting policymakers. For the year ended December 31, 2021, we recorded a $0.8 million foreign currency gain, related to the impact of remeasuring the peso denominated monetary assets and liabilities as a result of Argentina being a highly inflationary economy. For the year ended December 31, 2020, we recorded a foreign currency loss of $0.5 million, related to the impact of remeasuring the peso denominated monetary assets and liabilities as a result of Argentina being a highly inflationary economy. See the Notes to this reconciliation for additional detail.
(12)	During the first quarter of 2020, we recorded a valuation allowance for certain deferred tax assets of $7.0 million. See the Notes to this reconciliation for additional detail.
(13)	During the first quarter of 2020, we recorded a $4.8 million tax benefit on legal settlements related to the 2017 cybersecurity incident, as finalization of the settlement terms in the first quarter have caused us to conclude the tax treatment has changed from the time we recorded the initial loss. See the Notes to this reconciliation for additional detail.
(14)	For the year ended December 31, 2021, we recorded the tax impact of adjustments of $61.9 million comprised of (i) acquisition-related amortization expense of certain acquired intangibles of $28.8 million ($45.2 million of tax expense net of $16.4 million of a cash income tax benefit), (ii) a tax adjustment of $0.2 million related to net benefit for legal fees net of recoveries related to the 2017 cybersecurity incident, (iii) a tax adjustment of $22.9 million related to the loss on fair market value adjustment of equity investments, (iv) a tax adjustment of $5.4 million related to the fourth quarter mark-to-market fair value adjustment of our pension and postretirement benefit plans, (v) a tax adjustment of $4.5 million related to acquisition costs other than acquisition-related amortization, (vi) a tax adjustment of $1.6 million related to a legal settlement true-up not related to the 2017 cyber security incident and (vii) a tax adjustment of $2.1 million related to the realignment of internal resources. For the year ended December 31, 2020, we recorded the tax impact of adjustments of $82.8 million comprised of (i) acquisition-related amortization expense of certain acquired intangibles of $21.2 million ($37.3 million of tax expense net of $16.1 million of a cash income tax benefit), (ii) a tax adjustment of $94.5 million related to expenses for the 2017 cybersecurity incident, (iii) a tax adjustment of $48.4 million related to cybersecurity incident related legal matters, (iv) a tax adjustment of $7.9 million related to the fourth quarter mark-to-market fair value adjustment of our pension and postretirement benefit plans and (v) a tax adjustment of $7.6 million related to the realignment of internal resources.

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Notes to Reconciliations of Non-GAAP Financial Measures to the Comparable GAAP Financial Measures

Acquisition-related amortization expense, net of tax – For the years ended December 31, 2021 and 2020, we recorded acquisition-related amortization expense of certain acquired intangibles of $176.4 million ($147.6 million net of tax) and $141.8 million ($120.6 million net of tax), respectively.

We calculate this financial measure by excluding the impact of acquisition-related amortization expense and including a benefit to reflect the material cash income tax savings resulting from the income tax deductibility of amortization for certain acquired intangibles. These financial measures are not prepared in conformity with GAAP. Management believes excluding the impact of amortization expense is useful because excluding acquisition-related amortization and other items that are not comparable allows investors to evaluate our performance for different periods on a more comparable basis. Certain acquired intangibles result in material cash income tax savings which are not reflected in earnings. Management believes that including a benefit to reflect the cash income tax savings is useful as it allows investors to better value Equifax. Management makes these adjustments to earnings when measuring profitability, evaluating performance trends, setting performance objectives and calculating our return on invested capital.

Costs related to the 2017 cybersecurity incident – Costs related to the 2017 cybersecurity incident include legal fees to respond to subsequent litigation and government investigations. Through the year ended December 31, 2020, these costs also included incremental costs to transform our information technology, data security and infrastructure. For the year ended December 31, 2021, we recorded a pre-tax net benefit of $0.1 million ($0.1 million, net of tax). For year ended December 31, 2020, we recorded pre-tax expenses of $365.0 million ($270.5 million, net of tax). Management believes excluding these charges is useful as it allows investors to evaluate our performance for different periods on a more comparable basis. Management makes these adjustments to net income when measuring profitability, evaluating performance trends, setting performance objectives and calculating our return on invested capital. This is consistent with how management reviews and assesses Equifax’s historical performance and is useful when planning, forecasting and analyzing future periods. Costs related to the 2017 cybersecurity incident do not include losses accrued for certain legal proceedings and government investigations related to the 2017 cybersecurity incident.

Fair market value adjustment of equity investments – For the year ended December 31, 2021 we recorded a $64.0 million ($41.1 million, net of tax) loss related to adjusting our investment in Brazil to fair value. For the year ended December 31, 2020, we recorded a $116.6 million ($74.8 million, net of tax) gain related to adjusting our investment in Brazil to fair value. The investment had previously been recorded on our books at cost less impairment, as it did not have a readily determinable fair value. Subsequent to the initial public offering, our investment in Brazil has been adjusted to fair value, and will continue to be adjusted to fair value at the end of each reporting period, with unrealized gains or losses to be recorded within the Consolidated Statements of Income in Other Income (Expense), net.

During the first quarter of 2020, we recorded a $32.9 million ($26.3 million, net of tax) gain related to adjusting our equity method investment in India, in conjunction with the purchase of the remaining interest of our joint venture. Prior to the purchase of the remaining interest, Equifax did not have control over the joint venture. As a result of the transaction, Equifax recognized a gain related to the remeasurement of the preexisting equity interest in the India joint venture at the acquisition-date fair value of the business combination. Management believes excluding these charges from certain financial results provides meaningful supplemental information regarding our financial results for the years ended December 31, 2021 and 2020, since the non-operating gains or losses are not comparable among the periods. This is consistent with how our management reviews and assesses Equifax’s historical performance and is useful when planning, forecasting and analyzing future periods.

Pension mark-to-market fair value adjustment – We utilize a mark-to-market method of accounting for recognizing actuarial gains and losses and expected return on plan assets for our defined benefit pension and other postretirement benefit plans. Under our accounting methodology for recognizing actuarial gains and losses and expected return on plan assets for our defined benefit pension and other postretirement benefit plans, remeasurement of projected benefit obligation and plan assets are immediately recognized in earnings through net periodic benefit cost within Other Income (Expense) on the Consolidated Statements of Income, with pension and postretirement plans to be remeasured annually in the fourth quarter, or on an interim basis as triggering events require remeasurement. For the year ended December 31, 2021, we recorded a $20.2 million ($14.8 million, net of tax) loss related to the mark-to-market fair value adjustment of our pension and postretirement benefit plans. For the year ended December 31, 2020, we recorded a $32.2 million ($24.3 million, net of tax) loss related to the mark-to-market fair value adjustment of our pension and postretirement benefit plans. Management believes excluding these charges from certain financial results provides meaningful supplemental information regarding our financial results, since the non-operating gains and losses are not comparable among the periods. This is consistent with how our management reviews and assesses Equifax’s historical performance and is useful when planning, forecasting and analyzing future periods.

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Income tax effects of Q1 2020 gain on fair market value adjustment of equity investment – During the first quarter of 2020, we recorded a gain related to adjusting our equity method investment in India, in conjunction with the purchase of the remaining interest of our joint venture. Prior to the purchase of the remaining interest, Equifax did not have control over the joint venture. As a result of the transaction, Equifax recognized a gain related to the remeasurement of the preexisting equity interest in the India joint venture at the acquisition-date fair value of the business combination. Additional income tax effects related to this transaction were recorded each quarter of 2020. Management believes excluding this gain and related income tax effects from certain financial results provides meaningful supplemental information regarding our financial results for 2020, since the non-operating gain is not comparable among the periods. This is consistent with how our management reviews and assesses Equifax’s historical performance and is useful when planning, forecasting and analyzing future periods.

Foreign currency impact of certain intercompany loans – For the years ended December 31, 2021 and 2020, we recorded a $4.3 million foreign currency gain and $6.2 million foreign currency loss, respectively, related to certain intercompany loans. The impact was recorded to the Other Income (Expense), net line item within the Consolidated Statements of Income. Management believes excluding this charge is useful as it allows investors to evaluate our performance for different periods on a more comparable basis. This is consistent with how management reviews and assesses Equifax’s historical performance and is useful when planning, forecasting and analyzing future periods.

Acquisition-related costs other than acquisition amortization – For the year ended December 31, 2021, we recorded $19.1 million ($14.6 million, net of tax) for acquisition costs other than acquisition-related amortization. These costs primarily related to transaction and integration costs resulting from recent acquisitions and were recorded in operating income. Management believes excluding this charge from certain financial results provides meaningful supplemental information regarding our financial results, since a charge of such an amount is not comparable among the periods. This is consistent with how our management reviews and assesses Equifax’s historical performance and is useful when planning, forecasting, and analyzing future periods.

Legal Settlement – During the third quarter of 2018, we recorded an $18.5 million ($14.1 million, net of tax) charge for legal fees and a legal settlement that was not related to the 2017 cybersecurity incident. As of December 31, 2021, the claims period related to the settlement is over and we have recorded a true-up of $6.5 million ($4.9 million, net of tax) for the final settlement amount. Management believes excluding this charge from certain financial results provides meaningful supplemental information regarding our financial results for the year ended December 31, 2021, since a charge of such an amount is not comparable among the periods. This is consistent with how our management reviews and assesses Equifax’s historical performance and is useful when planning, forecasting and analyzing future periods.

Charge related to the realignment of internal resources and other costs – During the fourth quarter of 2021 and the fourth quarter of 2020, we recorded a restructuring charge of $8.6 million ($6.5 million, net of tax) and $31.9 million ($24.3 million, net of tax), respectively, related to the realignment of internal resources and other costs, which predominantly relates to the reduction of headcount and the realignment of our internal resources to support the Company’s strategic objectives and increase the integration of our global operations. Management believes excluding this charge from certain financial results provides meaningful supplemental information regarding our financial results for the years ended December 31, 2021 and 2020, since the charges are not comparable among the periods. This is consistent with how our management reviews and assesses Equifax’s historical performance and is useful when planning, forecasting and analyzing future periods.

Income tax effects of stock awards that are recognized upon vesting or settlement – For the year ended December 31, 2021, we recorded a tax benefit of $14.2 million related to the tax effects of deductions for stock compensation in excess of amounts recorded for compensation costs. For the year ended December 31, 2020, we recorded a tax benefit of $6.1 million related to the tax effects of deductions for stock compensation in excess of amounts recorded for compensation costs. Management believes excluding this tax effect from financial results provides meaningful supplemental information regarding our financial results for the twelve months ended December 31, 2021, as compared to the corresponding period in 2020, because this amount is non-operating and relates to income tax benefits or deficiencies for stock awards recognized when tax amounts differ from recognized stock compensation cost. This is consistent with how management reviews and assesses Equifax’s historical performance and is useful when planning, forecasting and analyzing future periods.

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Argentina highly inflationary foreign currency adjustment – Argentina experienced multiple periods of increasing inflation rates, devaluation of the peso, and increasing borrowing rates. As such, Argentina was deemed a highly inflationary economy by accounting policymakers. For the year ended December 31, 2021, we recorded a foreign currency gain of $0.8 million related to the impact of remeasuring the peso denominated monetary assets and liabilities as a result of Argentina being a highly inflationary economy. For the year ended December 31, 2020, we recorded a foreign currency loss of $0.5 million. Management believes excluding this charge is useful as it allows investors to evaluate our performance for different periods on a more comparable basis. This is consistent with how management reviews and assesses Equifax’s historical performance and is useful when planning, forecasting and analyzing future periods.

Valuation allowance for certain deferred tax assets – During the first quarter of 2020, we recorded a $7.0 million valuation allowance adjustment for deferred tax assets where the benefit is not expected to be realized. Management believes excluding this tax effect from financial results provides meaningful supplemental information regarding our financial results for 2020 because this amount is not comparable among the periods. This is consistent with how management reviews and assesses Equifax’s historical performance and is useful when planning, forecasting and analyzing future periods.

Tax benefit on a legal settlement related to the 2017 cybersecurity incident – During the first quarter of 2020, we recorded a $4.8 million tax benefit on legal settlements related to the 2017 cybersecurity incident, as finalization of the settlement terms in the first quarter caused us to conclude the tax treatment has changed from the time we recorded the initial loss. Management believes excluding this charge is useful as it allows investors to evaluate our performance for different periods on a more comparable basis. This is consistent with how management reviews and assesses Equifax’s historical performance and is useful when planning, forecasting and analyzing future periods.

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ANNEX B: Forward-Looking Statements

This Proxy Statement contains information that may constitute “forward-looking statements.” Generally, the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “project,” “will,” “may” and similar expressions identify forward-looking statements, which generally are not historical in nature. All statements that address future operating performance and events or developments that we expect or anticipate will occur in the future, including statements relating to future operating results, our long-term financial framework, improvements in our information technology and data security infrastructure, including as a part of our cloud data and technology transformation, our strategy, the expected financial and operational benefits, synergies and growth from our acquisitions, our ability to mitigate or manage disruptions posed by COVID-19, the extent of the impact of COVID-19, changes in U.S. and worldwide economic conditions, such as rising interest rates and inflation, that materially impact consumer spending, consumer debt and employment and the demand for Equifax’s products and services, our culture, our ability to innovate, the market acceptance of new products and services and similar statements about our business plans are forward-looking statements. Management believes that these forward-looking statements are reasonable as and when made. However, forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from the Company’s historical experience and our present expectations or projections, including without limitation our expectations regarding the Company’s outlook, long-term organic and inorganic growth, and customer acceptance of our business solutions referenced in “Item 1. Business” and in “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operation — Business Overview” of our Annual Report on Form 10-K for the year ended December 31, 2021. These risks and uncertainties include, but are not limited to, those described in “Item 1A. Risk Factors,” and elsewhere in our Annual Report on Form 10-K for the year ended December 31, 2021, and those described from time to time in our future reports filed with the United States Securities and Exchange Commission. As a result of such risks and uncertainties, we urge you not to place undue reliance on any such forward-looking statements. Forward-looking statements speak only as of the date when made. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

www.equifax.com	EQUIFAX INC | 2022 PROXY STATEMENT	105

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Board of Directors

Mark W. Begor
Chief Executive Officer,
Equifax Inc.

Mark L. Feidler
Independent Chairman,
Equifax Inc. and
Founding Partner,
MSouth Equity Partners

Audrey Boone Tillman
Executive Vice President and
General Counsel,
Aflac Incorporated

Heather H. Wilson
Chief Executive Officer,
CLARA Analytics, Inc.

John A. McKinley
Founder,
Great Falls Ventures

Melissa D. Smith
Chair and Chief Executive Officer,
WEX Inc.

Robert D. Marcus
Former Chairman and
Chief Executive Officer,
Time Warner Cable Inc.

Robert W. Selander
Former President and
Chief Executive Officer,
Mastercard Incorporated and
Mastercard International

Scott A. McGregor
Former President and
Chief Executive Officer,
Broadcom Corporation

G. Thomas Hough
Retired Americas Vice Chair,
Ernst & Young LLP

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EQUIFAX®

1550 Peachtree Street, N.W. Atlanta, Georgia 30309 • 404.885.8000 • equifax.com

Copyright © 2022, Equifax Inc., Atlanta, Georgia. All rights reserved. Equifax is a registered trademark of Equifax Inc. 22-1066629

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EQUIFAX®

1550 PEACHTREE STREET, N.W.
ATLANTA, GEORGIA 30309

SCAN TO VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m., Eastern Time, on May 4, 2022. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/EFX2022**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m., Eastern Time, on May 4, 2022. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

PLEASE DO NOT MAIL YOUR PROXY CARD IF YOU VOTE BY INTERNET OR TELEPHONE.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D71034-P68934-Z82014 KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

EQUIFAX INC.

The Board of Directors recommends that you vote "FOR" each of the following director nominees:

1. Election of 10 Director Nominees:

Nominees:	For	Against	Abstain
1a. Mark W. Begor	☐	☐	☐
1b. Mark L. Feidler	☐	☐	☐
1c. G. Thomas Hough	☐	☐	☐
1d. Robert D. Marcus	☐	☐	☐
1e. Scott A. McGregor	☐	☐	☐
1f. John A. McKinley	☐	☐	☐
1g. Robert W. Selander	☐	☐	☐
1h. Melissa D. Smith	☐	☐	☐
1i. Audrey Boone Tillman	☐	☐	☐
1j. Heather H. Wilson	☐	☐	☐

	For	Against	Abstain
The Board of Directors recommends that you vote "FOR" Item 2.			
2. Advisory vote to approve named executive officer compensation.	☐	☐	☐
The Board of Directors recommends that you vote "FOR" Item 3.			
3. Ratification of the appointment of Ernst & Young LLP as independent registered public accounting firm for 2022.	☐	☐	☐

The proxies are authorized to vote in their discretion upon other matters that may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners must each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

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If you participate in the Equifax Plans, your proxy card includes shares that the relevant plan has credited to this account.

To allow sufficient time for the Equifax Plans' trustees to vote, the trustees must receive your voting instructions no later than 11:59 p.m., Eastern Time, on May 3, 2022. The Equifax Inc. 401(k) Plan trustee will vote those plan shares that are not voted by this deadline in the same proportion as the shares held by the trustees for which voting instructions have been received. The Equifax Canada Retirement Savings Program for Salaried Employees trustee will only vote those plan shares for which voting instructions are received prior to this deadline. Participants in the Equifax Plans may not vote the shares owned through such plans after this deadline, including at the Annual Meeting.

TO CHANGE YOUR VOTE

If you vote again by any means prior to the meeting, it will cancel your prior vote. For example, if you voted by telephone, a later Internet vote will change your vote. The last vote received before 11:59 p.m., Eastern Time, on May 4, 2022 will be the one counted. You may also revoke your proxy by voting at the Annual Meeting.

D71035-P68934-Z82014

EQUIFAX

EQUIFAX INC.
Annual Meeting of Shareholders
May 5, 2022, at 9:30 a.m., Central Time
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF EQUIFAX INC.

This proxy, when properly executed, will be voted in the manner directed by the shareholder whose name appears on the reverse (the "Shareholder"). If no direction is given, this Proxy will be voted "For" the election of the 10 director nominees, each for a one-year term, in Item 1; "For" an advisory vote to approve named executive officer compensation in Item 2; "For" the ratification of the appointment of Ernst & Young LLP as independent registered public accounting firm for 2022 in Item 3; and with discretionary authority on all other matters that may properly come before the Annual Meeting.

By this document, the Shareholder appoints Mark W. Begor and Mark L. Feidler, and each of them, with power of substitution in each, proxies to appear and vote all common stock of the Shareholder in Equifax Inc. at the Annual Meeting of Shareholders to be held at Equifax Workforce Solutions, 11432 Lackland Road, St. Louis, Missouri 63146, and virtually via our live webcast at www.virtualshareholdermeeting.com/EFX2022 on Thursday, May 5, 2022, at 9:30 a.m., Central Time, and at any adjournment thereof.

Continued and to be signed on reverse side